Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

THE LION ELECTRIC COMPANY,

LION ELECTRIC MERGER SUB INC.

and

NORTHERN GENESIS ACQUISITION CORP.

Dated as of November 30, 2020

i

4.22	Brokers	41
4.23	Exclusivity of Representations and Warranties	41
4.24	Solvency	42

Article V Representations and Warranties of NGA		42
5.01	Corporate Organization	43
5.02	Organizational Documents	42
5.03	Capitalization	43
5.04	Authority Relative to This Agreement	43
5.05	No Conflict; Required Filings and Consents	44
5.06	Compliance	44
5.07	SEC Filings; Financial Statements; Sarbanes-Oxley	45
5.08	Business Activities; Absence of Certain Changes or Events	46
5.09	Absence of Litigation	47
5.10	Board Approval; Vote Required	47
5.11	Brokers	47
5.12	NGA Trust Fund	48
5.13	Employees	48
5.14	Taxes	49
5.15	Registration and Listing	50
5.16	Interested Party Transactions	50
5.17	Investment Company Act	50
5.18	Competition Act (Canada)	50
5.19	NGA’s Investigation and Reliance	51

Article VI Conduct of Business Pending the Merger		51
6.01	Conduct of Business by the Company and Merger Sub Pending the Merger	51
6.02	Conduct of Business by NGA Pending the Merger	54
6.03	Claims Against Trust Account	56

Article VII Additional Agreements		56
7.01	No Solicitation	56
7.02	Registration Statement; Proxy Statement	57
7.03	Merger Sub Consent	58
7.04	NGA Stockholders’ Meeting	58
7.05	Access to Information; Confidentiality	59
7.06	Directors’ and Officers’ Indemnification	60
7.07	Pre-Closing Reorganization	61
7.08	Notification of Certain Matters	62
7.09	Further Action; Reasonable Best Efforts	62
7.10	Public Announcements	63
7.11	Stock Exchange Listing	63
7.12	Antitrust	64
7.13	Trust Account	65

ii

7.14	Tax Matters	65
7.15	NGA Public Filings	65
7.16	NGA Working Capital Warrant Proceeds	65

Article VIII Conditions to the Merger		66
8.01	Conditions to the Obligations of Each Party	66
8.02	Conditions to the Obligations of NGA	67
8.03	Conditions to the Obligations of the Company	68

Article IX Termination, Amendment and Waiver		69
9.01	Termination	69
9.02	Effect of Termination	70
9.03	Expenses	70
9.04	Amendment	70
9.05	Waiver	70

Article X General Provisions		71
10.01	Notices	71
10.02	Non-survival of Representations, Warranties and Covenants	72
10.03	Severability	72
10.04	Entire Agreement; Assignment	72
10.05	Parties in Interest	73
10.06	Governing Law	73
10.07	Waiver of Jury Trial	73
10.08	Headings	73
10.09	Counterparts	74
10.10	Specific Performance	74
10.11	No Recourse	74

EXHIBIT A	Form of Nomination Rights Agreement

EXHIBIT B	Form of Registration Rights Agreement

EXHIBIT C	Form of Second Amended and Restated Certificate of Incorporation of NGA

EXHIBIT D	Form of Amended and Restated Bylaws of NGA

EXHIBIT E	Form of Certificate of Incorporation of the Company

EXHIBIT F	Form of Bylaws of the Company

EXHIBIT G	Directors of the Company Following the Merger

SCHEDULE A	Company Knowledge Parties

iii

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Business Combination Agreement and Plan of Reorganization, dated as of November 30, 2020 (this “Agreement”), is entered into by and among The Lion Electric Company, a corporation existing under the Québec Business Corporations Act (the “QBCA”) (the “Company”), Lion Electric Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Northern Genesis Acquisition Corp., a Delaware corporation (“NGA”).

WHEREAS, Merger Sub is a wholly owned direct subsidiary of the Company;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), NGA and Merger Sub will enter into a business combination transaction pursuant to which Merger Sub will merge with and into NGA (the “Merger”), with NGA surviving the Merger as a wholly owned direct subsidiary of the Company;

WHEREAS, NGA and the Company intend, for U.S. federal and applicable state income Tax purposes, that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and by executing this Agreement, hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, (a) the Board of Directors of the Company (the “Company Board”) has unanimously determined that the Merger is fair to, and in the best interests of, the Company, and approved this Agreement and the Transactions; and (b) the shareholders of the Company approved this Agreement and the Transactions;

WHEREAS, the Board of Directors of NGA (the “NGA Board”) has (a) determined that this Agreement and the Transactions are fair to and in the best interests of NGA and its stockholders, (b) approved this Agreement and the Transactions and declared their advisability, and (c) recommended that the stockholders of NGA approve and adopt this Agreement and the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the stockholders of NGA at the NGA Stockholders’ Meeting;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved this Agreement and the Transactions and declared their advisability, (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, the Company and NGA, concurrently with the execution and delivery of this Agreement, are entering into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase Company Common Shares at a purchase price, following the completion of the Company Split Adjustment (as defined below), of $10.00 in private placements (the “Private Placements”) to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, NGA, Sponsor and certain other NGA stockholders have entered into a stockholder support agreement (the “Stockholder Support Agreement”) pursuant to which such stockholders have agreed, among other things (a) not to sell or otherwise dispose of title to any NGA Founder Shares or Insider Warrants prior to the earlier of the Effective Time or the termination of this Agreement, (b) to vote all NGA Founder Shares in favor of each NGA Proposal at the NGA Stockholders Meeting; and (c) to not, subject the terms thereof, transfer Company Common Shares for the period of time set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, and certain shareholders of the Company have entered into lock-up agreements (the “Lock-up Agreements”), pursuant to which such shareholders have agreed, subject to the terms thereof, not to transfer Company Common Shares for the period of time set forth therein;

WHEREAS, in connection with the Closing, the Company and certain shareholders of the Company shall enter into each of a Nomination Agreement substantially in the form attached hereto as Exhibit A (the “Nomination Agreement”) and a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”);

WHEREAS, the Pre-Closing Reorganization (as defined below) shall be implemented immediately prior to or concurrently with the Closing, which Pre-Closing Reorganization shall include a split of the Company Common Shares whereby each Company Common Share immediately prior to such share split will be converted into 4.1289 Company Common Shares (subject to adjustments as contemplated herein) immediately following such share split (the “Company Split Adjustment”) and the amendment and restatement, effective as of the Effective Time, of the Company Certificate of Incorporation and the bylaws of the Company, and the Company intends, for U.S. federal and applicable state income Tax purposes, that the Company Split Adjustment will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and by executing this Agreement, hereby adopts a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intends to file the statement required by Treasury Regulations Section 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

Article I

Definitions

1.01 Certain Definitions. For purposes of this Agreement:

“Action” means a litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Stockholder Support Agreement, the Lock-up Agreements, the Nomination Agreement, the Registration Rights Agreement and all other agreements, certificates and instruments executed and delivered by NGA, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) Corruption of Foreign Public Officials Act (Canada), (iii) the UK Bribery Act 2010, (iv) anti-bribery legislation promulgated by the European Union and implemented by its member states, (v) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (vi) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“ASPE” Accounting Standards for Private Enterprises which are in effect from time to time in Canada, as published in Part II of the CPA Canada Handbook – Accounting by the Chartered Professional Accountants of Canada or any successor thereto.

“Business Combination” has the meaning ascribed to such term in the NGA Certificate of Incorporation.

“Business Data” means all business information and data, excluding Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. and the Autorité des marches financiers in Québec (Canada) are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not authorized or obligated to be closed in New York, NY or in Montreal, Québec; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter-in-place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software (including Products and regardless of whether installed on premises or provided via the cloud or “as a service”), computer hardware (whether general or special purpose), electronic data processors, databases, telecommunication systems, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries as currently conducted.

“Canada’s Anti-Spam Legislation” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (S.C. 2010, c. 23).

“Canadian Securities Laws” means all applicable securities laws in each of the provinces and territories of Canada and the respective rules and regulations made thereunder together with the applicable published national and local instruments, policy statements, notices, blanket orders and rulings thereunder of the Canadian Securities Regulators.

“Canadian Securities Regulators” means the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“Code” means the Internal Revenue Code of 1986.

“Company Certificate of Amendment” means the certificate of amendment and the articles of amendment of the Company dated November 24, 2020.

“Company Common Shares” means the common shares of the share capital of the Company.

“Company Convertible Debenture” means the convertible debenture issued by the Company to Investissement Québec on September 1, 2020.

“Company Convertible Loan” means the loan made by Investissement Québec to the Company on March 3, 2020 pursuant to the Projet supporter le fonds de roulement de l'entreprise.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, would have a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (ii) the ability of the Company or Merger Sub to consummate the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law, IFRS or ASPE; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate, or the economy as a whole; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any increase in the cost of supplies (including batteries) or raw materials, (e) any changes in political conditions, outbreak of hostilities, acts of war, civil unrest, sabotage, cyberterrorism, terrorism or military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (f) any actions taken or not taken by the Company or the Company Subsidiaries, or such other changes or events, in each case, (i) which NGA has requested in writing or to which it has consented in writing or (ii) which are required by this Agreement; (g) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (h) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (h) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect); or (i) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, except in the cases of clauses (a) through (c), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Options” means all outstanding stock options to purchase Company Common Shares, whether or not exercisable and whether or not vested, under the Company Share Plan or otherwise. For the avoidance of doubt, “Company Options” shall not include the “Company Warrant”, the “Company Convertible Loan” and the “Company Convertible Debenture”.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Share Plan” means the amended and restated stock option plan of the Company dated December 11, 2019.

“Company Subsidiary” means each subsidiary of the Company, including Merger Sub and, after the Effective Time, the Surviving Corporation; provided, however, that for the purposes of any representations or warranties or, prior to the Effective Time, covenants or agreements contained in this Agreement, the Surviving Corporation shall not be considered a Company Subsidiary.

“Company Warrant” means the outstanding warrant of the Company issued on July 1, 2020 which, assuming full vesting and subject to the terms and conditions contained therein, could be exercised to purchase up to an aggregate of 8,561,603 Company Common Shares (subject to customary adjustments).

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers, customers, or prospective Suppliers or customers of the Company or any Company Subsidiaries, in each of the foregoing cases that either (x) the Company or the Company Subsidiaries are bound to keep confidential or (y) with respect to clause (i), the Company or the applicable Company Subsidiary purport to maintain as a trade secret under applicable Laws.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company, the Company Subsidiaries or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA (whether subject to ERISA or not), any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other deferred or equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten, but excluding government sponsored pension, health, medical, prescription drugs, employment insurance and workers’ compensation plans.

“Environmental Laws” means any and all United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) emission of greenhouse gases, pollution or protection of the environment, natural resources or human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection as well as the Canadian export control Laws (including the Export and Import Permits Act (R.S.C., 1986, c. E-19)) and the customs and import Laws administered by the Canada Border Services Agency.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means United States generally accepted accounting principles.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance (liquid, gaseous or solid matter), material or waste defined in or regulated by any Governmental Authority pursuant to any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means generally accepted accounting principles as set out in the CPA Canada Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all registrations and applications for registration of the foregoing, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration of the foregoing, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) industrial designs, designs, design registrations, design registration applications and integrated circuit topographies; (vii) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description and (viii) all legal rights arising from items (i) through (vii), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A, and in the case of NGA, the actual knowledge of Paul Dalglish, Michael Hoffman, Ken Manget, Ian Robertson, Robert Schaefer or Brad Sparkes, in each case, in their respective capacity as officers of the Company or NGA, as applicable, and after reasonable inquiry of such Persons within the Company or NGA, as applicable, as they consider necessary as to the matters that are subject to the representations and warranties.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, treaty, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real or immovable property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, servitudes, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, hypothec, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub.

“NGA Cash” means, as of the date or time of determination: (i) all amounts in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in accordance with the NGA Organizational Documents, if any); plus (ii) all other cash and cash equivalents of NGA.

“NGA Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of NGA, dated August 17, 2020.

“NGA Common Stock” means NGA’s common stock, par value $0.0001 per share (including the NGA Founders Stock).

“NGA Costs” means (i) all fees, costs and expenses incurred by NGA, or by Sponsor on behalf of NGA, prior to the date hereof, a good faith estimate of which has been provided by NGA to the Company prior to the date hereof, plus (ii) all out-of-pocket fees, costs and expenses incurred by NGA, or by Sponsor on behalf of NGA, prior to and on the Closing Date, (A) in the ordinary course of business, (B) as expressly permitted hereby, or (C) as determined by management of NGA, in good faith and in accordance with their reasonable business judgment, to be necessary or appropriate for the proper administration and protection of NGA, the performance and satisfaction of NGA’s obligations under this Agreement, the other Transaction Documents, or the Subscription Agreements, the satisfaction of the conditions to Closing, and the consummation of the Private Placements and the Transactions, including in connection with any filing with or approval of any Governmental Authority or the NYSE, any proceedings relating to the Transactions by or before any Governmental Authority, procurement of any prepaid “tail” policy with respect to D&O Insurance in accordance with this Agreement, preparation of the Merger Materials and Canadian Prospectus, the NGA Stockholders’ Meeting, and the solicitation of proxies therefor.

“NGA Insider Warrants” means (a) NGA Warrants issued to the Sponsor pursuant to a private placement in connection with NGA’s initial public offering, and (b) the NGA Working Capital Warrants as may be (and will be, subject only to approval by the stockholders of NGA of the NGA Proposal set forth in clause (ii) of the definition thereof) issued to Sponsor in accordance with the terms of the NGA Working Capital Warrant Purchase Agreement.

“NGA Founders Stock” means NGA Common Stock issued to the Sponsor prior to NGA’s initial public offering.

“NGA Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, would have a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or operations of NGA or (ii) the ability of NGA to consummate the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a NGA Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which NGA operates, or the economy as a whole; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any changes in political conditions, outbreak of hostilities, acts of war, civil unrest, sabotage, cyberterrorism, terrorism or military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (e) any actions taken or not taken by NGA, or such other changes or events, in each case, which (1) the Company has requested in writing or to which it has consented in writing or (2) are required by this Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that this clause (f) shall not apply to references to “NGA Material Adverse Effect” in the representations and warranties in Section 5.05(a) and, to the extent related thereto, the condition in Section 8.03(a)); or (g) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, except in the cases of clauses (a) through (c), to the extent that NGA is materially disproportionately affected thereby as compared with other participants in the industry in which NGA operates (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a NGA Material Adverse Effect).

“NGA Minimum Cash” means an amount equal to $200,000,000.

“NGA Organizational Documents” means the NGA Certificate of Incorporation, the bylaws of NGA, and the Trust Agreement.

“NGA Stock” means the NGA Common Stock and the NGA Warrants.

“NGA Units” means a unit of NGA, which is composed of one share of NGA Common Stock and one-half of one NGA Warrant.

“NGA Warrant Agreement” means that certain Warrant Agreement dated August 7, 2020, by and between NGA and Continental Stock Transfer & Trust Company.

“NGA Warrants” means whole warrants to purchase shares of NGA Common Stock as contemplated under the NGA Warrant Agreement, with each whole warrant exercisable for one share of NGA Common Stock at an exercise price of $11.50.

“NGA Working Capital Warrant Purchase Agreement” means that certain Warrant Purchase Agreement, entered into by NGA and Sponsor on or prior to the date hereof, providing for the issuance of the NGA Working Capital Warrants by NGA to Sponsor immediately prior to the Effective Time, subject to, and in consideration of $3,000,000 to be paid by Sponsor to NGA pursuant thereto promptly following, approval by the stockholders of NGA of the NGA Proposal set forth in clause (ii) of the definition thereof.

“NGA Working Capital Warrants” means 3,000,000 NGA Warrants that, subject to approval by the stockholders of NGA of the NGA Proposal set forth in clause (ii) of the definition thereof, will be issued by NGA to Sponsor immediately prior to the Effective Time pursuant to the terms of the NGA Working Capital Warrant Purchase Agreement.

“Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the Open Source Initiative or the Free Software Foundation, or (iii) any Reciprocal License, in each case whether or not source code is available or included in such license.

“Permitted Liens” means (i) such imperfections of title, easements, servitudes, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real or immovable property (including easements, servitudes, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real or immovable property, (vii) Liens on leases, subleases, easements, servitudes, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, and (viii) Liens listed and described in Section 1.01 of the Company Disclosure Schedule.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, unlimited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) any information about an identified or identifiable individual (including name, address telephone number, email address, financial account number, government-issued identifier); (ii) any information that, when combined with other available information, can be used to identify an individual; and (iii) as otherwise defined, or defined with respect to any similar term in applicable Privacy/Data Security Laws.

“Pre-Closing Reorganization” means the steps and transactions set out in Section 1.01 of the Company Disclosure Schedule.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, including, to the extent applicable, the following Laws: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, California Senate Bill No. 327 (Security of Connected Devices), the Personal Information Protection and Electronic Documents Act (Canada), An Act respecting the protection of personal information in the private sector (Québec), any other provincial Laws governing the handling of Personal Information by the private sector, state data security Laws, state data breach notification Laws, the General Data Protection Regulation (EU) 2016/679, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, in respect of which the Company or any Company Subsidiary (i) is currently deriving revenue from the sale or provision thereof or (ii) has undertaken manufacturing or production activities for the future sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Article Sixth of the NGA Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration), including domain names.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions List, or (ii) majority-owned or controlled by any person on any Sanctions List.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of Treasury), and (ii) Canada (including Global Affairs Canada), or (iii) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Sanctions List” means any list of designated individuals or entities that are the target of Sanctions, including (a) the “Specially Designated Nationals and Blocked Persons List”, the “Sectoral Sanctions Identifications List”, and the “Foreign Sanctions Evaders List” maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and (b) any Sanctions-related list maintained by Global Affairs Canada including the “Consolidated Canadian Autonomous Sanctions List”, as well as any Sanctions or requirements imposed under similar Laws or regulations enacted by Canada or administered, enacted or enforced by the respective governmental institutions or agencies of any of the foregoing.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format).

“Sponsor” means Northern Genesis Sponsor LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, governmental pension plans and contributions, withholding, occupancy, license, severance, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, goods and services, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Tax authority.

“Trading Day” means any day on which Company Common Shares are actually traded on the principal securities exchange or securities market on which Company Common Shares are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement (including the Pre-Closing Reorganization, the Company Split Adjustment, and the Merger) and the Transaction Documents.

“Transfer Taxes” means any and all state and local transfer, sales, use, stamp, registration or other similar Taxes.

“Treasury Regulations” means the Treasury regulations promulgated by the United States Department of the Treasury under the Code.

“Unanimous Shareholders Agreement” means that certain Unanimous Shareholders Agreement, dated October 31, 2017, by and among the Company and the parties named therein.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to NGA in connection with its due diligence investigation of the Company relating to the Transactions.

1.02 Further Definitions. The following terms have the meaning set forth in the Section s set forth below:

Defined Term	Location of Definition

Agreement	Preamble
Alternative Transaction	§ 7.01(a)
Antitrust Laws	§ 7.12(a)
Assumed Warrant	§ 3.01(b)(vii)
Annual Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 4.05(b)

Defined Term	Location of Definition

Certificate of Merger	§ 2.02(a)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company Interested Party Transaction	§ 4.20(a)
Company Permits	§ 4.06
Company Split Adjustment	Recitals
Company Warrant	§ 4.03(b)
Confidentiality Agreement	§ 7.05(b)
Contracting Parties	§ 10.11
COVID-19 Action	§ 4.08(b)
D&O Insurance	§ 7.06(b)
Data Security Requirements	§ 4.13(j)
DGCL	Recitals
Effect	§ 1.01
Effective Time	§ 2.02(a)
Environmental Permits	§ 4.15
ERISA Affiliate	§ 4.10(c)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchange Ratio	§ 3.01(b)(i)
Excluded Shares	§ 3.01(b)(v)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(k)
Interim Financial Statements	§ 4.07(b)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Material Contracts	§ 4.16(a)
Maximum Annual Premium	§ 7.06(b)
Merger	Recitals
Merger Materials	§ 7.02(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 4.03(g)
NGA	Preamble
NGA Alternative Transaction	§ 7.01(b)
NGA Board	Recitals
NGA Change in Recommendation	§ 7.04(a)
NGA Closing Statement	§ 0
NGA D&O Insurance	§ 7.06(b)
NGA Disclosure Schedule	Article V
NGA Indemnification Agreements	§ 7.06(e)

Defined Term	Location of Definition

NGA Interested Party Transaction	§ 5.16
NGA Preferred Stock	§ 5.03(a)
NGA Proposals	§ 7.04(a)
NGA SEC Reports	§ 5.07(a)
NGA Stockholders’ Meeting	§ 7.04(a)
Nomination Agreement	Recitals
Nonparty Affiliates	§ 10.11
Outside Date	§ 9.01(b)
Per Share Merger Consideration	§ 3.01(b)(i)
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Private Placements	Recitals
Proxy Statement	§ 7.02(a)
QBCA	Recitals
Redemption Payment	§ 3.01(b)(vi)
Redemption Shares	§ 3.01(b)(vi)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.02(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
Sponsor	Recitals
Subscription Agreements	Recitals
Surviving Corporation	§ 2.01
Terminating Company Breach	§ 9.01(e)
Terminating NGA Breach	§ 9.01(f)
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trust Fund	§ 5.12
Trustee	§ 5.12

1.03 Construction.

(a)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” (vii) the word “including” means “including without limitation,” (viii) the word “or” shall be disjunctive but not exclusive, (ix) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (x) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law, (xi) references to a “party” or the “parties” shall mean the parties to this Agreement, and (xii) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to November 30, 2020.

(b)  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)  All accounting terms used herein and not expressly defined herein shall have the meanings given to them (i) under GAAP in the case of references relating to NGA, or (ii) ASPE in the case of references relating to the Company and the Company Subsidiaries. All references to dollars or to $ are references to U.S. dollars.

Article II

Agreement and Plan of Merger

2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into NGA. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and NGA shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.02 Effective Time; Closing.

(a)  As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties and specified in such Certificate of Merger) being the “Effective Time”).

(b)  Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing of the Merger (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of NGA and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of NGA and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.04 Certificate of Incorporation; Bylaws.

(a)  At the Effective Time, NGA shall amend and restate, effective as of the Effective Time, the NGA Certificate of Incorporation and the bylaws of NGA to be as set forth on Exhibit C and Exhibit D, respectively, and as so amended shall be the certificate of incorporation and bylaws of the Surviving Corporation.

(b)  As part of the Pre-Closing Reorganization, the Company shall amend and restate, effective as of the Effective Time, the Company Certificate of Incorporation and the bylaws of the Company to be as set forth on Exhibit E and Exhibit F, respectively.

2.05 Directors and Officers.

(a)  The parties will take all requisite action such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit G, or as otherwise agreed in writing by the parties prior to the Closing, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b)  The parties shall cause the Company Board as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit G, or as otherwise agreed in writing by the parties prior to Closing, each to hold office in accordance with the QBCA and the Company Certificate of Incorporation and the bylaws of the Company and until their respective successors are duly elected or appointed and qualified.

Article III

Effects of the Merger

3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of NGA, the Company, Merger Sub, or any holder of any securities of NGA, the Company or Merger Sub, the following transactions shall occur:

(a)  Conversion of Merger Sub Common Stock. The Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)  Capital Stock and Warrants of NGA.

(i)    As used in this Agreement, “Exchange Ratio” means one (1); provided, however, that (A) the Company Split Adjustment shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, in each case with respect to NGA Common Stock occurring on or after the date hereof and prior to the Company Split Adjustment; (B) the Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, in each case with respect to NGA Common Stock occurring on or after the Company Split Adjustment and prior to the Effective Time; (C) the Company Split Adjustment shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, in each case with respect to Company Common Shares occurring on or after the date hereof and prior to the Company Split Adjustment; and (D) the Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, in each case with respect to Company Common Shares following the Company Split Adjustment and prior to the Effective Time. Notwithstanding the foregoing, this Section 3.01(b)(i) shall not be construed to permit the Company or NGA to take any actions with respect to its securities that is prohibited by this Agreement.

(ii)     Subject to the other provisions of this Article III, each share of NGA Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Redemption Shares) shall be converted into the right to receive from the Company the number of fully-paid and nonassessable Company Common Shares (after giving effect to the Company Split Adjustment) equal to the Exchange Ratio (the “Per Share Merger Consideration”).

(iii)   All such shares of NGA Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a share of NGA Common Stock that was outstanding immediately prior to the Effective Time (other than Excluded Shares and Redemption Shares) shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration.

(iv)    In consideration for, and in order to cause and compensate the Company for, the issuance and delivery by the Company of the aggregate Per Share Merger Consideration, the Surviving Corporation shall issue to the Company one share of common stock, par value $0.0001 per share, of the Surviving Corporation for each share of NGA Common Stock converted under Section 3.01(b)(iii).

(v)  All shares of NGA Common Stock held by NGA as treasury shares immediately prior to the Effective Time and not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor.

(vi)    Each share of NGA Common Stock issued and outstanding immediately prior to the Effective Time with respect to which a NGA stockholder has validly exercised its Redemption Rights, and that shall be redeemed at the Effective Time (the “Redemption Shares”), shall not be entitled to receive the Per Share Merger Consideration and shall be converted into the right to receive from NGA, in cash, an amount per share calculated in accordance with such stockholder’s Redemption Rights (such amount, the “Redemption Payment”). At or as promptly as practical after the Effective Time, NGA shall make such cash payments in respect of each such Redemption Share. As of the Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Redemption Share (or related certificate or book-entry share) shall cease to have any rights with respect thereto, except the right to receive the cash payments from NGA referred to in the immediately preceding sentence.

(vii) At the Effective Time and in accordance with Section 4.5 of the NGA Warrant Agreement, the Company shall assume the NGA Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of this Section 3.01(b)(vii), and each NGA Warrant then outstanding and unexercised (including any NGA Working Capital Warrant issued pursuant to the NGA Working Capital Warrant Purchase Agreement) shall automatically without any action on the part of its holder, be converted into a warrant to acquire a number of Company Common Shares at an adjusted exercise price per share, in each case, as determined under this Section 3.01(b)(vii) (each resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding NGA Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (A) each Assumed Warrant shall be exercisable solely for Company Common Shares; (B) the number of Company Common Shares subject to each Assumed Warrant shall be equal to (x) the number of shares of NGA Common Stock subject to the applicable NGA Warrant multiplied by (y) the Exchange Ratio; and (C) the per share exercise price for the Company Common Shares issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of NGA Common Stock subject to the applicable NGA Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent; and (D) no fraction of a Company Common Share will be issued upon any exercise of any Assumed Warrants and, if the aggregate number of Company Common Shares that a holder of any Assumed Warrants would be entitled to receive upon any exercise of any Assumed Warrants would otherwise include a fraction of a Company Common Share, the Company shall, upon such exercise, round up to the nearest whole number the aggregate number of Company Common Shares to be issued to such holder as a result of the exercise of all such Assumed Warrants so exercised. The Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of Company Common Shares for delivery upon the exercise of such Assumed Warrants.

(viii)  In the event that the NGA Common Stock and NGA Warrants comprising a single NGA Unit have not been detached so as to permit separate transferability or trading thereof prior to the Effective Time, then effective immediately prior to the conversions contemplated by this Section 3.01(b), any and all NGA Units shall be automatically detached and broken out into their constituent parts, such that a holder of one NGA Unit shall thereupon hold one share of NGA Common Stock and one-half of one NGA Warrant, and such underlying constituent securities shall be converted in accordance with Sections 3.01(b)(i) and (vii), respectively; provided, however, that if upon such detachment, a holder of NGA Warrants would be deemed to hold a fractional NGA Warrant, then prior to such conversion the number of NGA Warrants deemed to be held by such holder shall be rounded down to the nearest whole number.

3.02 Exchange.

(a)  Exchange Agent. Prior to the Closing Date, the Company shall deposit, or shall cause to be deposited, with a bank or trust company designated by the Company and reasonably satisfactory to NGA (the “Exchange Agent”), for the benefit of the holders of NGA Common Stock, for exchange in accordance with this Article III, the number of Company Common Shares sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such Company Common Shares being hereinafter referred to as the “Exchange Fund”). The Company shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b)  No Further Rights in NGA Common Stock. The Per Share Merger Consideration payable upon conversion of NGA Common Stock shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such NGA Common Stock.

(c)  Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of NGA Common Stock for one year after the Effective Time shall be delivered to the Company, upon demand, and any holders of NGA Common Stock who have not complied with this Section 3.02 shall thereafter look only to the Company for the applicable Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of NGA Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of the Company free and clear of any claims or interest of any person previously entitled thereto.

(d)  No Liability. None of the Exchange Agent, the Company or the Surviving Corporation shall be liable to any holder of NGA Stock for any Company Common Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(e)  Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, NGA and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement to any holder of NGA Common Stock or NGA Warrants, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, provincial, local or non-U.S. Tax Law; provided, however, that prior to such deduction or withholding, it shall use reasonable best efforts to give the applicable holder written notice to permit such holder to determine and demonstrate that such deduction or withholding is not required. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the holder of the NGA Common Stock or NGA Warrants in respect of which such deduction and withholding was made.

(f)  Fractional Shares. No certificates or scrip or shares representing fractional Company Common Shares shall be issued upon the exchange of NGA Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of the Company or a holder of Company Common Shares. In lieu of any fractional Company Common Share to which any holder of NGA Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole Company Common Share, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

3.03 Closing Statement; Payment of NGA Costs.

(a)  No later than two (2) Business Days prior to the Closing and in any event not earlier than the time that holders of NGA Common Stock may no longer elect redemption in accordance with the Redemption Rights, NGA shall prepare and deliver to the Company a statement (the “NGA Closing Statement”) setting forth NGA’s good faith estimate of: (i) the amount of NGA Cash; (ii) the aggregate amount of cash proceeds that will be required to satisfy any owed Redemption Payments; (iii) the amount of estimated NGA Costs remaining unpaid as of the Closing and all relevant supporting documentation used by NGA in calculating such amounts reasonably requested by the Company; and (iv) the number of shares of NGA Common Stock to be outstanding as of the Closing less any Redemption Shares. The NGA Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the NGA Closing Statement until the Closing, NGA shall (x) use reasonable best efforts to cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within NGA’s or its Representatives’ possession or control in connection with the Company’s review of the NGA Closing Statement and (y) consider in good faith any comments to the NGA Closing Statement provided by the Company, which comments the Company shall deliver to NGA no later than one (1) Business Day prior to the Closing Date, and NGA shall revise such NGA Closing Statement to incorporate any changes NGA determines are reasonably necessary or appropriate given such comments.

(b)  Conditional upon the Closing, and to the extent so provided in the NGA Closing Statement (as such NGA Closing Statement may be revised in accordance with Section 3.03(a)), the Company shall pay or cause to be paid all outstanding NGA Costs, by wire transfer of immediately available funds to the accounts specified therefor by the applicable third parties to which such NGA Costs are owing.

(c)  For the avoidance of doubt, and without limiting the foregoing or any other provision of this Agreement, following the Closing, the Surviving Corporation shall be responsible for any and all obligations and liabilities of NGA, including NGA Costs, remaining unpaid or unsatisfied upon and following the Closing.

3.04 Stock Transfer Books. At the Effective Time, the stock transfer books of NGA shall be closed and there shall be no further registration of transfers of NGA Stock thereafter on the records of NGA.

3.05 No Appraisal and Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Transactions.

Article IV

Representations and Warranties of the Company

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any disclosure contained therein shall apply against any representations and warranties to which it is reasonably apparent it should relate), the Company hereby represents and warrants to NGA as follows:

4.01 Organization and Qualification; Subsidiaries.

(a)  The Company and each Company Subsidiary, is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)  A true and complete list of all the Company Subsidiaries as of the date hereof, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding share capital or capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

4.02 Certificate of Incorporation, Bylaws and Records. The Company has, prior to the date of this Agreement, made available to NGA a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents of the Company and each Company Subsidiary as of the date hereof. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or its bylaws. No Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. The corporate records and minute books of the Company and each Company Subsidiary are complete and accurate in all material respects.

4.03 Capitalization.

(a)  As of the date hereof, the authorized share capital of the Company consists of an unlimited number of Company Common Shares. As of the date of this Agreement, 31,133,273 Company Common Shares are issued and outstanding, 3,113,327 Company Common Shares are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Share Plan (with 600,504 Company Common Shares remaining available for issuances of Company Options pursuant to the Company Share Plan), and 8,561,603 Company Common Shares are reserved for future issuance pursuant to the exercise of the Company Warrant.

(b)  Other than (i) the Company Options, (ii) the Company Warrant, (iii) the Company Convertible Debenture, (iv) the Company Convertible Loan, (v) the Subscription Agreements, (vi) as disclosed in Section 4.03(b) of the Company Disclosure Schedule, and (vii) as contemplated in this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital or capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares, or other equity or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, deferred share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth in the Unanimous Shareholders Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Common Shares or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting of the Company Common Shares or any of the equity interests or other securities of the Company.

(c)  Section 4.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option and the Company Warrant outstanding as of the date of this Agreement, as applicable: (i) a list of optionees on a “no-name” basis; (ii) the plan pursuant to which such Company Option was granted; (iii) the number of Company Common Shares subject to such Company Option or Company Warrant; (iv) the exercise or purchase price of such Company Option or Company Warrant; (v) the date on which such Company Option or Company Warrant was granted; and (vi) the date on which such Company Option or Company Warrant expires. All Company Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)  Except as disclosed in Section 4.03(d) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Common Shares, Company Options or Company Warrants, or any shares or capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)  Each outstanding Company Common Share was duly authorized, validly issued, and fully paid and is non-assessable. All outstanding Company Common Shares, all outstanding Company Options, the Company Warrant and all outstanding shares in the share capital or capital stock of each Company Subsidiary have been issued and granted in compliance in all material respects with (1) all applicable securities laws and other applicable Laws and (2) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party (or the terms of any waiver therefrom obtained by the Company) and the organizational documents of the Company and the Company Subsidiaries.

(f)   Each outstanding share in the share capital or capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under the Unanimous Shareholders Agreement, applicable securities laws, their respective organizational documents and as set forth in Section 4.03 of the Company Disclosure Letter.

(g)  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date of this Agreement, 10,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the Company free and clear of all Liens (other than Permitted Liens), other than transfer restrictions under the Unanimous Shareholders Agreement, applicable securities laws and the Merger Sub Organizational Documents.

(h)  All Company Common Shares issuable by the Company pursuant to the Merger in accordance with this Agreement shall be, when issued, duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in Section 4.03(h) of the Company Disclosure Schedule, neither the execution of any Transaction Document or Subscription Agreement, nor the performance by the Company and Merger Sub of their respective obligations thereunder, nor the consummation of any of the Transactions or Private Placements, nor the exercise of any Assumed Warrants shall (i) accelerate or otherwise alter the vesting, conversion or exchange of, other terms and conditions of or rights or obligations with respect to, any Company Options, the Company Warrant, the Company Convertible Debenture, or the Company Convertible Loan, or (ii) give rise to any preemptive or other rights of any Person to receive or acquire any Company Common Shares or other securities that are convertible into or exchangeable or exercisable for any Company Common Shares or other securities of the Company or of any Company Subsidiary in respect of which the Company has not obtained a waiver.

4.04 Authority Relative to the Transactions.

(a)  The Company has all necessary corporate power and authority to execute and deliver this Agreement, the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is party and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the other Transaction Documents to which it is a party or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by NGA, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, winding-up, arrangement, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

(b)  Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and, subject to the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, to consummate the Transactions. The execution and delivery by Merger Sub of this Agreement and the other Transaction Documents to which it is party and the consummation by the Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or the other Transaction Documents to which it is a party or to consummate the Transactions (other than the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by NGA, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as limited by the Remedies Exceptions.

(c)  The Merger Sub Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

4.05 No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by the Company and Merger Sub does not, and subject to receipt of the filing and recordation of appropriate documents as required by the DGCL and the QBCA and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, have been made, obtained or given, the performance of this Agreement by the Company and Merger Sub will not (i) conflict with or violate the Company Certificate of Incorporation or bylaws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, with respect to clauses (ii) or (iii), have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)  The execution and delivery of this Agreement by the Company and Merger Sub does not, and the performance of this Agreement by the Company and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or Canadian or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities laws or “blue sky” laws (“Blue Sky Laws”), state takeover laws, and applicable Canadian Securities Laws, the pre-merger notification requirements of the HSR Act and filing and recordation of appropriate merger or other documents as required by the QBCA or the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its material properties and to carry on its business in all material respects as it is now being conducted (each, a “Company Permit”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing that, in each case, has had or would reasonably be expected to have a material disruption to the business of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary is, nor since January 1, 2018 has been, in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or any Company Permit or (b) any Material Contract, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Company Material Adverse Effect.

4.07 Financial Statements.

(a)  Attached as Section 4.07(a) of the Company Disclosure Schedule is a true and complete copy of the audited consolidated statement of financial position of the Company and the Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the years then ended (collectively, the “Annual Financial Statements”). The Annual Financial Statements (i) were prepared in accordance with ASPE applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position of the Company and the Company Subsidiaries as at December 31, 2018 and December 31, 2019 and the financial performance and cash flows of the Company and the Company Subsidiaries for the years ended December 31, 2018 and December 31, 2019.

(b)  Attached as Section 4.07(b) of the Company Disclosure Schedule are true and complete copies of the unaudited consolidated statement of financial position of the Company and the Company Subsidiaries as of September 30, 2020 (the “2020 Financial Position Statement”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the nine (9) months then ended (collectively, the “Interim Financial Statements”). The Interim Financial Statements were prepared in accordance with ASPE applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and subject to year-end adjustments) and fairly present, in all material respects, the financial position of the Company and the Company Subsidiaries as at September 30, 2020 and the financial performance and cash flows of the Company and the Company Subsidiaries for the nine (9) months then ended, except as otherwise noted therein and subject to normal and recurring year-end adjustments.

(c)  Except as and to the extent set forth on the 2020 Financial Position Statement, none of the Company or any of the Company Subsidiaries has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a statement of financial position prepared in accordance with ASPE, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2020 Financial Position Statement, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities for transaction expenses in connection with this Agreement, the Transactions, the Subscription Agreements and the Private Placements, or (iv) such other liabilities and obligations which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(d)  Since January 1, 2018, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

4.08 Absence of Certain Changes or Events.

(a)  Since December 31, 2019, and on and prior to the date of this Agreement, except as otherwise reflected in the Annual Financial Statements or Interim Financial Statements, as expressly contemplated by this Agreement or as disclosed in Section 4.08(a) of the Company Disclosure Schedule:

(i)  the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, other than due to any actions taken or omitted to be taken (x) due to COVID-19 Measures or (y) that relate to COVID-19 and are determined by the Company in good faith to be in its best interests (any such action or omission, a “COVID-19 Action”);

(ii)  the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business; and

(iii)  there has not been a Company Material Adverse Effect.

(b)  Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents or in the Unanimous Shareholders Agreement, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted.

(c)  Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(d)  Merger Sub was formed solely for the purpose of effecting the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

4.09 Absence of Litigation. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no: (a) litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or affecting any of their respective assets or properties, or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary or affecting any of their respective assets or properties.

4.10 Employee Benefit Plans.

(a)  Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Employee Benefit Plans (for the avoidance of doubt, excluding any offer letter, consulting agreement, equity award agreement or other agreement which does not materially deviate from the applicable standard Company form) that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or individual consultant, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the “Plans”).

(b)  With respect to each material Plan, the Company has made available to NGA, if applicable (i) a true and complete copy of the current plan document and all amendments of a material nature thereto and each trust or other funding arrangement, and (ii) any material non-routine correspondence from any Governmental Authority with respect to any Plan since January 1, 2018.

(c)  None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or within the meaning of any pension legislation in Canada), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA or within the meaning of any pension legislation in Canada, (iii) a multiple employer plan subject to Section 413(c) of the Code or subject to any pension legislation in Canada, or (iv) a multiple employer welfare arrangement under ERISA (whether or not subject to ERISA). For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) and/or (m) of the Code, or within the meaning of any pension legislation in Canada.

(d)  Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay any material separation pay, severance, termination or similar benefits to any person as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e)  None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or individual consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law, or with respect to reimbursement of Consolidated Omnibus Budget Reconciliation Act of 1985 premiums.

(f)  Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, each Plan is and has been within the past six (6) years in compliance, in all respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and the ERISA Affiliates have performed, in all respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan. Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)  Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)  There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that would reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, there have been no acts or omissions by the Company or any ERISA Affiliate that have given or would reasonably be expected to give rise to any fines, penalties, assessments, Taxes or related charges under any Law applicable to such Plans, including, if applicable, Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code, for which the Company or any ERISA Affiliate may be liable.

(i)  All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole.

(j)  Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and each ERISA Affiliate have each complied in all respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)  Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any such material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l)  Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

4.11 Labor and Employment Matters.

(a)  As of the date of this Agreement, no employee of the Company or of any Company Subsidiary is represented by a labor union, association of employees, works council, trade union, or similar representative of employees, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement or any other contract or agreement with a labor union, association of employees, works council, trade union, or similar representative of employees. Since January 1, 2018, there have not been any, strikes, lockouts or work stoppages with respect to any employees of the Company or any Company Subsidiaries, or any union certification or petitions for certification or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no strike, lockout, work stoppage, or union organizing campaign is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(b)  There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former employees.

(c)  Except in each case as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, (i) the Company and the Company Subsidiaries are and have been since January 1, 2018 in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding minimum labor and/or employment standards, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar provincial, state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, statutory employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and (ii) neither the Company nor any Company Subsidiary is liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing. Except in each case as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, each employee of the Company and each Company Subsidiary has been paid all wages, bonuses and other compensation owed and due to such individual as of such date.

4.12 Real Property; Title to Assets.

(a)  The Company is not and has never been the beneficial or registered owner of any real property.

(b)  Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license or other agreement pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease, and each material amendment to any of the foregoing (collectively, the “Lease Documents”). To the knowledge of the Company, there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property. All such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to any such Lease.

(c)  Other than due to any COVID-19 Measures or COVID-19 Actions, there are no contractual or legal restrictions that preclude or materially restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property for the primary purposes for which it is currently being used. To the Company’s knowledge, there are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that, individually or in the aggregate, have not and would not reasonably be expected to materially impair the ability of the Company or any Company Subsidiary to use any Leased Real Property for the primary purposes for which it is currently being used.

(d)  Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible (corporeal) and intangible (incorporeal), real (immovable), personal and mixed, that are used or held for use in and are material to its business, free and clear of all Liens other than Permitted Liens.

4.13 Intellectual Property.

(a)  Section 4.13(a) of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all: (i) material Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person that is material to the business of the Company and the Company Subsidiaries as currently conducted (other than (A) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $500,000, (B) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $500,000 per annum, (C) non-exclusive licenses granted to the Company by customers or distributors in the ordinary course of business, or (D) feedback and similar licenses that are not material to the business); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company or any Company Subsidiary as currently conducted. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries.

(b)  The Company or one or more of the Company Subsidiaries own and possess, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP that is material to the business of the Company or any Company Subsidiary and have the right to use the Company-Licensed IP that is material to the business of the Company or any Company Subsidiary pursuant to a valid and enforceable written contract or license. All material Registered Intellectual Property (other than applications) constituting Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable.

(c)  The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Company-Owned IP rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary. To the Company’s knowledge, neither the Company nor any Company Subsidiary has disclosed any material trade secrets or other material Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries (i) to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or (ii) intentionally in the ordinary course of business, including the marketing, sale, distribution or maintenance of Products.

(d)  Except as disclosed in Section 4.13(d) of the Company Disclosure Schedule (i) since January 1, 2018, there have been no claims pending that (whether prior to or following such date) were filed and served against the Company or any Company Subsidiary in any forum, by any person contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights of other persons; (ii) since January 1, 2018, to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, since January 1, 2018, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) since January 1, 2018, neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing.

(e)  All persons who have contributed, developed or conceived any material Company-Owned IP have, to the extent their rights in such Company-Owned IP did not vest automatically in the Company or the Company Subsidiaries by operation of Law, executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries pursuant to which such persons assigned to the Company or the applicable Company Subsidiary their entire right, title, and interest in and to such Company-Owned IP.

(f)   The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(g)  Except as disclosed in Section 4.13(g) of the Company Disclosure Schedule, to the Company’s knowledge, there are, and for the past three (3) years have been, no defects in any of the Products currently offered by the Company, in each case that has had a material effect and prevented or would prevent the same from performing substantially in accordance with their specifications or functionality descriptions.

(h)  The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of the Company or any of the Company Subsidiaries. Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, the company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures designed to (i) manage mobile devices, including those provided to employees or contractors by the Company or any Company Subsidiary and those provided by such individuals themselves, (ii) provide continuous monitoring and alerting of any problems or issues with the Business Systems, and (iii) monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems. There has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number and type of licenses for the operation of their Business Systems as currently conducted.

(i)  The Company and each of the Company Subsidiaries since January 1, 2018, have complied in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any privacy policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, and (iii) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and any Business Data. The Company’s and the Company Subsidiaries’ employees receive reasonable training on information security issues. To the Company’s knowledge, there are no Disabling Devices in any of the Business Systems or Product components. Since January 1, 2018 to the date hereof, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s knowledge, experienced any material data security breaches, material unauthorized access or use of any of the Business Systems, or material unauthorized acquisition, destruction, damage, disclosure, loss, corruption or alteration of any Business Data or Personal Information; or (y) received written notice of any audits, proceedings or investigations by any Governmental Authority, or received any written claims or complaints regarding the collection, dissemination, storage, use, or other processing of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. Neither the Company nor any of the Company Subsidiaries has provided or, to the Company’s knowledge, been legally required to provide any notice to data owners or data subjects/individuals in connection with any unauthorized access, use, disclosure or other processing of Personal Information.

(j)  The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the material Business Data constituting material Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements or privacy policies that would prohibit the Company or such Company Subsidiaries, as applicable, from receiving or using Personal Information or other Business Data after the Closing Date, in the same manner in which the Company or such Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date.

(k)  The written agreements entered into since January 1, 2018 between the Company and its employees and independent contractors who, in each case, have or had access to material Confidential Information by reason of their employment duties or engaged services, contained obligations to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment or engagement.

(l)  Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

4.14 Taxes.

(a)  The Company and each of its Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and delinquent or that are otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)  Neither the Company nor any of the Company Subsidiaries has any outstanding liability for the payment of any material Taxes, except as set forth on the 2020 Financial Position Statement or which relate to Taxes not yet due and payable or Tax Returns not yet required to be filed which have arisen in the ordinary course of business since the date of the 2020 Financial Position Statement and for which adequate provision in the books and records has been made.

(c)  Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement with any person (other than the Company or any Company Subsidiary) other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(d)  Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the reporting, payment and withholding of Taxes.

(e)  The Company is duly registered under the Excise Tax Act (Canada) with respect to the goods and services taxes, under the Act Respecting the Québec Sales Tax Act with respect to Québec sales taxes and, where applicable, under any similar provincial or other jurisdictions’ valued-added or sales tax Law.

(f)   Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the only members have been the Company or any Company Subsidiary).

(g)  Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee or successor.

(h)  No Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)  No Company Subsidiary is, or has ever been, a “personal holding company” within the meaning of Section 542(a) of the Code.

(j)  To the knowledge of the Company, neither the Company nor any Company Subsidiary has taken, has agreed to take or has any plan or intention to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that the Company has independently assessed, and no such representation or warranty is made as to, any actions contemplated by this Agreement or the other Transaction Documents.

(k)  Neither the Company nor Merger Sub is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

4.15 Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated since January 1, 2018, nor is in violation of, applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all permits, licenses and other authorizations required under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or, to the Company’s knowledge, threatened Action alleging any violation or, or liability under, Environmental Laws, in each of the foregoing clauses (a)-(f), except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to NGA all material environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

4.16 Material Contracts.

(a)  Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the following types of contracts and agreements to which the Company or any Company Subsidiary is a party or bound (including counterparty name, date, and all amendments of a material nature thereto), excluding for this purpose, any employment contract and any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i)  all currently effective contracts and agreements with consideration paid or expected to be payable to the Company or any of the Company Subsidiaries of more than $2,500,000 in the aggregate (including, for greater certainty, consideration paid or payable to the Company or any of the Company Subsidiaries pursuant to purchase orders or master terms applicable to such contracts and agreements) over any 12-month period after December 31, 2018;

(ii) all currently effective contracts and agreements with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, under which aggregate expenditures of more than $2,500,000 in the aggregate (including, for greater certainty, expenditures paid or payable to the Company or any of the Company Subsidiaries pursuant to purchase orders or master terms applicable to such contracts and agreements with Suppliers) have been paid or are expected to be payable by the Company or any Company Subsidiary, in the aggregate, over any 12-month period after December 31, 2018;

(iii)  all management contracts and contracts with other consultants, in each case, excluding Plans and any employment contracts, that are material to the business of the Company and not terminable without further monetary liability on sixty (60) days’ or less notice (except for notice or severance to the extent required under applicable Law for non-U.S. employees, and where further potential monetary liability is less than $250,000);

(iv)  all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary has made or is expected to make payments of more than $2,500,000, in the aggregate, over any 12-month period after December 31, 2018;

(v)  all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $2,500,000, and any pledge agreements, security agreements, hypothec or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or Lien on any property or assets of the Company or any Company Subsidiary that is material to the conduct of the business of the Company and the Company Subsidiaries, and all agreements or instruments guarantying the debts or other obligations of any person;

(vi)  all partnership, joint venture or similar agreements;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party that involve payments to or by the Company or any Company Subsidiaries in excess of $2,500,000;

(viii)  all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality obligations;

(ix)  all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise);

(x)  all contracts and agreements relating to a Company Interested Party Transaction;

(xi)  all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $2,000,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief; and

(xii) all contracts and agreements not otherwise identified pursuant to the foregoing if (A) the violation, breach, or termination thereof would reasonably be expected to have a Company Material Adverse Effect, or (B) such contacts or agreements are otherwise considered material to the Company and the Company Subsidiaries on a consolidated basis.

(b)  (i) Each Material Contract is in full force and effect, is a legal, valid and binding obligation of the Company or the Company Subsidiaries (as applicable) and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any notice or claim of any such breach, violation or default under any such Material Contract. The Company has made available to NGA true and complete copies of all Material Contracts, including any amendments thereto that are material in nature.

4.17 Insurance.

(a)  Section 4.17(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged as of the date of this Agreement.

(b)  With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

4.18 Board Approval; Vote Required.

(a)  The Company Board, by unanimous written resolutions not subsequently rescinded or modified, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company, and (ii) approved this Agreement and the Transactions. The Company has obtained the approvals necessary under the QBCA and the Unanimous Shareholders Agreement to approve this Agreement and the Transactions.

(b)  The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(c)  The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

4.19 Certain Business Practices.

(a)  Since January 1, 2018, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge, agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b)  Since January 1, 2018, and subject to the application of the Foreign Extraterritorial Measures (United States) Order, 1992, SOR/92-584 issued under Canada’s Foreign Extraterritorial Measures Act or any other similar blocking legislation, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

4.20 Interested Party Transactions.

(a)  Except as disclosed in Section 4.20(a) of the Company Disclosure Schedule, for subscriptions for Company Common Shares pursuant to the Private Placements, for the Unanimous Shareholders Agreement and for employment relationships and the payment of compensation (including for greater certainty the entering into of option agreements), benefits and expense reimbursements and advances in the ordinary course of business, no holder of five percent or more of the Company Common Shares (including Company Common Shares for which any options, warrants or other convertible securities held thereby may as of the date of this Agreement be exercised, exchanged or converted) and no director or officer of the Company or any Company Subsidiary, in each case to the Company’s knowledge, has, directly or indirectly: (i) an economic interest in any person (other than the Company) that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person (other than the Company) that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20; provided further, that for clarity, no disclosure shall be required under this Section 4.20 with respect to any portfolio company of any venture capital, private equity, angel or strategic investor in the Company (except to the extent such venture capital, private equity, angel or strategic investor is an affiliate of the Company, has actual knowledge of any Company Interested Party Transaction and such Company Interested Party Transaction would be disclosable pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.) The Company and the Company Subsidiaries have not, since January 1, 2018, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit. To the knowledge of the Company, there are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any director or officer of the Company or any of the Company Subsidiaries.

4.21 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

4.22 Brokers. Except for BMO Capital Markets, National Bank Financial, Roth Capital Partners and Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The aggregate fees payable by the Company to BMO Capital Markets, National Bank Financial, Roth Capital Partners and Barclays Capital Inc. in relation to the Transaction have been disclosed in Section 4.22 of the Company Disclosure Letter.

4.23 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by the Company pursuant to Section 8.02(c), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to NGA, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to NGA, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to NGA, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

4.24 Solvency. No bankruptcy, insolvency or receivership proceedings have been instituted by the Company or any of the Company Subsidiaries or, to the knowledge of the Company, are pending against the Company or any of the Company Subsidiaries. Immediately after giving effect to the consummation of the Transactions, and assuming the accuracy of the representations and warranties set forth in Article V, the Company and each of the Company Subsidiaries will be able to pay its debts and other obligations as they come due.

Article V

Representations and Warranties of NGA

Except as set forth in the NGA SEC Reports or NGA’s disclosure schedule delivered by NGA in connection with this Agreement (the “NGA Disclosure Schedule”) (to the extent the qualifying nature of such disclosure is readily apparent from the content of such NGA SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a NGA SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), NGA hereby represents and warrants to the Company as follows:

5.01 Corporate Organization.

(a)  NGA is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. NGA is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a NGA Material Adverse Effect.

(b)  NGA does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

5.02 Organizational Documents. NGA has heretofore furnished to the Company complete and correct copies of the NGA Organizational Documents as of the date hereof. The NGA Organizational Documents are in full force and effect. NGA is not in violation of any of the provisions of the NGA Organizational Documents.

5.03 Capitalization.

(a)  The authorized capital stock of NGA consists of (i) 50,000,000 shares of NGA Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“NGA Preferred Stock”). As of the date of this Agreement (iii) 31,945,344 shares of NGA Common Stock (excluding NGA Founders Stock) are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iv) 7,986,336 shares of NGA Founders Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (v) no shares of NGA Common Stock is held in the treasury of NGA, (vi) 24,111,741 NGA Warrants are issued and outstanding. As of the date of this Agreement, there are no shares of NGA Preferred Stock issued and outstanding. Each NGA Warrant is exercisable for one share of NGA Common Stock at an exercise price of $11.50 per share, subject to the terms of such NGA Warrant and the NGA Warrant Agreement.

(b)  All outstanding NGA Units, shares of NGA Common Stock and NGA Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

(c)  Except for the outstanding NGA Warrants, the NGA Working Capital Warrant Purchase Agreement and the NGA Working Capital Warrants that may be issued pursuant thereto, NGA has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of NGA or obligating NGA to issue or sell any shares of capital stock of, or other equity interests in, NGA. All shares of NGA Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither NGA nor any subsidiary of NGA is a party to, or otherwise bound by, and neither NGA nor any subsidiary of NGA has granted, any equity appreciation rights, participations, phantom equity or similar rights. NGA is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of NGA Common Stock or any of the equity interests or other securities of NGA or any of its Subsidiaries. Except with respect to the Redemption Rights and the NGA Warrants, there are no outstanding contractual obligations of NGA to repurchase, redeem or otherwise acquire any shares of NGA Common Stock. There are no outstanding contractual obligations of NGA to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.04 Authority Relative to This Agreement. NGA has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by NGA and the consummation by NGA of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of NGA are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of NGA Common Stock, and the filing and recordation of appropriate documents as required by the DGCL and the QBCA, and (b) with respect to the amendment and restatement of the NGA Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of NGA Common Stock). This Agreement has been duly and validly executed and delivered by NGA and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of NGA, enforceable against NGA in accordance with its terms subject to the Remedies Exceptions. The NGA Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the NGA Certificate of Incorporation shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions.

5.05 No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by NGA does not, and the performance of this Agreement by NGA will not, (i) conflict with or violate the NGA Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to NGA or by which any of its properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of NGA pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NGA is a party or by which NGA or any of its properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a NGA Material Adverse Effect.

(b)  The execution and delivery of this Agreement by each of NGA do not, and the performance of this Agreement by each of NGA will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, and applicable Canadian Securities Laws, as applicable, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate documents as required by the DGCL and the QBCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent NGA from performing its material obligations under this Agreement.

5.06 Compliance. NGA is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to NGA or by which any property or asset of NGA is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NGA is a party or by which NGA or any property or asset of NGA is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a NGA Material Adverse Effect. NGA is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for NGA to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)  NGA has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since its incorporation, together with any amendments, restatements or supplements thereto (collectively, the “NGA SEC Reports”). As of their respective dates, the NGA SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any NGA SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other NGA SEC Report.

(b)  Each of the financial statements (including, in each case, any notes thereto) contained in the NGA SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of NGA as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). NGA has no off-balance sheet arrangements that are not disclosed in the NGA SEC Reports.

(c)  Except as and to the extent set forth in the NGA SEC Reports (including NGA’s consolidated balance sheet for the quarterly period ended September 30, 2020 and the notes thereto), NGA or its Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities and obligations incurred in the ordinary course of NGA’s business since September 30, 2020, (ii) obligations for future performance under any contracts to which NGA is a party, and (iii) liabilities for transaction expenses in connection with this Agreement, the Transactions, the Subscription Agreements and the Private Placements.

(d)  NGA is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e)  NGA has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to NGA and other material information required to be disclosed by NGA in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to NGA’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting NGA’s principal executive officer and principal financial officer to material information required to be included in NGA’s periodic reports required under the Exchange Act.

(f) NGA maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that NGA maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

(g)  There are no outstanding loans or other extensions of credit made by NGA to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of NGA, and NGA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)  Neither NGA (including, to the knowledge of NGA, any employee thereof) nor NGA’s independent auditors has identified or been made aware of (i) any material weakness or significant deficiency in the system of internal accounting controls utilized by NGA, (ii) any fraud that involves NGA’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by NGA or (iii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding comments from the SEC with respect to the NGA SEC Reports. To the knowledge of NGA, none of the NGA SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.08 Business Activities; Absence of Certain Changes or Events.

(a)  Since its incorporation, NGA has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the NGA Organizational Documents, there is no agreement, commitment or Governmental Order binding upon NGA or to which NGA is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of NGA or any acquisition of property by NGA or the conduct of business by NGA as currently conducted or as contemplated to be conducted as of the Closing.

(b)  NGA does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, NGA has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)  NGA is not a party to any contract with any other person other than (i) this Agreement and the agreements expressly contemplated hereby, (ii)  engagement and indemnification agreements with legal, financial and other advisors listed in Section 5.08(c) of the NGA Disclosure Schedule, (iii) contracts filed prior to the date hereof as exhibits to the NGA SEC Reports, (iv) the NGA Working Capital Warrant Purchase Agreement, (v) D&O Insurance contracts, (vi) the contracts listed in Section 5.08(c) of the NGA Disclosure Schedule, and (vii) any other contracts that, in the aggregate, require payment following the date hereof by NGA of less than $250,000 in the aggregate.

(d)  Since its initial public offering and prior to the date of this Agreement, except as otherwise reflected in the NGA SEC Reports, or as expressly contemplated by this Agreement, (i) NGA has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measures, (ii) NGA has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, and (iii) there has not been a NGA Material Adverse Effect.

5.09 Absence of Litigation. There is no material Action pending or, to the knowledge of NGA, threatened against NGA, or any property or asset of NGA, before any Governmental Authority. Neither NGA nor any material property or asset of NGA is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of NGA, continuing investigation by, any Governmental Authority.

5.10 Board Approval; Vote Required.

(a)  The NGA Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of NGA and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the stockholders of NGA approve and adopt this Agreement and the Merger, and directed that this Agreement and the Transactions, be submitted for consideration by the stockholders of NGA at the NGA Stockholders’ Meeting.

(b)  The only vote of the holders of any class or series of capital stock of NGA necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of NGA Common Stock.

5.11 Brokers. Except for Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of NGA. NGA has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, with Barclays Capital Inc., other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

5.12 NGA Trust Fund. As of the date of this Agreement, NGA has no less than $319,000,000 in the trust fund established by NGA for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), from which amount an aggregate of approximately $11,200,000 of deferred underwriting discounts and commissions will be payable upon the Closing of the Merger. The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 17, 2020, between NGA and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. NGA has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by NGA or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between NGA and the Trustee that would cause the description of the Trust Agreement in the NGA SEC Reports to be inaccurate in any material respect; or (ii) to which NGA is a party that would entitle any person (other than holders of Redemption Shares) to any portion of the proceeds in the Trust Account (other than following release thereof to NGA, as assets of NGA available to satisfy its liabilities generally). Prior to the Closing, none of the funds held in the Trust Account may be released except to pay: (1) franchise Taxes and income Taxes from any interest income earned in the Trust Account; and (2) any owed Redemption Payments. To NGA’s knowledge, as of the date of this Agreement, following the Effective Time, no stockholder of NGA shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is owed a Redemption Payment. There are no Actions pending or, to the knowledge of NGA, threatened in writing with respect to the Trust Account. As of the date hereof, and assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company and Merger Sub of their respective obligations hereunder, NGA has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or that funds available in the Trust Account (other than such funds released in accordance with the terms of the Trust Agreement) will not be available to NGA at the Effective Time.

5.13 Employees. Other than any officers as described in the NGA SEC Reports, NGA has no employees on its payroll, and has not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by NGA’s officers and directors in connection with activities on NGA’s behalf in an aggregate amount not in excess of the amount of cash held by NGA outside of the Trust Account, NGA has no unsatisfied material liability with respect to any officer or director. NGA has never and does not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

5.14 Taxes.

(a)  NGA: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns it is required to file and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that it is otherwise obligated to pay, except with respect to current Taxes that are not yet due and delinquent or that are otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)  NGA does not have any outstanding liability for the payment of any material Taxes, except as set forth on the financial statements for the quarterly period ended September 30, 2020, contained in the NGA SEC Reports or which relate to Taxes not yet due and payable or Tax Returns not yet required to be filed which have arisen in the ordinary course of business since September 30, 2020, and for which adequate provision in the books and records has been made.

(c)  NGA is not a party to, is not bound by and does not have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement with any person (other than NGA), other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(d)  NGA has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the reporting, payment and withholding of Taxes.

(e)  NGA has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f)  NGA does not have any liability for the Taxes of any person (other than NGA) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee or successor.

(g)  NGA has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)  NGA is not, and has never been, a “personal holding company” within the meaning of Section 542(a) of the Code.

(i) To the knowledge of NGA, NGA has not taken, has not agreed to take or has no plan or intention to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that NGA has independently assessed, and no such representation or warranty is made as to, any actions contemplated by this Agreement or the other Transaction Documents.

(j)  NGA is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(k)  No recipient of, or current of former holder of, NGA Founders Stock, NGA Common Stock or NGA Warrants is an employee or officer of NGA, or otherwise bears a relationship to NGA, such that NGA would be required to pay or otherwise be subject to liability for any payroll, employment, withholding, severance or other similar Taxes in respect of such recipient or holder, except for Taxes that have been paid as of the date hereof.

5.15 Registration and Listing. The issued and outstanding NGA Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “NGA.U.” The issued and outstanding shares of NGA Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “NGA.” The issued and outstanding NGA Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “NGA WS.” As of the date of this Agreement, there is no Action pending or, to the knowledge of NGA, threatened in writing against NGA by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the NGA Units, the shares of NGA Common Stock or NGA Warrants or terminate the listing of NGA on the New York Stock Exchange. None of NGA or any of its affiliates has taken any action in an attempt to terminate the registration of the NGA Units, the shares of NGA Common Stock or the NGA Warrants under the Exchange Act.

5.16 Interested Party Transactions. Except as described in the NGA SEC Reports, there are no transactions, contracts, side letters, arrangements or understandings between NGA, on the one hand, and any director, officer, employee, stockholder, warrant holder or affiliate of NGA, on the other hand (each, a “NGA Interested Party Transaction”). The NGA Board has duly and validly approved the NGA Working Capital Warrant Purchase Agreement, and the terms thereof, in order to fund working capital needs and transaction costs in connection with the Transactions, some of which may not be due and payable until Closing. NGA has heretofore furnished to the Company a complete and correct copy of the NGA Working Capital Warrant Purchase Agreement.

5.17 Investment Company Act. NGA is not an “investment company” within the meaning of the Investment Company Act of 1940.

5.18 Competition Act (Canada). NGA, together with its affiliates, has: (i) assets in Canada that do not exceed C$96 million in aggregate value; and (ii) gross revenues from sales in, from or into Canada that do not exceed C$96 million in aggregate value; in each case, measured in accordance with the Competition Act (Canada) and the regulations promulgated thereunder.

5.19 NGA’s Investigation and Reliance. NGA is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by NGA together with expert advisors, including legal counsel, that they have engaged for such purpose. NGA and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. NGA is not relying on and has not relied on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(c). Neither the Company nor Merger Sub nor any of their respective stockholders, shareholders, affiliates or Representatives shall have any liability to NGA or any of its respective stockholders, shareholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to NGA or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company or Merger Sub pursuant to this Agreement. NGA acknowledges that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company or Merger Sub pursuant to this Agreement, neither the Company nor Merger Sub nor any of their respective stockholders, shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

Article VI

Conduct of Business Pending the Merger

6.01 Conduct of Business by the Company and Merger Sub Pending the Merger.

(a)  Except (A)  as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements, consummating the Private Placements and effecting the Pre-Closing Reorganization), (B) as set forth in Section 6.01 of the Company Disclosure Schedule, (C) as required by applicable Law, (D) in connection with any COVID-19 Actions or COVID-19 Measures, and (E) as otherwise consented to by NGA in writing (which consent shall not be unreasonably withheld, conditioned or delayed), between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, the Company shall:

(i)  use reasonable best efforts, and shall cause the Company Subsidiaries to use reasonable best efforts to, conduct their business in the ordinary course of business; and

(ii)   use reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has material business relations.

(b)  Except (A) as expressly contemplated by any other provision of this Agreement, including any subclause of this Section 6.01(b), or any Ancillary Agreement (including entering into various Subscription Agreements, consummating the Private Placements and effecting the Pre-Closing Reorganization), (B) as set forth in Section 6.01 of the Company Disclosure Schedule, (C) as required by applicable Law, or (D) in connection with any COVID-19 Actions or COVID-19 Measures, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of NGA (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)  amend or otherwise change its certificate of incorporation, bylaws or other organizational documents or the Merger Sub Organizational Documents, or, except for the Stockholder Support Agreement and the Nomination Agreement (with such changes thereto as may be consented to by NGA, which consent shall not be unreasonably withheld, conditioned or delayed), grant any rights or enter into any agreement with respect to the nomination or appointment of directors of the Company;

(ii)   liquidate, dissolve, reorganize or otherwise wind up the business and operations of the Company or Merger Sub;

(iii)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of the share capital of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest (including any phantom interest), of the Company provided that (1) the exercise or settlement of any Company Options or the Company Warrant in effect on the date of this Agreement or grants of Company Options in the ordinary course of business (2) the issuance of Company Common Shares (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Options, the Company Convertible Loan, the Company Convertible Debenture or the Company Warrant in effect on the date of this Agreement, and (3) the granting of any Permitted Lien, in each case, shall not require the consent of NGA; or (B) any assets of the Company or any Company Subsidiary that are material to the business thereof;

(iv)   form any Subsidiary (other than any wholly-owned Subsidiary);

(v)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital or capital stock, other than any dividends or other distributions from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;

(vi)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vii) (A) acquire (including by merger, amalgamation, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof or equity interest therein for consideration in excess of $2,500,000 individually or $5,000,000 in the aggregate; or (B) incur any indebtedness for borrowed money having a principal or stated amount in excess of $2,500,000, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances;

(viii)  other than in the ordinary course of business or pursuant to the terms of any Plan in effect on the date of this Agreement, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director or officer, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or officer, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director or officer;

(ix)   other than in the ordinary course of business or consistent with past practice (if any), (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(x)  materially amend, or materially modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, modify or consent to the termination (excluding any expiration in accordance with its terms) the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xi)   other than in the ordinary course of business or where the result of the results of Company’s performance would be Company-Owned IP, enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products;

(xii) intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;

(xiii)  take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VIII to not be satisfied; or

(xiv)  enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company or Merger Sub to obtain consent from NGA to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to NGA, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of NGA and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.02 Conduct of Business by NGA Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements), and except as required by applicable Law, NGA agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing, NGA shall use reasonable best efforts to conduct its business in the ordinary course of business, other than due to any actions taken or omitted to be taken (A) due to COVID-19 Measures or (B) that relate to COVID-19 and are determined by NGA in good faith to be in its best interests. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements) or as required by applicable Law, NGA shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)  amend or otherwise change the NGA Organizational Documents (except as permitted by Section 7.04(a)) or form any subsidiary of NGA;

(b)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the NGA Organizational Documents;

(c)  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the NGA Common Stock or NGA Warrants except for redemptions from the Trust Fund that are required pursuant to the NGA Organizational Documents;

(d)  issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock or other securities of NGA, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of NGA, other than pursuant to the terms of the NGA Working Capital Warrant Purchase Agreement, or (ii) any material portion of the assets of NGA;

(e)  acquire (including by merger, amalgamation, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of NGA, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, except NGA Affiliate;

(g)  make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)  other than in the ordinary course of business or consistent with past practice (if any), (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make, change or rescind any material election relating to Taxes, or (iv) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i)  liquidate, dissolve, reorganize or otherwise wind up the business and operations of NGA;

(j)  amend or modify the Trust Agreement or any other agreement related to the Trust Account, or cause any funds held in the Trust Account to be released except to pay (i) franchise Taxes and income Taxes from any interest income earned in the Trust Account; and (ii) any owed Redemption Payments;

(k)  enter into, renew or amend in any material respect any NGA Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a NGA Interested Party Transaction);

(l)  cancel, modify or waive any debts or claims held by NGA or waive any rights held by NGA having, in each case, a value in excess of $500,000 in the aggregate;

(m)   waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $1,000,000 in the aggregate, in each case in excess of insurance proceeds;

(n)  incur any costs or expenses other than NGA Costs;

(o)  make, or commit to make, any capital expenditures;

(p)  hire any employee or consultant or adopt or enter into any Employee Benefit Plan;

(q)  take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VIII to not be satisfied; or

(r)  enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require NGA to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control NGA prior to the Closing Date. Prior to the Closing Date, each of the Company and NGA shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.03 Claims Against Trust Account. The Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and NGA on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). The Company hereby irrevocably waives any Claim it may have, now or in the future and shall not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver shall not limit or prohibit the Company from pursuing a claim against NGA or any other person (a) for legal relief against monies or other assets of NGA held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against NGA (or any successor entity) in the event this Agreement is terminated for any reason and NGA consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, NGA shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action.

Article VII

Additional Agreements

7.01 No Solicitation.

(a)  From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material portion of the assets of the Company and the Company Subsidiaries on a consolidated basis or any of the outstanding voting securities of the Company or of any Company Subsidiary or any arrangement, merger, amalgamation, share exchange, consolidation, liquidation, dissolution, business combination or similar transaction involving the Company or any of the Company Subsidiaries other than with NGA and its Representatives or in connection with the Pre-Closing Reorganization (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement executed by the Company or any of the Company Subsidiaries with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or its respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(b)  From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, NGA shall not, and shall direct its Representatives acting on its behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any acquisition of assets of NGA or outstanding capital stock of NGA or any arrangement, merger, amalgamation, share exchange, consolidation, liquidation, dissolution, business combination or similar transaction involving NGA and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (a “NGA Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any NGA Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any NGA Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a NGA Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any NGA Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. NGA shall, and shall direct its respective affiliates and Representatives acting on its behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any NGA Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 7.01 by NGA or its respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by NGA.

7.02 Registration Statement; Proxy Statement.

(a)  Subject to the terms of this Section 7.02, as promptly as reasonably practicable after the execution of this Agreement, NGA and the Company shall (i) cooperate in preparing and shall cause to be filed with the SEC a registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Company Common Shares and Assumed Warrants (including the Company Common Shares issuable upon exercise of the Assumed Warrants) to be issued to the stockholders and warrantholders of NGA pursuant to this Agreement, which shall include a proxy statement in preliminary form (the “Proxy Statement”) relating to the NGA Stockholders’ Meeting and (ii) cooperate in preparing and causing to be filed with the Autorité des marchés financiers (the “AMF”) a preliminary non-offering prospectus in respect of the Company (together with all amendments thereto, the “Canadian Prospectus”). Each of the Company and NGA shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials (as defined below) and the Canadian Prospectus. NGA and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, and the Canadian Prospectus, when filed with the AMF, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials and the AMF concerning the Canadian Prospectus, (y) cause the Registration Statement to be declared effective as promptly as practicable, and to cause the final Canadian Prospectus to be filed and definitively receipted by the AMF as promptly as practicable after the Closing Date and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, NGA shall take all actions necessary to cause the Merger Materials to be mailed to its stockholders as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Company notifies NGA that the Registration Statement has become effective. Each of the Company and NGA shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the Canadian Prospectus and the resolution of any comments received from the SEC and the AMF, as applicable. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement, and any amendments thereto.

(b)  No filing of, or amendment or supplement to the Merger Materials or the Canadian Prospectus will be made by the Company or NGA without the prior approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). The Company will advise NGA, promptly after it receives notice thereof, of the time when the Registration Statement or the Canadian Prospectus has become effective or receipted, as applicable, or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Company Common Shares to be issued or issuable to the stockholders of NGA in connection with this Agreement for offering or sale in any jurisdiction. The parties will advise each other, promptly after they receive notice thereof, of any request by the SEC for amendment of the Merger Materials or by the AMF for amendment of the Canadian Prospectus or comments thereon and responses thereto or requests by the SEC or the AMF for additional information and shall, as promptly as practicable after receipt thereof, supply the other party with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the AMF or the staff of the SEC or the AMF, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials, the Canadian Prospectus or the Merger. No response to any comments from the SEC or the AMF or the staff of the SEC or the AMF relating to the Merger Materials or the Canadian Prospectus will be made by any party without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC or the AMF, as applicable.

(c)  NGA represents that the information supplied by NGA for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to NGA’s stockholders and (iii) the time of the NGA Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition, NGA represents that the information supplied by NGA for inclusion in the Canadian Prospectus shall not, at the date of the Canadian Prospectus, include any “misrepresentation” (as defined in Canadian Securities Laws). If, at any time, any event or circumstance relating to NGA or its officers or directors should be discovered by NGA which should be set forth in an amendment or a supplement to the Merger Materials or the Canadian Prospectus, NGA shall promptly inform the Company.

(d)  The Company represents that the information supplied by the Company for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to NGA’s stockholders and (iii) the time of the NGA Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition, the Company represents that the information supplied by the Company for inclusion in the Canadian Prospectus shall not, at the date of the Canadian Prospectus, include any “misrepresentation” (as defined in Canadian Securities Laws). If, at any time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials or the Canadian Prospectus, the Company shall promptly inform NGA.

7.03 Merger Sub Consent. Promptly following the execution of this Agreement, the Company shall, as the sole stockholder of Merger Sub, approve and adopt this Agreement and approve the Transactions.

7.04 NGA Stockholders’ Meeting.

(a)  NGA shall call and hold a meeting of NGA’s stockholders (including any adjournment or postponement thereof, the “NGA Stockholders’ Meeting”) as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the (i) approval and adoption of this Agreement and the Merger, (ii) the approval of such amendments to NGA’s Organizational Document as may be necessary to permit the issuance of the NGA Working Capital Warrants immediately prior to the Effective Time pursuant to the terms of the NGA Working Capital Warrant Purchase Agreement, and (iii) such other approvals as may be mutually agreed by NGA and the Company as necessary or appropriate to authorize the Transactions and otherwise give effect to the terms of this Agreement or the other Transaction Documents, such agreement not to be unreasonably withheld or delayed (clauses (i), (ii) and (iii), collectively, the “NGA Proposals”). NGA shall use its reasonable best efforts to hold the NGA Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided, that NGA may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the NGA Stockholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate to the extent that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the NGA Proposals. NGA shall use its reasonable best efforts to obtain the approval of the NGA Proposals at the NGA Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the NGA Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The NGA Board shall recommend to its stockholders that they approve the NGA Proposals

(b)  (the “NGA Recommendation”) and shall include the NGA Recommendation in the Proxy Statement. Neither the NGA Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the NGA Recommendation, or fail to include the NGA Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any NGA Alternative Transaction (any action described in clauses (i) through (ii) being referred to as a “NGA Change in Recommendation”). Notwithstanding the foregoing, if the NGA Board, after consultation with its outside legal counsel, determines in good faith that failure to effect a NGA Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of NGA under applicable Law, then the NGA Board may effect a NGA Change in Recommendation so long as NGA (to the extent lawful and reasonably practicable) first provides the Company with at least five (5) Business Days advance written notice of such withdrawal or modification, and during such five (5) Business Day period, and prior to effecting any NGA Change in Recommendation, NGA and its Representatives must negotiate with the Company and its Representatives in good faith (to the extent that the Company desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the NGA Board (or a committee thereof) would no longer determine that the failure to make a NGA Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of NGA under applicable Law.

(c)  Notwithstanding (i) any NGA Change in Recommendation, (ii) the making of any inquiry or proposal with respect to a NGA Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall NGA execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any NGA Alternative Transaction or terminate this Agreement in connection therewith and (B) NGA shall otherwise remain subject to the terms of this Agreement, including NGA’s obligation to use reasonable best efforts to obtain the approval of the NGA Proposals at the NGA Stockholders’ Meeting in accordance with Section 7.04(a).

7.05 Access to Information; Confidentiality.

(a)  From the date of this Agreement until the Effective Time, the Company and NGA shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor NGA shall be required to provide access to or disclose information where the access or disclosure would likely result in the breach of any contract, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)  All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated August 19, 2020 (the “Confidentiality Agreement”), between NGA and the Company.

(c)  Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

7.06 Directors’ and Officers’ Indemnification.

(a)  The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the charter or bylaws of NGA, which provisions shall not thereafter be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of NGA, unless such modification shall be required by applicable Law. The Surviving Corporation shall, and the Company shall cause the Surviving Company to, indemnify and hold harmless each present and former director and officer of NGA against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that NGA would have been permitted under applicable Law, the NGA Certificate of Incorporation or the bylaws of NGA, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)  For a period of six (6) years from the Effective Time, the Company shall cause to be maintained in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who, immediately prior to the Effective Time, are covered by NGA’s directors’ and officers’ liability insurance policy in effect as of the date hereof (true, correct and complete copies of which have been heretofore made available to the Company or its agents or Representatives) (the “NGA D&O Insurance”) on terms not less favorable than the terms of such NGA D&O Insurance coverage, and from an insurance carrier with the same or better credit rating as the current NGA D&O Insurance carrier, except that in no event shall the Company be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by NGA for such insurance policy for the year ended December 31, 2020 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Company shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the current NGA D&O Insurance carrier.

(c)  Prior to the Effective Time, NGA may purchase a prepaid “tail” policy with respect to D&O Insurance from an insurance carrier with the same or better credit rating as the current NGA D&O Insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If NGA elects to purchase such a “tail” policy prior to the Effective Time, the Company shall maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder but it shall not be otherwise required under Section 7.06(b) to cause to be maintained in effect the D&O Insurance.

(d)  With respect to any claims that may be made under the D&O Insurance or any applicable “tail” policies, (i) prior to the Effective Time, NGA and the Company shall cooperate with the other party as reasonably requested by such other Party, and (ii) after the Effective Time, the Company shall cooperate with any person insured by such policies as reasonably requested by such person.

(e)  On the Closing Date, the Company shall (i) enter into customary indemnification agreements reasonably satisfactory to each of the Company and NGA with the post-Closing directors and officers of the Company, and (ii) shall assume all rights and obligations of NGA under all indemnification agreements then in effect between NGA and any person who is or was a director or officer of NGA prior to the Effective Time (the “NGA Indemnification Agreements”), which indemnification agreements shall continue to be effective following the Closing. For the avoidance of doubt, the indemnification agreements with the pre-Closing directors and officers of the Company shall continue to be effective following the Closing, and the Company shall continue to honor its obligations thereunder.

(f)  For the avoidance of doubt, the rights under this Section 7.06 of any person who was a director or officer of NGA prior to the Effective Time shall be in addition to, and not exclusive of, any additional rights that any such person may have under applicable Law or otherwise, including (as applicable) as an officer or director of the Company, the Surviving Corporation or any of the other Company Subsidiaries following the Effective Time.

7.07 Pre-Closing Reorganization. The Company shall reasonably consult with NGA and its advisors concerning the Pre-Closing Reorganization, other than implementation of those terms thereof expressly agreed by the parties pursuant to this Agreement and identified in Section 1.01 of the Company Disclosure Schedule. The Company shall cause the Pre-Closing Reorganization to be implemented prior to or concurrently with the Closing and shall deliver to NGA copies of all documents effectuating and evidencing the same.

7.08 Notification of Certain Matters. The Company shall give prompt notice to NGA, and NGA shall give prompt notice to the Company, of any event of which such party becomes aware between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to not be satisfied at Closing. An unintentional failure to give notice under this Section 7.08 shall not be deemed to be a breach of covenant under this Section 7.08 and shall constitute only a breach of the underlying representation, warranty, covenant, agreement or condition, as the case may be.

7.09 Further Action; Reasonable Best Efforts.

(a)  Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)  Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)  Each party shall use its reasonable best efforts to take, or use its reasonable best efforts to cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to (i) consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and enforcing the terms thereof, (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to it in the Subscription Agreements and otherwise comply with its obligations thereunder, (iii) in the event that all conditions in the Subscription Agreements (other than conditions that NGA or the Company or any of their respective affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; (iv) confer with the other party regarding timing of the Closing (as defined in the Subscription Agreements); and (v) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements. Without limiting the generality of the foregoing, each party shall give the other party prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known by the notifying party; and (B) of the receipt of any written notice or other written communication from any third party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement.

7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of NGA and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of NGA and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party; provided, however, that no such consent shall be required in connection with any such press release or public announcement in connection with any dispute between the parties regarding this Agreement or the Transactions or to the extent any such press release or public announcement is substantively consistent with public statements set forth in the initial press release or previously consented to by the other party in accordance with this Section 7.10. Furthermore, nothing contained in this Section 7.10 shall prevent NGA or the Company and/or their respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their customers, suppliers, employees, investors and prospective investors that is substantively consistent with public statements set forth in the initial press release or previously consented to by the other party in accordance with this Section 7.10.

7.11 Stock Exchange Listing. The Company shall use its reasonable best efforts to cause the Company Common Shares issued in connection with the Transactions to be approved for listing on the New York Stock Exchange at Closing. During the period from the date hereof until the Closing, NGA shall use its reasonable best efforts to keep the NGA Units, NGA Common Stock and NGA Warrants listed for trading on the New York Stock Exchange.

7.12 Antitrust.

(a)  To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (collectively, the “Antitrust Laws”), each party shall promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act, make any required filings no later than ten (10) Business Days after the date of this Agreement. The parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and shall use reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)  NGA and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted to remove references concerning the valuation of the Company, and as necessary to comply with contractual arrangements.

(c)  No party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties shall use reasonable best efforts to prevent or lift the entry, enactment or promulgation of a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions.

7.13 Trust Account. As of the Effective Time, the obligations of NGA to dissolve or liquidate within a specified time period as contained in the NGA Certificate of Incorporation will be terminated and NGA shall have no obligation whatsoever to dissolve and liquidate the assets of NGA by reason of the consummation of the Merger or otherwise, and no stockholder of NGA shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, NGA shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall, transfer all funds held in the Trust Account to NGA (to be held as available cash for immediate use on the balance sheet of NGA, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

7.14 Tax Matters. This Agreement is intended to constitute, and the parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of NGA, Merger Sub and the Company shall use its respective reasonable best efforts to (a) cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, (b) not (and not permit or cause any of its respective Subsidiaries or Representatives to) take any action that to its knowledge would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and (c) report the Merger as a reorganization within the meaning of Section 368(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year that includes the Merger, unless otherwise required pursuant to applicable Law or a “determination” within the meaning of Section 1313(a) of the Code. For the avoidance of doubt, except as otherwise required pursuant to this Agreement, no party (or its respective Subsidiaries and owners) shall be required to satisfy its obligations pursuant to this Section 7.14 by foregoing, reducing, or adversely modifying the amount, rights or nature of any shares, warrants, options or other property such party (or its respective Subsidiaries or owners) is entitled to retain or receive pursuant to this Agreement (including indirectly by agreeing to grant, increase, or modify the amount, rights or nature of any shares, warrants, options or other property to which another party (or its respective Subsidiaries or owners) is entitled to retain or receive pursuant to this Agreement) without reasonable compensation therefor.

7.15 NGA Public Filings. From the date hereof through the Closing, NGA shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

7.16 NGA Working Capital Warrant Proceeds. From the date of payment thereof to NGA through the Closing, NGA shall use the proceeds from the issuance and sale of the NGA Working Capital Warrants exclusively for the purpose of satisfying working capital needs and transaction costs in connection with the Transactions, some of which may not be due and payable until Closing.

Article VIII

Conditions to the Merger

8.01  Conditions to the Obligations of Each Party. The obligations of the Company, NGA and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a)  NGA Stockholders’ Approval. The NGA Proposal set forth in clause (i) of the definition thereof shall have been approved and adopted by the requisite affirmative vote of the stockholders of NGA in accordance with the Proxy Statement, the DGCL and the NGA Organizational Documents.

(b)  No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c)  Antitrust. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) shall have expired or been terminated.

(d)  Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(e)  Stock Exchange Listing. The Company Common Shares to be issued pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, or another national securities exchange mutually agreed to by the parties, as of the Closing Date, subject only to official notice of issuance thereof.

(f)  Canadian Prospectus. The AMF shall have cleared the final Canadian Prospectus for filing.

(g)  NGA Net Tangible Assets. NGA shall have at least $5,000,001 of net tangible assets following payment of any Redemption Payments.

(h)  Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been implemented.

8.02  Conditions to the Obligations of NGA . The obligations of NGA to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a)  Representations and Warranties. The representations and warranties of the Company and Merger Sub contained in (i) Section 4.01(a), Section 4.03 (other than clauses (a) and (b) thereof, which are subject to clause (iii) below), Section 4.04 and Section 4.22 shall each be true and correct in all material respects as of the date hereof and at the Effective Time as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 4.08(a)(iii) shall be true and correct in all respects as of the date hereof and at the Effective Time, (iii) Section 4.03(a) and 4.03(b) shall be true and correct in all respects as of the date hereof and at the Effective Time as though made on and as of such date and time (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01), except where the failure of such representations and warranties to be so true and correct (A) does not, individually or in the aggregate, result in the Merger having a greater dilutive effect on the Persons who hold securities of NGA immediately prior to the Merger (other than a de minimis effect due to a bona fide error), and (B) would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, NGA, Merger Sub or their respective affiliates, and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and at the Effective Time as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)  Agreements and Covenants. The Company and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)  Officer Certificate. The Company shall have delivered to NGA a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d)  Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time and be continuing.

(e)  Ancillary Agreements. The Lock-up Agreements shall be in full force and effect.

(f)  Specified Acknowledgements. The Company shall deliver or cause to be delivered the acknowledgments set forth in Section 8.02(f) of the Company Disclosure Letter.

8.03  Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)  Representations and Warranties. The representations and warranties of NGA contained in (i) Section 5.01, Section 5.03(b), Section 5.04, Section 5.11 and Section 5.15 shall each be true and correct in all material respects as of the date hereof and at the Effective Time as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.08(d)(iii) shall be true and correct in all respects as of the date hereof and at the Effective Time, (iii) Section 5.03(a) and Section 5.03(c) shall be true and correct in all respects as of the date hereof and at the Effective Time as though made on and as of such date and time (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02), except where the failure of such representations and warranties to be so true and correct (A) would not, individually or in the aggregate, result in the Merger having a greater dilutive effect on the Persons who hold securities of the Company immediately prior to the Merger (other than a de minimis effect due to a bona fide error), and (B) would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, NGA, Merger Sub or their respective affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “NGA Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and at the Effective Time as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a NGA Material Adverse Effect.

(b)  Agreements and Covenants. NGA shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)  Officer Certificate. NGA shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of NGA, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d)  Material Adverse Effect. No NGA Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time and be continuing.

(e)  Ancillary Agreements. The Stockholder Support Agreement shall be in full force and effect.

(f)  Trust Fund. NGA shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to NGA immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to NGA.

(g)  NGA Cash. The amount of NGA Cash, plus (x) the aggregate amount of cash proceeds received by the Company in connection with the consummation of the Private Placements, minus (y) the aggregate amount of cash proceeds that will be required for payment of Redemption Payments, if any, minus (z) the aggregate amount of NGA Costs that remain unpaid immediately prior to the Closing, shall equal or exceed the NGA Minimum Cash.

(h)  Private Placements. The sale and issuance by the Company of Company Common Shares in connection with the Private Placements shall have been consummated prior to or in connection with the Effective Time.

(i)  FIRPTA Certificate. At least ten (10) days prior to the Closing, NGA shall deliver to the Company in a form reasonably acceptable to the Company, a properly executed certification that shares of NGA Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by the Company with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Article IX

Termination, Amendment and Waiver

9.01  Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company or stockholders of NGA, as follows:

(a)  by mutual written consent of NGA and the Company;

(b)  by either NGA or the Company if the Effective Time shall not have occurred prior to the date that is 180 days after the date hereof (the “Outside Date”); provided, however, that in the event that any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; provided, further, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is a material cause of the failure of a condition set forth in Article VIII to be satisfied on or prior to the Outside Date;

(c)  by either NGA or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d)  by either NGA or the Company if the NGA Proposal set forth in clause (i) of the definition thereof shall fail to receive the requisite vote for approval at the NGA Stockholders’ Meeting (subject to any adjournment, postponement or recess of such meeting); provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to NGA if, at the time of such termination, NGA (i) is in willful or material breach of any of its covenants and agreements under Section 7.04, or (ii) is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is a material cause of the failure of such NGA Proposal to receive the requisite vote for approval;

(e)  by NGA upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company or Merger Sub shall have become untrue, in either case such that the condition set forth in Sections 8.02(a) or 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that NGA has not waived such Terminating Company Breach and NGA is not then in breach of its representations, warranties, covenants or agreements in this Agreement such that the condition set forth in Sections 8.03(a) or 8.03(b) would not be satisfied; provided, further, that, if such Terminating Company Breach is curable by the Company or Merger Sub, NGA may not terminate this Agreement under this Section 9.01(e) for so long as the Company or Merger Sub (as applicable) continues to diligently exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by NGA to the Company or Merger Sub; or

(f)  by the Company upon a breach of any representation, warranty, covenant or agreement on the part of NGA set forth in this Agreement, or if any representation or warranty of NGA shall have become untrue, in either case such that the condition set forth in Sections 8.03(a) or 8.03(b) would not be satisfied (“Terminating NGA Breach”); provided, that the Company has not waived such Terminating NGA Breach and the Company or Merger Sub are not then in breach of its representations, warranties, covenants or agreements in this Agreement such that the condition set forth in Sections 8.02(a) or 8.02(b) would not be satisfied; provided, further, that, if such Terminating NGA Breach is curable by NGA, the Company may not terminate this Agreement under this Section 9.01(f) for so long as NGA continues to diligently exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to NGA.

9.02  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall immediately become void, and there shall be no liability under this Agreement on the part of any party; provided, however, that notwithstanding the foregoing, (a) this Section 9.02, Article X and any corresponding definitions set forth in Article I shall survive any termination of this Agreement, and (b) no termination of this Agreement shall relieve any party of liability for fraud or a willful material breach of this Agreement by such party prior to such termination.

9.03  Expenses. Except as specifically set forth in this Agreement (including in Section 3.03), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

9.04  Amendment. This Agreement may be amended in writing by the parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

9.05  Waiver. At any time prior to the Effective Time, (a) NGA may (i) extend the time for the performance of any obligation or other act of the Company or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the Company or Merger Sub contained herein or in any document delivered by the Company or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of the Company or Merger Sub or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of NGA, (ii) waive any inaccuracy in the representations and warranties of NGA contained herein or in any document delivered by NGA pursuant hereto and (iii) waive compliance with any agreement of NGA or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X

General Provisions

10.01  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email, by reputable overnight courier, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to NGA:

Northern Genesis Acquisition Corp.

4801 Main Street, Suite 1000

Kansas City, MO 64112

Attention: Chief Executive Officer
Email: ian.robertson@northerngenesis.com

with a copy to:

Husch Blackwell LLP

4801 Main Street, Suite 1000

Kansas City, MO 64112

Attention: James G. Goettsch
Email: jim.goettsch@huschblackwell.com

and to:

Borden Ladner Gervais LLP

1000, rue De La Gauchetière Ouest, bureau / suite 900

Montréal, QC, Canada H3B 5H4

Attention: Yaniv Saragosti; Julie Belley Perron

Email: YSaragosti@blg.com; JBelleyperron@blg.com

if to the Company:

The Lion Electric Company

921 ch. de la Rivière-du-Nord
Saint-Jérôme (Québec) J7Y5G2

Attention: Marc Bédard, President and Founder; Nicolas Brunet, Executive

Vice-President and Chief Financial Officer
Email: marc.bedard@thelionelectric.com / nicolas.brunet@thelionelectric.com with a copy to:

Stikeman Elliott LLP
1155 René-Lévesque Blvd. West, 41st Floor
Montreal, Québec, H3B 3V2
Attention: Aniko Pelland; David Tardif; Olivier Godbout
Email: apelland@stikeman.com; dtardif@stikeman.com; ogodbout@stikeman.com and to:

Vinson & Elkins L.L.P.
1114 6th Ave., 32nd Floor
New York, NY 10036
Attention: John Kupiec; Ramey Layne
Email: jkupiec@velaw.com; rlayne@velaw.com

10.02  Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

10.03  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.04  Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties.

10.05  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.06  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State; provided, however, that the laws of the Province of Québec shall govern any matters pertaining to the internal corporate governance of the Company, including, the interpretation of the Company Board’s fiduciary duties to the shareholders of the Company in connection with this Agreement and the Merger. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.07  Waiver of Jury Trial. Each of the parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

10.08  Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.09  Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission via email) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.10  Specific Performance.

(a)  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b)  Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.

10.11  No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the Transactions, or the termination or abandonment of any of the foregoing.

[Signature Page Follows.]

IN WITNESS WHEREOF, NGA, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

THE LION ELECTRIC COMPANY

By:	/s/ Marc Bedard
Name:	Marc Bedard
Title:	CEO - Founder

LION ELECTRIC MERGER SUB INC.

By:	/s/ Marc Bedard
Name:	Marc Bedard
Title:	Authorized Signatory

NORTHERN GENESIS ACQUISITION CORP.

By:	/s/ Ian Robertson
Name:	Ian Robertson
Title:	Director and Vice Chair

Signature Page to Business Combination Agreement and Plan of Reorganization

EXHIBIT A

FORM OF NOMINATION RIGHTS AGREEMENT

[Attached.]

EXHIBIT A

NOMINATION RIGHTS AGREEMENT

BY AND AMONG

THE LION ELECTRIC COMPANY

and

CERTAIN SHAREHOLDERS OF THE LION ELECTRIC COMPANY

DATED AS OF [●]

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This NOMINATION RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of [●] is made by and among:

i.	The Lion Electric Company, a company organized under the laws of the Province of Québec (the “Company”);

ii.	9368-2672 Québec Inc., a company organized under the laws of the Province of Québec (the “9368-2672”); and

iii.	Power Energy Corporation, a company organized under the laws of the Province of Québec (“PEC”, and together with the 9368-2672, the “Principal Shareholders”).

RECITALS

WHEREAS pursuant to a business combination agreement and plan of reorganization dated November 30, 2020, among the Company, Lion Electric Merger Sub Inc. (“Merger Sub”) and Northern Genesis Acquisition Corp. (“NGA”), on the date hereof, the Company completed a business combination transaction pursuant to which (i) Merger Sub merged (the “Merger”) with and into NGA, with NGA surviving the Merger as a wholly-owned direct subsidiary of the Company and (ii) the Company amended and restated its Articles (as defined below) (collectively, the “Business Combination”).

WHEREAS, in connection with the Business Combination, the Company became a registrant under applicable U.S. securities laws and will become, shortly after closing of the Business Combination, a reporting issuer in the Province of Québec, and its Common Shares (as defined below) are listed on the New York Stock Exchange.

WHEREAS, in connection with the closing of the Business Combination, the parties believe that it is in the best interests of the Company and the other parties hereto to set forth their agreements regarding certain nomination rights as investors in the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EFFECTIVENESS

Section 1.1. Effectiveness. This Agreement shall become effective as of [●], being the date of closing of the Business Combination and shall continue until terminated in accordance with Section 4.4.

ARTICLE II

DEFINITIONS

Section 2.1. Definitions. As used in this Agreement, the following terms have the following meanings:

“9368-2672 Director” means a Director that has been designated by 9368-2672 for election as Nominee or appointment pursuant to Section 3.1.

“9368-2672 Permitted Holders” means (i) Marc Bedard, Camile Chartrand, Fiducie Bedard, Fiducie Chartrand, Gestion Placebo Inc., Les Placements L.-S. Piché Inc. and any Members of the Immediate Family of Marc Bédard or Camile Chartrand, and (ii) any Person controlled, directly or indirectly by one or more of the Persons referred to in clause (i) above (which includes, for greater certainty, 9368-2672 as of the date hereof).

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person; provided that (i) the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Principal Shareholder, and further provider that (ii) Great-West Lifeco Inc. and its subsidiaries, IGM Financial Inc. and its subsidiaries, and any investment fund managed by entities within the Power Corporation of Canada group of companies shall be deemed to not be Affiliates of PEC for purposes of this Agreement. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Articles” means the articles of the Company, as they are in effect upon completion of the Business Combination, as amended from time to time.

“Board” means the board of directors of the Company.

“Board Size” means the number of directors on the Board as determined pursuant to Section 3.1.5.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. and the Autorité des marches financiers in Québec (Canada) are open to accept filings or any day on which banks are not authorized or obligated to be closed in New York, New York or in Montreal, Québec.

“Common Shares” means the common shares of the Company, as contemplated under the Articles.

“Director” means a director on the Board.

“Director Election Meeting” means any meeting of shareholders of the Company at which Directors are to be elected to the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Independent Director” means a Director who is determined by the Nominating and Corporate Governance Committee to be “independent” in accordance with applicable laws and regulations (including National Instrument 52-110 – Audit Committee), including any applicable rules of a stock exchange on which the Common Shares are listed.

“Member of the Immediate Family” means with respect to any individual, each parent (whether by birth or adoption), spouse or child (including any step-child) or other descendants (whether by birth or adoption) of such individual, each spouse of any of the aforementioned Persons, each trust created solely for the benefit of such individual and/or one or more of the aforementioned Persons, and each legal representative of such individual or of any aforementioned Persons (including a tutor, curator, mandatary due to incapacity, custodian, guardian or testamentary executor), acting in such capacity under the authority of the law, an order from a competent tribunal, a will or a mandate in case of incapacity or similar instrument. For the purposes of this definition, a Person shall be considered the spouse of an individual if such Person is legally married to such individual, lives in a civil union with such individual or is the common law partner (as defined in the Income Tax Act (Canada) as amended from time to time) of such individual. A Person who was the spouse of an individual within the meaning of this paragraph immediately before the death of such individual shall continue to be considered a spouse of such individual after the death of such individual.

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“Nominating and Corporate Governance Committee” means the Nominating and Corporate Governance Committee of the Board.

“Nominee” means a nominee proposed for election as Director by the Company and included as a nominee in the management information circular of the Company relating to a Director Election Meeting.

“PEC Director” means a Director that has been designated by PEC for election as Nominee or appointment pursuant to Section 3.1.

“PEC Permitted Holders” means Power Energy Corporation and any of its Affiliates.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Principal Shareholder” has the meaning set forth in the preamble.

“QBCA” means the Quebec Business Corporations Act.

“Shareholder Group” means each of (a) the PEC Permitted Holders (collectively as one Shareholder Group) and (b) the 9368-2672 Permitted Holders (collectively as one Shareholder Group) and “Shareholder Groups” means all of them.

Section 2.2. Other Interpretive Provisions.

(a)       The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)       The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c)       The term “including” is not limiting and means “including without limitation.”

(d)       The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)       Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE III

GOVERNANCE

Section 3.1. Board Nomination Rights.

Section 3.1.1. Size and Composition of the Board. At the time this Agreement becomes effective, the Board shall consist of nine Directors and thereafter shall be composed of a number of directors determined as set forth in Section 3.1.5. The initial Directors shall be Pierre Larochelle (Chairman), Marc Bédard, Alexandre Taillefer, Michel Ringuet, Pierre Wilkie, Sheila Colleen Bair, Ian Robertson, Chris Jarrat and [●]. The initial PEC Directors shall be Pierre Larochelle, Sheila Colleen Bair and [●]. The initial 9368-2672 Directors shall be Marc Bédard and [●].

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Section 3.1.2. Designation of Nominees. In respect of any Director Election Meeting:

(a)	As long as any Shareholder Group holds, directly or indirectly, at least 20% of the Common Shares outstanding (on a non-diluted basis), its Principal Shareholder shall be entitled to designate a number of Nominees equal to the product of (rounding to the nearest whole number) (i) the percentage of the Common Shares held by such Shareholder Group (on a non-diluted basis) multiplied by (ii) the Board Size. For illustration purposes only, the following table illustrates the minimum percentage of the Common Shares which are required to be held by a Shareholder Group to designate the number of Nominees shown:

	Board Size
Number of Nominees	7	8	9	10	11	12
2	22%	20%	20%	20%	20%	20%
3	36%	31%	28%	25%	23%	21%
4	N.A.	44%	39%	35%	32%	29%

(b)

In addition to any rights 9368-2672 may have under Section 3.1.2(a), as long as the 9368-2672 Permitted Holders hold, directly or indirectly, at least 5% of the Common Shares outstanding (on a non-diluted basis), 9368-2672 shall be entitled to designate:

(i)	for so long as Marc Bedard is performing the role of chief executive officer, one (1) Nominee (in addition to Marc Bedard, who will be appointed to the Board for so long as he is performing the role of chief executive officer of the Company); or

(ii)	at any other time, Marc Bedard as a Nominee.

Section 3.1.3. Nomination and Election Procedures.

(a)	Each Principal Shareholder having a right to designate one or more Nominees under Section 3.1.2 may notify the Company of its designated Nominee(s) at any time but no less than 45 calendar days prior to the date of any Director Election Meeting. If, prior to the Director Election Meeting, the Nominee of a Principal Shareholder is unable or unwilling to serve as a Director, then such Principal Shareholder will be entitled to designate a replacement Nominee.

(b)	Other than Marc Bedard pursuant to any designation made pursuant to Section 3.1.2(b)(ii), at least one (1) Nominee designated by each Principal Shareholder must be an Independent Director as determined by the Nominating and Corporate Governance Committee and, if no Nominee of a Principal Shareholder is determined to be an Independent Director, such Principal Shareholder will be entitled to designate a replacement Nominee.

(c)	Each designated Nominee of a Principal Shareholder shall be considered by the Nominating and Corporate Governance Committee to ensure that the Nominees, when considered collectively with the additional individuals selected by the Nominating and Corporate Governance Committee for nomination to the Board, represent the characteristics, experience, skill set, independence and diversity desired by the Board. The Nominating and Corporate Governance Committee may, at its discretion, advise a Principal Shareholder that inclusion of any designated Nominee does not satisfy the objectives of the Board and, in such circumstance, such Principal Shareholder shall be entitled to propose a replacement for such Nominee.

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(d)	For so long as a Principal Shareholder has the right to designate one or more Nominees under Section 3.1.2, and provided that each Nominee (or any replacement thereof which a Principal Shareholder has the right to designate hereunder) has received a favourable recommendation of the Nomination and Corporate Governance Committee, the Company shall nominate for election and include in any management information circular relating to any Director Election Meeting (or submit to shareholders by written consent if applicable) each person designated as Nominee of such Principal Shareholder and take all steps which may be necessary or appropriate to recognize, enforce and comply with the rights of any Principal Shareholder under this Section 3.1.

(e)	Subject to Section 3.1.7, each Shareholder Group shall vote or cause to be voted all Common Shares that it holds, directly or indirectly, or over which it exercises control or direction, in favor of any Nominee designated by a Principal Shareholder and at any Director Election Meeting, pursuant to the terms and subject to the conditions of this Section 3.1.

Section 3.1.4. Other Nominees. The selection of Nominees other than the Nominees designated by the Principal Shareholders pursuant to Section 3.1.2 (including when any designation right of a Principal Shareholder has not been exercised pursuant thereto), shall rest with the Board, or the Nominating and Corporate Governance Committee, if so determined by the Board.

Section 3.1.5. Number of Board Members. The Board shall initially consist of nine (9) members and thereafter shall consist of such other number as may be determined by the Board, provided that, in each case, the number of Directors shall be sufficient to give effect to the rights of each Principal Shareholder hereunder and under any other then existing obligation of the Company in respect thereof, in each case subject to any minimum or maximum number of Directors as provided under the Company’s Articles. Each Shareholder Group will cast all votes attached to all Common Shares held by such Shareholder Group, whether at any annual or special meeting by written consent or otherwise, to give effect to the foregoing.

Section 3.1.6. Replacement Appointment. If any Nominee of a Principal Shareholder resigns, is removed, or is unable to serve for any reason prior to the expiration of his or her term as a Director, then such Principal Shareholder shall be entitled to designate a replacement to be appointed by the Board as Director as soon as reasonably practicable, except where such Principal Shareholder would have otherwise ceased to be entitled to designate such Nominee pursuant to Section 3.1.2. The appointment of any such replacement shall be subject to the approval thereof by the Nominating and Corporate Governance Committee in accordance with Section 3.1.3(c).

Section 3.1.7. Cessation; Resignation. Any Principal Shareholder shall cease to have any rights or obligations under this Section 3.1 immediately upon ceasing to have the right to designate any Nominee pursuant to the terms of Section 3.1.2. In the event that a Principal Shareholder ceases to have the right to designate a Nominee pursuant to the terms of Section 3.1.2, such Principal Shareholder shall concurrently therewith, if requested by the Board, use its reasonable efforts to promptly obtain and deliver to the Company the written resignation of any Director previously designated by it pursuant to the terms of Section 3.1.2 such that the number of Directors nominated by such Principal Shareholder and then serving on the Board does not exceed the number of Nominees that such Principal Shareholder would then have the right to designate pursuant to the terms of Section 3.1.2.

Section 3.1.8. Qualifications. Notwithstanding anything to the contrary in this Agreement, all Directors (including Directors designated by the Principal Shareholders) shall, at all times while serving on the Board, meet the qualification requirements to serve as a director under the QBCA, applicable securities laws and the rules of any stock exchange on which the Common Shares are listed.

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Section 3.1.9. Chairman. So long as PEC has the right to designate a Nominee pursuant to Section 3.1.2, PEC shall have the right to designate one (1) of the PEC Directors to serve as Chairman of the Board. The Initial Chairman of the Board will be Pierre Larochelle. In the event that PEC does not have the right to designate the Chairman of the Board, the Chairman of the Board shall be selected by the Board from among the Directors comprising the Board. In the event that the Chairman of the Board is not an Independent Director, the remaining Directors shall designate a lead independent director. The Chairman of the Board shall not be a past or present CEO of the Company.

Section 3.1.10. Board Committees.

(a)	The Board shall establish and maintain committees of the Board (each a “Committee” and collectively, the “Committees”) as required by regulations, the rules of any stock exchange or as determined appropriate by the Board.

(b)	The size of each Committee shall be established by the Board provided that the number of Committee members for each such Committee shall be at least equal to the number of Principal Shareholders having the right to appoint Nominees pursuant to the terms of Section 3.1.2, plus one (1) (which, as of the date hereof, corresponds to three (3) Committee members).

(c)	The Committees and their composition shall initially consist of the following:

(i)	Audit Committee: [●] (Chair), [●], and [●];

(ii)	Human Resources and Compensation Committee: [●] (Chair), [●] and [●]; and

(iii)	Nominating and Corporate Governance Committee: [●] (Chair), [●] and [●].

(d)	For so long as a Principal Shareholder has a right to designate a Nominee pursuant to the terms of Section 3.1.2, each such Principal Shareholder shall have the right to appoint one member of each Committee. Notwithstanding the foregoing, neither the CEO nor 9368-2672 shall have the right to appoint any Director to the Human Resources and Compensation Committee.

(e)	Each Committee shall be composed of at least a majority of Independent Directors. Except as restricted by applicable laws and regulations, Committees will be allowed to be composed of independent and non-independent directors.

(f)	Each Committee shall be chaired by a Director who is not a Nominee of a Principal Shareholder.

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Section 3.1.11. Non-Assignability or Transfer of Rights. None of the rights or obligations of any Shareholder Group under this Agreement shall be assignable or transferable to any Person, provided however that each Principal Shareholder may assign its rights and obligations hereunder to another member of its Shareholder Group together with a transfer of Common Shares to such member, provided that such assignee (if not already a party hereto) executes a joinder to this Agreement. For the avoidance of doubt, the transfer by a Principal Shareholder to another member of its Shareholder Group shall not relieve any member of such Shareholder Group from its obligations hereunder.

Section 3.1.12. Shareholder Approval. At the first annual meeting of the shareholders of the Company to be held following the fifth (5th) anniversary of the date of this Agreement, and at every fifth (5th) annual meeting of the shareholders of the Company thereafter, the rights of any Principal Shareholders under Section 3.1.2(a) shall be submitted to the shareholders of the Company for approval by a simple majority (>50%) of the votes cast by the shareholders of the Company represented in person or by proxy at such meeting (provided that, for greater certainty, all shareholders of the Company shall be entitled to vote with respect to such approval). If such rights are approved by shareholders of the Company in accordance with the foregoing, the rights of any Principal Shareholders under Section 3.1.2(a) shall continue in full force and effect until the next shareholder meeting at which such rights must be submitted for approval. If at any such meeting the requisite shareholder approval is not obtained, the rights of any Principal Shareholders under Section 3.1.2(a) shall become void and shall have no further force and effect.

Section 3.2. Expenses.

Section 3.2.1. The Company shall reimburse the members of the Board for all reasonable out-of-pocket expenses incurred in connection with the attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

Section 3.2.2. The Company shall obtain customary director and officer liability insurance on commercially reasonable terms.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

Section 4.2. Further Assurances. Each holder of Common Shares in a Shareholder Group will cast all votes attached to all Common Shares held by such Shareholder Group, whether at any annual or special meeting by written resolutions or otherwise, and take such other actions as may reasonably be requested by any Principal Shareholder to give effect to the agreements set forth in this Agreement.

Section 4.3. Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Company to:

The Lion Electric Company

921 ch. de la Rivière-du-Nord

Saint-Jérôme (Québec) J7Y 5G2

Attention:	Marc Bédard, CEO - Founder

Nicolas Brunet, Executive Vice-President and Chief Financial Officer

E-mail:	marc.bedard@thelionelectric.com

nicolas.brunet@thelionelectric.com

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with a copy to:

Stikeman Elliott LLP

1155 René-Lévesque Blvd. West, 41st Floor

Montreal (Québec) H3B 3V2

Attention:	Aniko Pelland; David Tardif

E-mail:	apelland@stikeman.com

dtardif@stikeman.com

If to PEC, to:

Power Energy Corporation

751 rue du Square Victoria

Montreal (Quebec) H2Y 2J3

Attention:	Pierre Larochelle

Email:	larochelle@powercorp.com

If to 9368-2672, to:

Marc Bedard

1027 ch. Dunant

Sainte-Anne-des-Lacs (Québec) J0R 1B0

Attention:	Marc Bedard

E-mail:	marc.bedard@thelionelectric.com

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two (2) Business Days after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 4.4. Termination and Effect of Termination. This Agreement shall terminate upon the date on which both Principal Shareholders cease to have any right to designate any Nominee under this Agreement pursuant to the terms of Section 3.1.2.

Section 4.5. Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

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Section 4.6. Amendments. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by each of the Company (acting through the Independent Directors), PEC and 9368-2672. Each such amendment, modification, extension or termination shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party.

Section 4.7. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed and interpreted by and construed in accordance with the substantive laws of the Province of Québec and the federal laws of Canada applicable therein (without giving effect to conflict of law principles).

Section 4.8. Dispute Resolution. Any claim, dispute or controversy arising out of or relating to the interpretation, application or enforcement of this Agreement or any breach of this Agreement shall be settled by arbitration to be held the Province of Québec, district of Montréal. A party wishing to submit a dispute to arbitration shall give written notice to such effect to the other parties hereto. The parties shall have fifteen (15) days from a party’s notice of such a request for arbitration to designate the arbitrators for the dispute in accordance with this Section 4.8.

Section 4.9. Merger; Binding Effect, Etc. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Principal Shareholder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

Section 4.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

Section 4.11. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 4.12. Exercise of Rights and Remedies. No delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

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Section 4.13. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Principal Shareholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be made against any current or future director, officer, employee, shareholder, general or limited partner or member of any Principal Shareholder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Principal Shareholder or any current or future member of any Principal Shareholder or any current or future director, officer, employee, shareholder, partner or member of any Principal Shareholder or of any Affiliate or assignee thereof, as such, for any obligation of any Principal Shareholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 4.14. Language. The parties confirm that it is their wish that this Agreement as well as any other documents relating hereto including notices, have been and shall be drawn up in English only. Les parties aux présentes confirment leur volonté de rédiger exclusivement en langue anglaise la présente convention ainsi que tous les documents s’y rapportant, notamment les avis.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Company:	THE LION ELECTRIC COMPANY

By:
Name: Nicolas Brunet Title:

Principal Shareholders:	9368-2672 QUÉBEC INC.

By:
Name: Marc Bédard Title:

POWER ENERGY CORPORATION

By:
Name: Pierre Larochelle Title:

By:
Name: Title:

[Signature Page to Nomination Rights Agreement]

EXHIBIT B

FORM OF rEGISTRATION RIGHTS AGREEMENT

[Attached.]

EXHIBIT B

Registration RIGHTS AGREEMENT

BY AND AMONG

The Lion Electric Company

and

CERTAIN SHAREHOLDERS OF THE LION ELECTRIC COMPANY

Dated as of [●]

- i -

This REGISTRATION RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of [●] is made by and among:

i.	The Lion Electric Company, a company organized under the laws of Québec (the “Company”);

ii.	9368-2672 Québec Inc., a company organized under the laws of Québec (“9368-2672”); and

iii.	Power Energy Corporation, a company organized under the laws of Canada ( “PEC”, and together with the 9368-2672, the “Principal Shareholders”).

RECITALS

WHEREAS pursuant to a business combination agreement and plan of reorganization dated [●], 2020 among the Company, Lion Electric Merger Sub Inc. (“Merger Sub”) and Northern Genesis Acquisition Corp. (“NGA”), on the date hereof, the Company completed a business combination transaction pursuant to which (i) Merger Sub merged (the “Merger”) with and into NGA, with NGA surviving the Merger as a wholly-owned direct subsidiary of the Company and (ii) the Company amended and restated its Articles (as defined below) (collectively, the “Business Combination”).

WHEREAS, in connection with the Business Combination, the Company became a registrant under applicable U.S. securities laws and a reporting issuer in the Province of Québec, and its Common Shares (as defined below) are listed on the New York Stock Exchange.

WHEREAS, in connection with the closing of the Business Combination, the parties believe that it is in the best interests of the Company and the other parties hereto to set forth their agreements regarding certain registration rights as investors in the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EFFECTIVENESS

Section 1.1.  Effectiveness. This Agreement shall become effective as of [●], being the date of closing of the Business Combination.

ARTICLE II

DEFINITIONS

Section 2.1.  Definitions. As used in this Agreement, the following terms have the following meanings:

“9368-2672 Permitted Holders” means (i) Marc Bedard, Camile Chartrand, Fiducie Bedard, Fiducie Chartrand, Gestion Placebo Inc., Les Placements L.-S. Piché Inc. and any Members of the Immediate Family of Marc Bedard or Camile Chartrand, and (ii) any Person controlled, directly or indirectly by one or more of the Persons referred to in clause (i) above (which includes, for greater certainty, 9368-2672 as of the date hereof).

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Board: (i) would be required to be made in any Registration Statement filed with the SEC or any Canadian Preliminary Prospectus or Canadian Prospectus filed with any Canadian Securities Authority so that, in the case of a Registration Statement, such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or, in the case of a Canadian Preliminary Prospectus or Canadian Prospectus, so that such Canadian Preliminary Prospectus or Canadian Prospectus contain full, true and plain disclosure of all material facts relating to the securities distributed thereunder and does not contain a misrepresentation; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement or the filing of such Canadian Preliminary Prospectus or Canadian Prospectus; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Holder. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Articles” means the articles of the Company, as they will be in effect upon completion of the Business Combination, as amended from time to time.

“Board” means the board of directors of the Company.

“Bought Deal” means an Underwritten Public Offering of the type which is commonly known as a “bought deal,” “block trade” or “overnight offering” or pursuant to which an underwriter has committed to purchase securities of the Company in a “bought deal” letter prior to the filing of a prospectus under applicable Canadian Securities Laws, as permitted by NI 44-101.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. and the Autorité des marches financiers in Québec (Canada) are open to accept filings or any day on which banks are not authorized or obligated to be closed in New York, New York or in Montreal, Québec.

“Canadian Base Shelf Prospectus” has the meaning set forth in Section 3.2.8(a).

“Canadian Preliminary Prospectus” means a preliminary prospectus in respect of Common Shares or other securities which (unless the context requires otherwise) has been filed with and a receipt or mutual reliance review decision document issued therefor by the applicable Canadian Securities Authorities, including, without limitation all amendments and all supplements thereto and all documents incorporated or deemed to be incorporated by reference therein.

“Canadian Prospectus” means a (final) prospectus in respect of Common Shares or other securities which (unless the context requires otherwise) has been filed with and a receipt or mutual reliance review decision document issued therefor by the applicable Canadian Securities Authorities, including, without limitation all amendments and all supplements thereto and all documents incorporated or deemed to be incorporated by reference therein, and includes, as applicable, a Canadian Base Shelf Prospectus and a Canadian Shelf Supplement.

“Canadian Securities Authorities” means any of the British Columbia Securities Commission, Alberta Securities Commission, Financial and Consumer Affairs Authority of Saskatchewan, Manitoba Securities Commission, Ontario Securities Commission, Autorité des marchés financiers (Québec), Financial and Consumer Services Commission (New Brunswick), Nova Scotia Securities Commission, Office of the Superintendent of Securities (Prince Edward Island), Office of the Superintendent of Securities Service (Newfoundland and Labrador), Office of the Superintendent of Securities (Northwest Territories), Office of the Yukon Superintendent of Securities, Nunavut Securities Office, and any of their successors.

“Canadian Securities Laws” means the securities laws, regulations and rules of each of the provinces and territories of Canada, the forms and disclosure requirements made or promulgated under those laws, regulations or rules, the policy statements, rules, orders and companion policies of or administered by the Canadian Securities Authorities, and applicable discretionary rulings, blanket orders or orders issued by the Canadian Securities Authorities pursuant to such laws, regulations, rules and policy statements, all as amended and in effect from time to time.

“Canadian Shelf Registration Request” has the meaning set forth in Section 3.2.8(a).

“Canadian Shelf Supplement” has the meaning set forth in Section 3.2.8(c).

“Common Shares” means the common shares of the Company, as contemplated by the Articles.

“Demand Canadian Preliminary Prospectus” has the meaning set forth in Section 3.1.1(c).

“Demand Canadian Prospectus” has the meaning set forth in Section 3.1.1(c).

“Demand Notice” has the meaning set forth in Section 3.1.3.

“Demand Registration” has the meaning set forth in Section 3.1.1(a).

“Demand Registration Request” has the meaning set forth in Section 3.1.1(a).

“Demand Registration Statement” has the meaning set forth in Section 3.1.1(c).

“Demand Suspension” has the meaning set forth in Section 3.1.6.

“Director” means a director on the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Holder” means a Principal Shareholder that holds Registrable Securities.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Loss” has the meaning set forth in Section 3.9.1.

“marketing materials” has the meaning set forth in NI 41-101.

“Member of the Immediate Family” means with respect to any individual, each parent (whether by birth or adoption), spouse or child (including any step-child) or other descendants (whether by birth or adoption) of such individual, each spouse of any of the aforementioned Persons, each trust created solely for the benefit of such individual and/or one or more of the aforementioned Persons, and each legal representative of such individual or of any aforementioned Persons (including a tutor, curator, mandatary due to incapacity, custodian, guardian or testamentary executor), acting in such capacity under the authority of the law, an order from a competent tribunal, a will or a mandate in case of incapacity or similar instrument. For the purposes of this definition, a Person shall be considered the spouse of an individual if such Person is legally married to such individual, lives in a civil union with such individual or is the common law partner (as defined in the Income Tax Act (Canada) as amended from time to time) of such individual. A Person who was the spouse of an individual within the meaning of this paragraph immediately before the death of such individual shall continue to be considered a spouse of such individual after the death of such individual.

“misrepresentation” has the meaning set forth under applicable Canadian Securities Laws.

“NI 41-101” means National Instrument 41-101 General Prospectus Requirements.

“NI 44-101” means National Instrument 44-101 Short Form Prospectus Distributions.

“NI 44-102” means National Instrument 44-102 Shelf Distributions.

“PEC Permitted Holders” means Power Energy Corporation and any of its Affiliates.

“Permitted Transferee” means, in each case to the extent such Person agrees to be bound by the terms of this Agreement, (i) in the case of PEC, any PEC Permitted Holder, and (ii) in the case of 9368-2672, any 9368-2672 Permitted Holder.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Notice” has the meaning set forth in Section 3.1.1.

“Piggyback Registration” has the meaning set forth in Section 3.1.1.

“Potential Takedown Participant” has the meaning set forth in Section 3.2.5(b).

“Principal Shareholder” has the meaning set forth in the preamble.

“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold in an Underwritten Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to (i) an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4, Form F-4 or Form S-8 or any successor form), (ii) a Canadian Prospectus, (iii) a combination of (i) and (ii) above, or (iv) comparable mechanics under the securities laws of any other jurisdiction.

“Registrable Securities” means (i) all Common Shares that are not then subject to forfeiture to the Company, (ii) all Common Shares issuable upon the exercise, conversion or exchange of any option, warrant or convertible security not then subject to vesting or forfeiture to the Company and (iii) all Common Shares directly or indirectly issued or then issuable with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (w) (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement or (B) such securities shall have been qualified for distribution under applicable Canadian Securities Laws in any province or territory of Canada pursuant to the filing with the applicable Canadian Securities Authorities of a Canadian Prospectus and the issuance of a receipt therefor, and such securities shall have been disposed of thereunder, (x) such securities shall have been Transferred pursuant to Rule 144, (y) both (A) such holder is able to immediately sell such securities under Rule 144 without any restrictions on transfer (including without application of paragraphs (c), (d), (e), (f) and (h) of Rule 144), as reasonably determined by the Holder, and (B) the trade of such securities by such holder in Canada would not constitute a “control distribution” as such term is defined in National Instrument 45-102 Resale of Securities, or (z) such securities shall have ceased to be outstanding.

“Registration” means a (i) registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement, (ii) the qualification of any Registrable Securities for distribution under applicable Canadian Securities Laws in any province or territory of Canada by way of a Canadian Prospectus, (iii) a combination of (i) and (ii) above, or (iv) comparable mechanics under the securities laws of any other jurisdiction. The terms “register”, “registered” and “registering” shall have correlative meanings.

“Registration Expenses” has the meaning set forth in Section 3.8.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related U.S. Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related U.S. Prospectus) filed on Form S-4, Form F-4 or Form S-8 or any successor form thereto.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Securities Authorities” means the SEC and the Canadian Securities Authorities or applicable securities authorities of any other jurisdiction.

“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwritten Public Offering” means an underwritten Public Offering, including any Bought Deal.

“Underwritten U.S. Shelf Takedown” means an Underwritten Public Offering pursuant to an effective U.S. Shelf Registration Statement.

“U.S. Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.

“U.S. Shelf Period” has the meaning set forth in Section 3.2.3.

“U.S. Shelf Registration” has the meaning set forth in Section 3.2.1(a).

“U.S. Shelf Registration Notice” has the meaning set forth in Section 3.2.2.

“U.S. Shelf Registration Request” has the meaning set forth in Section 3.2.1(a).

“U.S. Shelf Registration Statement” has the meaning set forth in Section 3.2.1(a).

“U.S. Shelf Suspension” has the meaning set forth in Section 3.2.4.

“U.S. Shelf Takedown Notice” has the meaning set forth in Section 3.2.5(b).

“U.S. Shelf Takedown Request” has the meaning set forth in Section 3.2.5(a).

“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.

Section 2.2.  Other Interpretive Provisions.

(1) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(2) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(3) The term “including” is not limiting and means “including without limitation.”

(4) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(5) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE III

REGISTRATION RIGHTS

The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of the following provisions as are applicable to it. Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.

Section 3.1.  Demand Registration.

Section 3.1.1.  Request for Demand Registration.

(a)	At any time following the date of this Agreement, each of PEC and 9368-2672, for as long as it is a Holder and holds, together with its Permitted Transferees, at least 10% of the outstanding Common Shares (on a non-diluted basis), shall have the right to make a written request from time to time (a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by such Principal Shareholders. Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration.”

(b)	Each Demand Registration Request shall specify (x) the aggregate amount of such Holders’ Registrable Securities to be registered, (y) the intended method or methods of disposition thereof and (z) the jurisdiction(s) in which the Registration is to take place.

(c)	Upon receipt of a Demand Registration Request, the Company shall as promptly as practicable file a Registration Statement (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registration Statement to be promptly declared effective under the Securities Act, and/or, as may be requested, file with the applicable Canadian Securities Authorities and use its reasonable best efforts to secure the issuance of a receipt or mutual reliance review decision document for a Canadian Preliminary Prospectus (a “Demand Canadian Preliminary Prospectus”) and a Canadian Prospectus (a “Demand Canadian Prospectus”) relating to such Demand Registration, including, if necessary or useful, in reliance upon the post-receipt pricing procedures under National Instrument 44-103 Post-Receipt Pricing.

Section 3.1.2.  Limitation on Demand Registrations. The Company shall not be obligated to take any action to effect any Demand Registration if (a) within any twelve-month period there have been effected three (3) Demand Registrations (including, for greater certainty, any Demand Registration which is subsequently withdrawn pursuant to Section 3.1.4), or (b) the value of the Common Shares to be offered under any such Demand Registration is less than US$30 million. Additionally, the Company shall not be obligated under this Section 3.1 to take any action to effect any Demand Registration within 90 days following the completion of a Public Offering in which a Demand Registration, U.S. Shelf Registration, U.S. Shelf Takedown or a Piggyback Registration has been effected.

Section 3.1.3.  Demand Notice. Other than in connection with a Bought Deal, promptly upon receipt of a Demand Registration Request pursuant to Section 3.1.1 (but in no event more than two (2) Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such Demand Registration Request to all other Holders and the Demand Notice shall offer each such Holder the opportunity to include in the Demand Registration that number of Registrable Securities as each such Holder may request in writing. Subject to Section 3.1.7, the Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days after the date that the Demand Notice was delivered. In the event that a Demand Registration is made in connection with a Bought Deal, the notice periods set forth in this Section 3.1.3 shall not be applicable and the Company shall give the other Holders such notice as is practicable under the circumstances given the speed and urgency with which Bought Deals are currently carried out in common market practice of its rights to participate thereunder and such Holders shall have at least 24 hours to notify the Company and the requesting Holder that they will participate in the Bought Deal, failing which, the requesting Holder shall be free to pursue the Bought Deal without the participation of such other Holders.

Section 3.1.4.  Demand Withdrawal. The Holders may withdraw all or any portion of their Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the Demand Registration Statement or the filing of the Demand Canadian Prospectus, as applicable. Upon receipt of a notice to such effect with respect to all of the Registrable Securities included by the Holders in such Demand Registration, the Company shall cease all efforts to pursue or consummate such Demand Registration.

Section 3.1.5.  Effective Registration. The Company shall (a) use reasonable best efforts to cause any Demand Registration Statement to become effective and remain effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a U.S. Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer, and (b) from the period beginning on the filing of any Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus until the completion of the distribution of the Registrable Securities covered by such Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus (or the closing date of the offering of such Registrable Securities thereunder, if later), comply with section 57 of the Securities Act (Ontario) and the comparable provisions of other applicable Canadian Securities Laws, and prepare and file promptly any prospectus or marketing material amendment which, in the opinion of the Company, acting reasonably, may be necessary or advisable, and will otherwise comply with all legal requirements and take all actions necessary to continue to qualify such Registrable Securities for distribution in the applicable provinces and territories of Canada for as long as may be necessary to complete the distribution of such Registrable Securities.

Section 3.1.6.  Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement or the filing or continued use of a Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus (including pursuant to Section 3.2.8(a)) at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, as applicable, the Demand Registration Statement, Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus (a “Demand Suspension”); provided, however, that a Demand Suspension in respect of a given Demand Registration may not exceed sixty (60) days and Demand Suspensions in respect of multiple Demand Registrations in any twelve (12) month period may not exceed one hundred twenty (120) days. In the case of a Demand Suspension, the Holders agree to suspend use of any applicable U.S. Prospectus, Demand Canadian Preliminary Prospectus or Canadian Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Demand Suspension, amend or supplement any U.S. Prospectus, if necessary, so it does not contain any untrue statement or omission, amend or supplement any Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus, if necessary, so that it contains full, true and plain disclosure of all material facts relating to the securities distributed thereunder and does not contain a misrepresentation or if required by applicable Canadian Securities Laws or as may reasonably be requested by the Holders whose Registrable Securities are covered by such Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus, and furnish to the Holders such numbers of copies of any U.S. Prospectus, Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend any Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders of a majority of Registrable Securities that are included in such Demand Registration Statement.

Section 3.1.7.  Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration advise the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be, in the case of any Demand Registration, (x) first, allocated to each Holder that has requested to participate in such Demand Registration an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

Section 3.1.8.  Resale Rights. In the event that a Holder requests to participate in a Registration pursuant to this Section 3.1 in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for resale by such partners or members, if requested by such Holder.

Section 3.2.  Shelf Registration.

Section 3.2.1.  Request for U.S. Shelf Registration.

(a)	Upon the written request of any Holders entitled to make Demand Registration Requests (a “U.S. Shelf Registration Request”), the Company shall promptly file a shelf Registration Statement with the SEC pursuant to Rule 415 under the Securities Act (each, a “U.S. Shelf Registration Statement”) relating to the offer and sale of Registrable Securities by such Holders from time to time in accordance with the methods of distribution elected by such Holders, and the Company shall use its reasonable best efforts to cause such U.S. Shelf Registration Statement to promptly become effective under the Securities Act. Any such Registration pursuant to a U.S. Shelf Registration Request shall hereinafter be referred to as a “U.S. Shelf Registration.”

(b)	If on the date of the U.S. Shelf Registration Request contemplating the filing of a U.S. Shelf Registration Statement, the Company is a WKSI, then the U.S. Shelf Registration Request may request Registration with the SEC of an unspecified amount of Registrable Securities to be sold by unspecified Holders. If on the date of the U.S. Shelf Registration Request the Company is not a WKSI, then the U.S. Shelf Registration Request shall specify the aggregate amount of Registrable Securities to be registered. The Company shall provide to the Holders the information necessary to determine the Company’s status as a WKSI upon request.

(c)	All Holders shall be deemed to have made a U.S. Shelf Registration Request on the date hereof for the Company to file a U.S. Shelf Registration Statement relating to the resale of all Registrable Securities owned by such Holders on the date hereof promptly following the closing of the Business Combination.

Section 3.2.2.  U.S. Shelf Registration Notice. Promptly upon receipt of a U.S. Shelf Registration Request (but in no event more than two (2) Business Days thereafter (or such shorter period as may be reasonably requested in connection with a Bought Deal)), the Company shall deliver a written notice (a “U.S. Shelf Registration Notice”) of any such request to all other Holders, which notice shall specify, if applicable, the amount of Registrable Securities to be registered, and the U.S. Shelf Registration Notice shall offer each such Holder the opportunity to include in the U.S. Shelf Registration that number of Registrable Securities as each such Holder may request in writing. The Company shall include in such U.S. Shelf Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or such shorter period as may be reasonably requested in connection with a Bought Deal provided such period is at least 24 hours) after the date that the U.S. Shelf Registration Notice has been delivered; provided, however, that if the Holder, is not, or is not controlled (directly or indirectly) by, a director or officer of the Company, such time for providing written requests for inclusion shall be extended to five (5) Business Days (or such shorter period as may be reasonably requested in connection with a Bought Deal provided such period is at least 24 hours).

Section 3.2.3.  Continued Effectiveness of U.S. Shelf Registration Statement. The Company shall use its reasonable best efforts to keep any U.S. Shelf Registration Statement continuously effective under the Securities Act in order to permit the U.S. Prospectus forming part of the U.S. Shelf Registration Statement to be usable by Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the U.S. Shelf Registration Statement as part of another Registration (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which no Holder holds Registrable Securities (such period of effectiveness, the “U.S. Shelf Period”). Subject to Section 3.2.4, the Company shall be deemed not to have used its reasonable best efforts to keep the U.S. Shelf Registration Statement effective during the U.S. Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such U.S. Shelf Registration Statement during the U.S. Shelf Period, unless such action or omission is required by applicable law.

Section 3.2.4.  Suspension of U.S. Shelf Registration. If the continued use of such U.S. Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, suspend use of the U.S. Shelf Registration Statement (a “U.S. Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a U.S. Shelf Suspension more than sixty (60) consecutive days or more than one hundred twenty (120) days during any twelve (12) month period. In the case of a U.S. Shelf Suspension, the Holders agree to suspend use of the applicable U.S. Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any U.S. Shelf Suspension, amend or supplement the U.S. Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the U.S. Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend the U.S. Shelf Registration Statement, if required by the registration form used by the Company for the U.S. Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders of a majority of Registrable Securities that are included in such U.S. Shelf Registration Statement.

Section 3.2.5.  U.S. Shelf Takedown.

(a)	At any time the Company has an effective U.S. Shelf Registration Statement, by notice to the Company specifying the intended method or methods of disposition thereof, a Holder entitled to make Demand Registration Requests and whose Registrable Securities are able to be offered on such U.S. Shelf Registration Statement may make a written request (a “U.S. Shelf Takedown Request”) to the Company to effect a Public Offering, including an Underwritten U.S. Shelf Takedown, of all or a portion of such Registrable Securities that may be registered under such U.S. Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the U.S. Shelf Registration Statement as necessary for such purpose.

(b)	Promptly upon receipt of a U.S. Shelf Takedown Request (but in no event more than two (2) Business Days thereafter (or such shorter period as may be reasonably requested in connection with a Bought Deal)) for any Underwritten U.S. Shelf Takedown, the Company shall deliver a notice (a “U.S. Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Holders if such Registration Statement is undesignated (each a “Potential Takedown Participant”). The U.S. Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten U.S. Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten U.S. Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or such shorter period as may be reasonably requested by the requesting Holder in connection with a Bought Deal provided such period is at least 24 hours) after the date that the U.S. Shelf Takedown Notice has been delivered. Notwithstanding the delivery of any U.S. Shelf Takedown Notice, all determinations as to whether to complete any Underwritten U.S. Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten U.S. Shelf Takedown contemplated by this Section 3.2.5 shall be determined by the requesting Holder.

Section 3.2.6.  Priority of Securities Sold Pursuant to U.S. Shelf Takedowns. If the managing underwriter or underwriters of a proposed Underwritten U.S. Shelf Takedown pursuant to Section 3.2.5 advise the Company in writing that, in its or their opinion, the number of securities requested to be included in the proposed Underwritten U.S. Shelf Takedown exceeds the number that can be sold in such Underwritten U.S. Shelf Takedown without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be (x) first, allocated to each Holder that has requested to participate in such Underwritten U.S. Shelf Takedown an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

Section 3.2.7.  Resale Rights. In the event that a Holder elects to request a Registration pursuant to this Section 3.2 in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for resale by such partners or members, if requested by such Holder.

Section 3.2.8.  Request for Canadian Shelf Registration

(a)	Upon the written request of any Holders entitled to make Demand Registration Requests from time to time following the completion of the Business Combination (a “Canadian Shelf Registration Request”), the Company shall promptly file with the applicable Canadian Securities Authorities, and use its reasonable best efforts to secure the issuance of a receipt or mutual reliance review decision document for, a preliminary base shelf prospectus and base shelf (final) prospectus (the “Canadian Base Shelf Prospectus”) pursuant to the provisions of NI 44-102 to qualify the distribution of all of the Registrable Securities in each of the provinces and territories of Canada (or as otherwise determined by the Holders entitled to make Demand Registration Requests in the Canadian Shelf Registration Request).

(b)	In advance of the expiration of any Canadian Base Shelf Prospectus, except as otherwise directed by the Holders entitled to make Demand Registration Requests in writing, the Company shall renew such Canadian Base Shelf Prospectus in accordance with Section 3.2.8(a), such that the Company shall at all times have an effective Canadian Base Shelf Prospectus with enough capacity to allow the sale thereunder of all remaining Registrable Securities.

(c)	The Company shall satisfy any Demand Registration Request that is submitted pursuant to Section 2.2 at a time that a Canadian Base Shelf Prospectus is effective by filing a supplement to the Canadian Base Shelf Prospectus (a “Canadian Shelf Supplement”) with the applicable Canadian Securities Authorities in accordance with NI 44-102 as soon as practicable and in any event not later than three (3) Business Days after the Demand Registration Request is received. Section 3.1 shall apply mutatis mutandis to any Demand Registration Request effected pursuant to this Section 3.2.8.

Section 3.3.  Piggyback Registration.

Section 3.3.1.  Participation. If the Company at any time following the Business Combination proposes (a) to file a Registration Statement with respect to any offering of its equity securities for its own account or for the account of any securityholder under the Securities Act, (b) to qualify any of its equity securities for distribution for its own account or for the account of any securityholder under applicable Canadian Securities Laws in any province or territory of Canada by way of a Canadian Prospectus or (c) to otherwise conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Person pursuant to a Registration Statement that registers Registrable Securities or that registers an unspecified amount of securities (other than (i) a Registration under Section 3.1 or Section 3.2, (ii) a Registration on Form S-4, Form F-4 or Form S-8 or any successor form to such forms or (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than ten (10) Business Days prior to the proposed date of filing of the U.S. Registration Statement, Canadian Preliminary Prospectus or Canadian Shelf Supplement in respect of such offering or, in the case of a Public Offering under a U.S. Shelf Registration Statement, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Holders that can be included in such proposed filing or Public Offering, and such Piggyback Notice shall offer the Holders the opportunity to register under any such Registration Statement or under any applicable Canadian Prospectus, or to include in such Public Offering, such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 3.3.2, the Company shall include in such Registration Statement, Canadian Preliminary Prospectus or Canadian Prospectus or in such Public Offering, as applicable, all such Registrable Securities that are requested to be included therein within five (5) days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the filing of a Canadian Prospectus in connection with such Registration, or the pricing or trade date of a Public Offering under a U.S. Shelf Registration Statement, the Company determines for any reason not to register or sell or to delay the Registration or sale of such securities, the Company shall give written notice of such determination to each Holder and, thereupon, (i) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1, (including pursuant to Section 3.2.8(c)) or an Underwritten U.S. Shelf Takedown under Section 3.2, as the case may be, and (ii) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten U.S. Shelf Takedown, as the case may be, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw.

Section 3.3.2.  Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and the participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company proposes to sell, and (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder, and (y) a number of such shares equal to such Holder’s Pro Rata Portion, and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

Section 3.3.3.  No Effect on Other Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Section 3.1 and Section 3.2 or shall relieve the Company of its obligations under Section 3.1 and Section 3.2.

Section 3.4.  Lock-Up Agreements. In connection with each Registration or sale of Registrable Securities pursuant to Section 3.1, Section 3.2 or Section 3.3 conducted as an Underwritten Public Offering, each Holder agrees, if requested, to become bound by and to execute and deliver a lock-up agreement with the underwriter(s) of such Underwritten Public Offering restricting such Holder’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such Holder or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final U.S. Prospectus and/or of the Canadian Prospectus relating to the Underwritten Public Offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days following the date of closing of the Underwritten Public Offering plus, such additional period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on the publication or other distribution of research reports and analyst recommendations and opinions, if applicable).

Section 3.5.  Registration Procedures.

Section 3.5.1.  Requirements. In connection with the Company’s obligations under Section 3.1 to Section 3.6, the Company shall use its reasonable best efforts to effect such Registration and to permit the offering, sale and distribution of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(a)	As promptly as practicable prepare the required Registration Statement and U.S. Prospectus and/or Canadian Preliminary Prospectus and Canadian Prospectus including all exhibits, financial statements and ancillary materials required under the Securities Act or Canadian Securities Laws to be filed therewith, and, before filing a Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, Canadian Preliminary Prospectus or Canadian Prospectus, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, (y) make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request and (z) except in the case of a Registration under Section 3.3 not file any Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or amendments or supplements thereto to which the participating Holders, in such capacity, or the underwriters, if any, shall reasonably object;

(b)	prepare and file with the applicable Securities Authorities such amendments and post-effective amendments to the Registration Statement, such supplements to the U.S. Prospectus and such amendments and supplements to the Canadian Preliminary Prospectus and Canadian Prospectus as may be (x) reasonably requested by any Holder with Registrable Securities covered by such Registration (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration Statement effective for the period of time required by this Agreement or to continue to qualify such Registrable Securities for distribution as required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration during such period in accordance with the intended method or methods of disposition by the sellers thereof;

(c)	notify the participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus, or any amendment or supplement thereto, has been filed (and, in the case of a Canadian Preliminary Prospectus or Canadian Prospectus, when a receipt or mutual reliance review decision document has been issued therefor), (b) of any written comments by the Securities Authorities, or any request by the Securities Authorities or other governmental authority in any jurisdiction for amendments or supplements to any such Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus or Canadian Prospectus or to any marketing materials, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the Securities Authorities relating to, or which may affect, the Registration, (c) of the issuance by the Securities Authorities of any stop order suspending the effectiveness of such Registration Statement or any order by the Securities Authorities or any other regulatory authority preventing or suspending the use of any preliminary or final U.S. Prospectus or of any Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials, or the initiation or threatening of any proceedings for such purposes, (d) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects and (e) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering, sale or distribution in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(d)	promptly notify each selling Holder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which any applicable Registration Statement or the U.S. Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such U.S. Prospectus or any preliminary U.S. Prospectus, in light of the circumstances under which they were made) not misleading or as a result of which any Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials would contain a misrepresentation or a statement otherwise misleading or untrue, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials in order to comply with the Securities Act or Canadian Securities Laws and, as promptly as reasonably practicable thereafter, prepare and file with the SEC and/or the applicable Canadian Securities Authority, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials which shall correct such misstatement or omission or effect such compliance;

(e)	to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any U.S. Shelf Registration Statement, the Company shall include in such U.S. Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such U.S. Shelf Registration Statement at a later time through the filing of a U.S. Prospectus supplement rather than a post-effective amendment;

(f)	use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final U.S. Prospectus or of any Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials;

(g)	promptly incorporate in a U.S. Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the selling Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such U.S. Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such U.S. Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

(h)	furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of any applicable Registration Statement, Canadian Preliminary Prospectus or Canadian Prospectus and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(i)	deliver to each selling Holder and each underwriter, if any, without charge, as many copies of any applicable U.S. Prospectus (including each preliminary U.S. Prospectus), Canadian Preliminary Prospectus or Canadian Prospectus and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such U.S. Prospectus, Canadian Preliminary Prospectus or Canadian Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering, sale or distribution of the Registrable Securities covered by such U.S. Prospectus, Canadian Preliminary Prospectus or Canadian Prospectus or any amendment or supplement thereto);

(j)	on or prior to the date on which any applicable Registration Statement becomes effective or any applicable Canadian Prospectus is filed, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1 or Section 3.2, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(k)	cooperate with the selling Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of Registrable Securities to the underwriters;

(l)	use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(m)	not later than the effective date of any applicable Registration Statement or the filing of any applicable Canadian Prospectus, provide a CUSIP number for all Registrable Securities and, as applicable, provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company or CDS Clearing and Depository Services Inc., as applicable;

(n)	make such representations and warranties to the Holders of which Registrable Securities are being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

(o)	enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the selling Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

(p)	obtain for delivery to the Holders of the Registrable Securities being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the most recent effective date of any Registration Statement or, in the event of an Underwritten Public Offering or if customary in public offerings similar to the offering then being undertaken, the date of the closing under the underwriting agreement or for such offering, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

(q)	in the case of an Underwritten Public Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement or Canadian Prospectus) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(r)	cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA or IIROC;

(s)	use its reasonable best efforts to comply with all applicable securities laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(t)	provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration;

(u)	use its reasonable best efforts to cause all Registrable Securities covered by such Registration to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;

(v)	make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the selling Holders, by any underwriter participating in any Registration and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, Directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration;

(w)	in the case of an Underwritten Public Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(x)	take no direct or indirect action prohibited by Regulation M under the Exchange Act, OSC Rule 48-501 – Trading during Distributions, Formal Bids and Share Exchange Transactions and by Section 7.7 of the Universal Market Integrity Rules;

(y)	take all reasonable action to (y) ensure that any Issuer Free Writing Prospectus utilized in connection with such Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related U.S. Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (z) ensure that any marketing materials to be provided in connection with such Registration comply with Canadian Securities Laws and approve in writing all such marketing materials (including as may be reasonably required by any managing underwriter or underwriters) and file such marketing materials to the extent required for the use of such marketing materials under applicable Canadian Securities Laws; and

(z)	take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

Section 3.5.2.  Company Information Requests. The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

Section 3.5.3.  Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5.1(d), such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement or the distribution of Registrable Securities under such Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials until such Holder’s receipt of the copies of the supplemented or amended U.S. Prospectus or Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials contemplated by Section 3.5.1(d), or until such Holder is advised in writing by the Company that the use of the U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials may be resumed, and, as applicable, has received copies of any additional or supplemental filings that are incorporated by reference in the U.S. Prospectus, Canadian Preliminary Prospectus or Canadian Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of such documents current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which any applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended U.S. Prospectus contemplated by Section 3.5.1(d) or is advised in writing by the Company that the use of the U.S. Prospectus may be resumed.

Section 3.6.  Underwritten Offerings.

Section 3.6.1.  Demand Registrations. If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Section 3.1 or Section 3.2, the Company shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the Holders and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type. The Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof, and such Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder under such agreement shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

Section 3.6.2.  Piggyback Registrations. If the Company proposes to register or sell any of its securities as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 3.3 and, subject to the provisions of Section 3.3.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

Section 3.6.3.  Selection of Underwriters. In the case of an Underwritten Public Offering under Section 3.1 or Section 3.2 the managing underwriter or underwriters to administer the offering shall be determined by the requesting Holder and shall be reasonably acceptable to the Company, and in the case of an Underwritten Public Offering under Section 3.3, the managing underwriter or underwriters to administer the offering shall be determined by the Company.

Section 3.7.  No Inconsistent Agreements; Additional Rights. Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement. Neither the Company nor any of its subsidiaries shall enter into any agreement granting registration or similar rights to any Person without the prior written consent of each Holders hereunder that beneficially owns at least 10% of the outstanding Common Shares (on a non-diluted basis), unless such rights are subordinated or pari passu to the registration rights granted to the Holders under this Agreement. The Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement, except pursuant to those certain Subscription Agreements, dated as of [___], 2020, by and among the Company, NGA and certain investors.

Section 3.8.  Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC, FINRA, the Canadian Securities Authorities or IIROC, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, translation, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including all expenses of any transfer agent and expenses relating to The Depository Trust Company or CDS Clearing and Depository Services Inc. and of printing prospectuses or other offering documents), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (viii) all reasonable fees and disbursements of one legal counsel for the selling Holders, (ix) all fees and expenses incurred in connection with the distribution or Transfer of Registrable Securities to or by a Holder or its Permitted Transferees in connection with a Public Offering, (x) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (xi) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xii) all expenses related to any “road show”, including the reasonable out-of-pocket expenses of the Holders and underwriters, if so requested. All such expenses are referred to herein as “Registration Expenses”. The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

Section 3.9.  Indemnification.

Section 3.9.1.  Indemnification by the Company. The Company shall indemnify and hold harmless, to the full extent permitted by law, each selling Holder, each shareholder, member, limited or general partner of such Holder, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, managers, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act or of analogous provisions under applicable Canadian Securities Laws) or is deemed to control such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters ) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) (A) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary U.S. Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a U.S. Prospectus or preliminary U.S. Prospectus, in light of the circumstances under which they were made) not misleading, (ii) any information or statement in a Canadian Preliminary Prospectus or Canadian Prospectus that contains or is alleged to contain a misrepresentation or any omission of a Canadian Preliminary Prospectus or Canadian Prospectus to contain full, true and plain disclosure of all material facts relating to the securities distributed thereunder, (iii) any untrue or alleged untrue statement of a material fact contained in any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including any report and other document filed under the Exchange Act or Canadian Securities Laws or (iv) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, provincial, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report; provided, that no selling Holder shall be entitled to indemnification pursuant to this Section 3.9.1 in respect of any untrue statement or omission or any misrepresentation contained in any information relating to such selling Holder furnished in writing by such selling Holder to the Company specifically for inclusion in a Registration Statement, Canadian Preliminary Prospectus or Canadian Prospectus and used by the Company in conformity therewith (such information “Selling Holder Information”). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Holders. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties.

Section 3.9.2.  Indemnification by the Selling Holders. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its Directors and officers and each Person who controls (within the meaning of the Securities Act or the Exchange Act or of analogous provisions under applicable Canadian Securities Laws) or is deemed to control the Company from and against any Losses resulting from (i) (A) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary U.S. Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (B) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a U.S. Prospectus or preliminary U.S. Prospectus, in light of the circumstances under which they were made) not misleading, or (ii) any information or statement in a Canadian Preliminary Prospectus or Canadian Prospectus that contains a misrepresentation, in each case to the extent, but only to the extent, that such untrue statement or omission or such misrepresentation is contained in such selling Holder’s Selling Holder Information. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.4 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.

Section 3.9.3.  Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it forfeits substantive legal rights by reason of such delay or failure) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party has agreed in writing to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (iii) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (iv) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.9.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

Section 3.9.4.  Contribution. If for any reason the indemnification provided for in Section 3.9.1 and Section 3.9.2 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Section 3.9.1 and Section 3.9.2), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things whether any untrue or alleged untrue statement of a material fact or misrepresentation or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, misrepresentation or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.9.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Section 3.9.1 and Section 3.9.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9.4, in connection with any Registration effected pursuant to this Agreement, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such Registration. If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 3.9.1 and Section 3.9.2 hereof without regard to the provisions of this Section 3.9.4. The remedies provided for in this Section 3.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

Section 3.10.  Rules 144 and 144A and Regulation S. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 3.11.  Compliance with Canadian Securities Laws. With a view to making available the benefits of Canadian Securities Laws that may at any time permit the resale of Registrable Securities without the filing of a Canadian Prospectus, at all times after the Company becoming a reporting issuer or the equivalent under Canadian Securities Laws in any province or territory of Canada, the Company agrees to use is reasonable best efforts to (a) file with the appropriate Canadian Securities Authority authorities in a timely manner all reports and other documents required under Canadian Securities Laws, and (b) so long as any Holder owns any Registrable Securities, furnish to any Holder forthwith upon request a written statement by the Company stating that the Company is a reporting issuer and is not in default of any requirement under Canadian Securities Laws.

Section 3.12.  Short Form Registrations. After the Company becoming a reporting issuer or the equivalent under Canadian Securities Laws in any province or territory of Canada, the Company agrees to use its reasonable best efforts to make available and maintain the availability of short form prospectus Registrations pursuant to NI 44-101. For greater certainty, references herein to a Canadian Preliminary Prospectus or a Canadian Prospectus shall as applicable include a short form Canadian Preliminary Prospectus or a short form Canadian Prospectus.

ARTICLE IV

MISCELLANEOUS

Section 4.1.  Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties’ members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

Section 4.2.  Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile or e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Company to:

The Lion Electric Company
921 ch. de la Rivière-du-Nord
Saint-Jérôme (Québec) J7Y 5G2

Attention:	Marc Bedard, CEO - Founder

Nicolas Brunet, Executive Vice-President and CFO

E-mail:	marc.bedard@thelionelectric.com

nicolas.brunet@thelionelectric.com

with a copy to:

Stikeman Elliott LLP

1155 René-Lévesque Blvd. West, 41st Floor

Montreal (Québec) H3B 3V2

Attention:	Aniko Pelland; David Tardif

E-mail:	apelland@stikeman.com

dtardif@stikeman.com

If to PEC to:

Power Energy Corporation
751 rue du Square Victoria

Montreal (Quebec) H2Y 2J3

Attention:	Pierre Larochelle

E-mail:	larochelle@powercorp.com

If to the 9368-2672 to:

Marc Bedard

1027 ch. Dunant

Sainte-Anne-des-Lacs (Québec) J0R 1B0

Attention:	Marc Bedard

E-mail:	marc.bedard@thelionelectric.com

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two (2) Business Days after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 4.3.  Termination and Effect of Termination. This Agreement shall terminate upon the date on which no Holder holds any Registrable Securities; except for the provisions of Section 3.9 and Section 3.10, which shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.9 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination.

Section 4.4.  Permitted Transferees. The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Registrable Securities to a Permitted Transferee of that Holder. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Section 4.4 will be effective unless the Permitted Transferee to which the assignment is being made, if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Section 4.4 may not again transfer those rights to any other Permitted Transferee, other than as provided in this Section 4.4.

Section 4.5.  Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 4.6.  Amendments.This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by each of the Company (acting through independent Directors), PEC and 9368-2672 (and, as applicable, any PEC or 9368-2672 Permitted Holders holding shares at such time). Each such amendment, modification, extension or termination shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party.

Section 4.7.  Governing Law.This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed and interpreted by and construed in accordance with the substantive laws of the Province of Québec and the federal laws of Canada applicable therein (without giving effect to conflict of law principles).

Section 4.8.  Dispute Resolution. Any claim, dispute or controversy arising out of or relating to the interpretation, application or enforcement of this Agreement or any breach of this Agreement shall be settled by arbitration to be held the Province of Québec, district of Montréal. A party wishing to submit a dispute to arbitration shall give written notice to such effect to the other parties hereto. The parties shall have fifteen (15) days from a party’s notice of such a request for arbitration to designate the arbitrators for the dispute in accordance with this Section 4.8.

Section 4.9.  Merger; Binding Effect, Etc. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

Section 4.10.  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

Section 4.11.  Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 4.12.  Exercise of Rights and Remedies. No delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 4.13.  No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Principal Shareholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be made against any current or future director, officer, employee, shareholder, general or limited partner or member of any Principal Shareholder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Principal Shareholder or any current or future member of any Principal Shareholder or any current or future director, officer, employee, shareholder, partner or member of any Principal Shareholder or of any Affiliate or assignee thereof, as such, for any obligation of any Principal Shareholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 4.14.  Language. The parties confirm that it is their wish that this Agreement as well as any other documents relating hereto including notices, have been and shall be drawn up in English only. Les parties aux présentes confirment leur volonté de rédiger exclusivement en langue anglaise la présente convention ainsi que tous les documents s’y rapportant, notamment les avis.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Company:	THE LION ELECTRIC COMPANY

By:
		Name:	Nicolas Brunet
Title:

Principal Shareholders:	9368-2672 QUÉBEC INC.

By:
		Name:	Marc Bedard
Title:

POWER ENERGY CORPORATION

By:
	Name:	Pierre Larochelle
Title:

[Signature Page to Registration Rights Agreement]

Exhibit C

SECOND AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION Of NGA

[Attached.]

Exhibit C

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NORTHERN GENESIS ACQUISITION CORP.

ARTICLE I

NAME

The name of the Corporation (the “Corporation”) is “Northern Genesis Acquisition Corp.”

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 100,000,000 shares of common stock, par value of $0.0001 per share (“Common Stock”).

Section 4.2 Common Stock. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the stockholders generally are entitled to vote.

ARTICLE V

BYLAWS

In furtherance of, and not in limitation of, the powers conferred by the DGCL, the board of directors of the Corporation (the “Board”) shall have the power and is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.

Section 6.2 Number, Election, Term. The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the Bylaws. Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION

Section 7.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless he or she violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her action as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 7.2 Indemnification and Advancement of Expenses. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE VIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate of Incorporation and the DGCL; and all rights, preferences and privileges of any nature conferred upon directors, stockholders, or any other persons by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

EXHIBIT D

AMENDED AND
RESTATED BYLAWS Of NGA

[Attached.]

Exhibit D

AMENDED AND RESTATED BYLAWS

OF

NORTHERN GENESIS ACQUISITION CORP.

(THE “CORPORATION”)

[__], 20[__]

i

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Article I
OFFICES

Section 1.1. Registered Office. The registered office of Northern Genesis Acquisition Corp. required by the General Corporation Law of the State of Delaware (the “DGCL”) to be maintained in the State of Delaware, shall be the registered office named in the Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and restated from time to time, the “Certificate of Incorporation”), or such other office as may be designated from time to time by the Board of Directors of the Corporation (the “Board”) in the manner provided by law. Should the Corporation maintain a principal office within the State of Delaware such registered office need not be identical to such principal office of the Corporation.

Section 1.2. Additional Offices. The Corporation may have offices at such other places both within and without the State of Delaware as the Board may from time to time determine or as the business and affairs of the Corporation may require.

Article II
STOCKHOLDERS

Section 2.1. Place of Meetings. All meetings of the stockholders shall be held at the principal office of the Corporation, or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof.

Section 2.2. Quorum; Adjournment of Meetings. Unless otherwise required by law or provided in the Certificate of Incorporation or these Bylaws, the holders of shares of stock with a majority of the voting power entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of the Corporation’s stock belonging to the Corporation or to another corporation, if such shares of stock representing a majority of the voting power entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Notwithstanding the other provisions of the Certificate of Incorporation or these Bylaws, the chairman of the meeting or the holders of shares of stock with a majority of the voting power present in person or represented by proxy at any meeting of stockholders, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting; provided, however, if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At any such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally called.

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Section 2.3. Annual Meetings. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, within or without the State of Delaware, on such date, and at such time as the Board shall fix and set forth in the notice of the meeting, which date shall be within thirteen (13) months subsequent to the later of the date of incorporation or the last annual meeting of stockholders.

Section 2.4. Special Meetings. Unless otherwise provided in the Certificate of Incorporation, special meetings of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board (if any), by the Chief Executive Officer or by a majority of the Board, or by a majority of the executive committee (if any), and shall be called by the Chairman of the Board (if any), by the Chief Executive Officer or the Secretary upon the written request therefor, stating the purpose or purposes of the meeting, delivered to such officer, signed by the holder(s) of at least twenty-five percent (25%) of the issued and outstanding stock entitled to vote at such meeting.

Section 2.5. Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a date as the record date for any such determination of stockholders, which date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

If the Board does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with Article VIII, Section 3 of these Bylaws notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If, in accordance with Section 12 of this Article II, corporate action without a meeting of stockholders is to be taken, the record date for determining stockholders entitled to express consent to such corporate action in writing, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 2.6. Notice of Meetings. Written notice of the place, date and hour of all meetings, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by or at the direction of the Chairman of the Board (if any) or the Chief Executive Officer, the Secretary or the other person(s) calling the meeting to each stockholder entitled to vote thereat and shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, personally, by electronic transmission or by mail. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation. The Corporation may provide stockholders with notice of a meeting by electronic transmission provided such stockholders have consented to receiving electronic notice.

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Section 2.7. Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either on a reasonably accessible electronic network, provided that the information required to gain access to the list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the Corporation. The stock list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.8. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. Proxies for use at any meeting of stockholders shall be filed with the Secretary, or such other officer as the Board may from time to time determine by resolution, before or at the time of the meeting. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the secretary of the meeting who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions.

No proxy shall be valid after three (3) years from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power.

Should a proxy designate two or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of the same portion of the shares as he or she is of the proxies representing such shares.

Section 2.9. Voting; Elections; Inspectors. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall have one vote for each share of stock entitled to vote which is registered in his or her name on the record date for the meeting. Shares registered in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the bylaw (or comparable instrument) of such corporation may prescribe, or in the absence of such provision, as the board of directors (or comparable body) of such corporation may determine. Shares registered in the name of a deceased person may be voted by his or her executor or administrator, either in person or by proxy.

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All voting, except as required by the Certificate of Incorporation or where otherwise required by law, may be a voice vote; provided, however, that upon demand therefor by stockholders holding shares of stock representing a majority of the voting power present in person or by proxy at any meeting, a written ballot vote shall be taken. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes cast by the holders of shares of stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon. Any stock vote taken by written ballots shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.

At any meeting at which a vote is taken by ballots, the chairman of the meeting may appoint one or more inspectors, each of whom shall subscribe an oath or affirmation to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. Such inspector shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. The chairman of the meeting may appoint any person to serve as inspector, except no candidate for the office of director shall be appointed as an inspector.

Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited.

Section 2.10. Conduct of Meetings. The meetings of the stockholders shall be presided over by the Chairman of the Board (if any), or if he or she is not present, by the Chief Executive Officer, or if neither the Chairman of the Board (if any), nor Chief Executive Officer is present, by a chairman elected at the meeting. The Secretary of the Corporation, if present, shall act as secretary of such meetings, or if he or she is not present, an Assistant Secretary (if any) shall so act; if neither the Secretary nor an Assistant Secretary (if any) is present, then a secretary shall be appointed by the chairman of the meeting. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

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Section 2.11. Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it or any other corporation, if a majority of shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly by the Corporation and such shares shall not be counted for quorum purposes.

Section 2.12. Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation, any action permitted or required by law, the Certificate of Incorporation or these Bylaws to be taken at a meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than a unanimous written consent shall be given by the Secretary to those stockholders who have not consented in writing.

Article III
DIRECTORS

Section 3.1. Power; Number; Term of Office. The business and affairs of the Corporation shall be managed by or under the direction of the Board, and subject to the restrictions imposed by law or the Certificate of Incorporation, they may exercise all the powers of the Corporation.

The number of directors of the Corporation shall be determined from time to time by resolution of the Board, unless the Certificate of Incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the Certificate of Incorporation. Each director shall hold office for the term for which he or she is elected, and until his or her successor shall have been elected and qualified or until his or her earlier death, resignation or removal.

Unless otherwise provided in the Certificate of Incorporation, directors need not be stockholders nor residents of the State of Delaware.

Section 3.2. Quorum. Unless otherwise provided in the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business of the Board and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 3.3. Place of Meetings; Order of Business. The directors may hold their meetings and may have an office and keep the books of the Corporation, except as otherwise provided by law, in such place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution. At all meetings of the Board business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board (if any), or in his or her absence by the Chief Executive Officer, or by resolution of the Board.

Section 3.4. First Meeting. Each newly elected Board may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of the stockholders. Notice of such meeting shall not be required.

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Section 3.5. Regular Meetings. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Notice of such regular meetings shall not be required.

Section 3.6. Special Meetings. Special meetings of the Board may be called by the Chairman of the Board (if any), the Chief Executive Officer or, on the written request of any two directors, by the Secretary, in each case on at least twenty-four (24) hours personal or written notice or on at least twenty-four (24) hours’ notice by electronic transmission to each director. Such notice, or any waiver thereof pursuant to Article VIII, Section 3 hereof, need not state the purpose or purposes of such meeting, except as may otherwise be required by law or provided for in the Certificate of Incorporation or these Bylaws.

Section 3.7. Removal. Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided that, unless the Certificate of Incorporation otherwise provides, if the Board is classified, then the stockholders may effect such removal only for cause; and provided further that, if the Certificate of Incorporation expressly grants to stockholders the right to cumulate votes for the election of directors and if less than the entire Board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire Board, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Section 3.8. Vacancies; Increases in the Number of Directors. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or a sole remaining director; and any director so chosen shall hold office until the next annual election and until his or her successor shall be duly elected and shall qualify, unless sooner displaced.

If the directors of the Corporation are divided into classes, any directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be duly elected and shall qualify.

Section 3.9. Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board shall have the authority to fix the compensation of directors.

Section 3.10. Action Without a Meeting; Telephone Conference Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board, or any committee designated by the Board, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

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Unless otherwise restricted by the Certificate of Incorporation, subject to the requirement for notice of meetings, members of the Board, or members of any committee designated by the Board, may participate in a meeting of such Board or committee, as the case may be, by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 3.11. Approval or Ratification of Acts or Contracts by Stockholders. The Board in its discretion may submit any act or contract for approval or ratification at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the vote of the holders of shares of stock representing a majority of the voting power entitled to vote and present in person or by proxy at such meeting (provided that a quorum is present), shall be as valid and as binding upon the Corporation and upon all the stockholders as if it has been approved or ratified by every stockholder of the Corporation. In addition, any such act or contract may be approved or ratified by the written consent of the holders of shares of stock representing a majority of the voting power entitled to vote and such consent shall be as valid and as binding upon the Corporation and upon all the stockholders as if it had been approved or ratified by every stockholder of the Corporation.

Article IV
COMMITTEES

Section 4.1. Designation; Powers. The Board may, by resolution passed by a majority of the whole board, designate one or more committees, including, if they shall so determine, an executive committee, each such committee to consist of one or more of the directors of the Corporation. Any such designated committee shall have and may exercise such of the powers and authority of the Board in the management of the business and affairs of the Corporation as may be provided in such resolution, except that no such committee shall have the power or authority of the Board in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders an agreement of merger, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution of the Corporation, or amending, altering or repealing the Bylaws or adopting new Bylaws for the Corporation and, unless such resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Any such designated committee may authorize the seal of the Corporation to be affixed to all papers which may require it. In addition to the above, such committee or committees shall have such other powers and limitations of authority as may be determined from time to time by resolution adopted by the Board.

Section 4.2. Procedure; Meetings; Quorum. Any committee designated pursuant to Section 1 of this Article IV shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board when requested, shall fix its own rules or procedures, and shall meet at such times and at such place or places as may be provided by such rules, or by resolution of such committee or resolution of the Board. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution.

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Section 4.3. Substitution of Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of the absent or disqualified member.

Article V
OFFICERS

Section 5.1. Number, Titles and Term of Office. The officers of the Corporation shall be a Chief Executive Officer, a Chief Financial Officer, a President and a Secretary and, if the Board so elects, a Chairman of the Board, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President) and such other officers as the Board may from time to time elect or appoint. Each officer shall hold office until his or her successor shall be duly elected and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person, unless the Certificate of Incorporation provides otherwise. Except for the Chairman of the Board, if any, no officer need be a director.

Section 5.2. Salaries. The salaries or other compensation of the officers and agents of the Corporation shall be fixed from time to time by the Board.

Section 5.3. Removal. Any officer or agent elected or appointed by the Board may be removed, either with or without cause, by the vote of a majority of the whole Board at a special meeting called for the purpose, or at any regular meeting of the Board. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 5.4. Vacancies. Any vacancy occurring in any office of the Corporation may be filled by the Board.

Section 5.5. Powers and Duties of the Chief Executive Officer. The President shall be the Chief Executive Officer of the Corporation unless the Board designates the Chairman of the Board or any other officer as Chief Executive Officer. Subject to the control of the Board and the executive committee (if any), the Chief Executive Officer shall have general executive charge, management and control of the properties, business and operations of the Corporation with all such powers as may be reasonably incident to such responsibilities; he or she may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation and may sign all certificates for shares of capital stock of the Corporation; and shall have such other powers and duties as designated in accordance with these Bylaws and as from time to time may be assigned to him by the Board.

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Section 5.6. Powers and Duties of the Chairman of the Board. If elected, the Chairman of the Board shall preside at all meetings of the stockholders and of the Board; shall have such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him by the Board.

Section 5.7. Powers and Duties of the President. Unless the Board otherwise determines, the President shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation; and, unless the Board otherwise determines, he or she may, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the stockholders and (should he or she be a director) of the Board; and he or she shall have such other powers and duties as designated in accordance with these Bylaws and as from time to time may be assigned to him or her by the Board.

Section 5.8. Vice Presidents. In the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, a Vice President designated by the Board shall perform the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. In the absence of a designation by the Board of a Vice President to perform the duties of the Chief Executive Officer, or in the event of his or her absence or inability or refusal to act, the Vice President who is present and who is senior in terms of time as a Vice President of the Corporation shall so act. The Vice Presidents shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 5.9. Chief Financial Officer. The Chief Financial Officer shall have the authority to and shall bear the responsibility for the custody and control of all the funds and securities of the Corporation, and he or she shall have such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him or her by the Board; and, unless the Board otherwise determines, he or she may, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the stockholders and (should he or she be a director) of the Board. He or she shall perform all acts incident to the position of Chief Financial Officer, subject to the control of the Chief Executive Officer and the Board; and he or she shall, if required by the Board, give such bond for the faithful discharge of his or her duties in such form as the Board may require.

Section 5.10. Assistant Chief Financial Officers. Each Assistant Chief Financial Officer, if any, shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him or her by the Chief Executive Officer or the Board. The Assistant Chief Financial Officers shall exercise the powers of the Chief Financial Officer during that officer’s absence or inability or refusal to act.

Section 5.11. Secretary. The Secretary shall have the authority to and shall keep the minutes of all meetings of the Board, committees of directors and the stockholders, in books provided for that purpose; he or she shall attend to the giving and serving of all notices; he or she may in the name of the Corporation affix the seal of the Corporation to all contracts of the Corporation and attest the affixation of the seal of the Corporation thereto; he or she may sign with the other appointed officers all certificates for shares of capital stock of the Corporation; he or she shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board may direct, all of which shall at all reasonable times be open to inspection of any director upon application at the office of the Corporation during business hours; he or she shall have such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him or her by the Board or the Chief Executive Officer; and he or she shall in general perform all acts incident to the office of Secretary, subject to the control of the Chief Executive Officer and the Board.

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Section 5.12. Assistant Secretaries. Each Assistant Secretary, if any, shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him or her by the Chief Executive Officer or the Board. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

Section 5.13. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board, the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation in which the Corporation may hold securities and to otherwise exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

Article VI
INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Section 6.1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all cost or expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, damages, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof), other than a proceeding (or part thereof) brought under Section 3 of this Article VI, initiated by such person or his or her heirs, executors and administrators only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article VI shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Section or otherwise.

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Section 6.2. Indemnification of Employees and Agents. The Corporation may, by action of its Board, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article VI.

Section 6.3. Right of Claimant to Bring Suit. If a written claim received by the Corporation from or on behalf of an indemnified party under this Article VI is not paid in full by the Corporation within ninety (90) days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 6.4. Non-exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Incorporation of the Corporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5. No Personal Liability. No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

11

Section 6.6. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.7. Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation (each, a “Covered Person”), as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 6.8. Definitions. For purposes of this Article, reference to the “Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger prior to (or, in the case of an entity specifically designated in a resolution of the Board, after) the adoption hereof and which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Article VII
CAPITAL STOCK

Section 7.1. Certificates of Stock. Except as provided in this Section 7.1 of Article VII, the certificates for shares of the capital stock of the Corporation shall be uncertificated, provided that the Board of Directors may provide by resolution or resolutions that some or all classes of series of the Corporation’s stock shall be represented by certificates. Each certificated share of stock shall be signed by the Chairman of the Board, Chief Executive Officer or a Vice President and the Secretary or an Assistant Secretary or the Chief Financial Officer or an Assistant Chief Financial Officer certifying the number of shares (and, if the stock of the Corporation shall be divided into classes or series, the class and series of such shares) owned by the stockholder in the Corporation; provided, however, that any of or all the signatures on the certificate may be facsimile. The stock record books and the blank stock certificate books shall be kept by the Secretary, or at the office of such transfer agent or transfer agents as the Board may from time to time by resolution determine. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

12

Section 7.2. Transfer of Shares. Subject to the provisions of the Certificate of Incorporation and any other applicable agreements regarding the transfer of stock, the shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives upon surrender and cancellation of certificates for a like number of shares, duly endorsed or accompanied by proper evidence of succession, assignment or authority of transfer or upon receipt of proper transfer instructions from the registered holder of uncertificated shares and upon compliance with appropriate procedures for transferring shares in uncertificated form.

Section 7.3. Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 7.4. Regulations Regarding Certificates. The Board shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of capital stock of the Corporation.

Section 7.5. Lost or Destroyed Certificates. The Board may determine the conditions upon which a new certificate of stock may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed; and may, in their discretion, require the owner of such certificate or his or her legal representative to give bond, with sufficient surety, to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims which may arise by reason of the issue of a new certificate in the place of the one so lost, stolen or destroyed.

Article VIII
MISCELLANEOUS PROVISIONS

Section 8.1. Fiscal Year. The fiscal year of the Corporation shall be such as established from time to time by the Board.

Section 8.2. Corporate Seal. The Board may provide a suitable seal, containing the name of the Corporation. The Secretary shall have charge of the seal (if any). If and when so directed by the Board or a committee thereof, duplicates of the seal may be kept and used by the Chief Financial Officer, Chief Accounting Officer, Assistant Secretary or Assistant Chief Financial Officer.

Section 8.3. Notice and Waiver of Notice. Whenever any notice is required to be given by law, the Certificate of Incorporation or under the provisions of these Bylaws, said notice shall be deemed to be sufficient if given (i) by electronic transmission or (ii) by deposit of the same in a post office box in a sealed prepaid wrapper addressed to the person entitled thereto at his or her post office address, as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such transmission or mailing, as the case may be.

13

Whenever notice is required to be given by law, the Certificate of Incorporation or under any of the provisions of these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

Section 8.4. Resignations. Any director, member of a committee or officer may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Chief Executive Officer or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 8.5. Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board.

Section 8.6. Reliance upon Books, Reports and Records. Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board or by any such committee, or in relying in good faith upon other records of the Corporation.

Section 8.7. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

Article IX
AMENDMENTS

Section 9.1. Amendments. If provided in the Certificate of Incorporation of the Corporation, the Board shall have the power to adopt, amend and repeal from time to time Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal such Bylaws as adopted or amended by the Board.

14

EXHIBIT E

certificate of incorporation of the company

[Attached.]

Exhibit E

Registraire des entreprises
Québec

RE-500 (2017-05)
Page 1
E

Statuts de modification

Numéro d'entreprise du Québec
NEQ 1 1

Ce formulaire s'adresse à toute société par actions qui désire apporter des modifications à ses statuts. Pour plus de renseignements, consultez le *Guide concernant les statuts de modification* (RE-500.G).

1 Renseignements sur la société par actions

Nom de la société
LA COMPAGNIE ÉLECTRIQUE LION

Versions du nom de la société dans une autre langue que le français, s'il y a lieu
THE LION ELECTRIC COMPANY

2 Modification des statuts

2.1 Modification relative au nom

Nouveau nom de la société

Nouvelles versions du nom de la société dans une autre langue que le français, s'il y a lieu

☐ Désignation numérique pour tenir lieu de nom

2.2 Autres modifications

The articles of the Corporation are amended as provided for in the attached Schedule.

2.3 Date et heure à attribuer au certificat, s'il y a lieu

Date ____ Heure ____ (heures minutes)

10VO ZZ 49488679

Services Québec

RE-500 (2017-05)
Page 2
E

3 Correction des statuts

3.1 Statuts et certificat visés par la correction

Les statuts de ______________________ (Type de statuts) déposés au registre des entreprises le |__|__|__|__|__|__|__|__| contiennent des dispositions illégales, des erreurs ou des irrégularités. Un certificat se rapportant à ces statuts a été délivré par le Registraire des entreprises en date du |__|__|__|__|__|__|__|__| et, le cas échéant, à |__|__|__|__| (heures minutes).

3.2 Corrections demandées

3.3 Droits des actionnaires et des créanciers

Cochez les cases appropriées.

- ☐ Les corrections demandées ne risquent pas de porter atteinte aux droits des actionnaires.
- ☐ Les corrections demandées ne risquent pas de porter atteinte aux droits des créanciers.
- ☐ Les corrections demandées risquent de porter atteinte aux droits des actionnaires.
- ☐ Les corrections demandées risquent de porter atteinte aux droits des créanciers.

4 Signature

______________________ Nom de famille et prénom de l'administrateur ou du dirigeant autorisé

______________________ Signature de l'administrateur ou du dirigeant autorisé

Signez et retournez ce formulaire accompagné des documents exigés et du paiement requis. Ne le télécopiez pas.

Réservé à l'administration

10VP ZZ 49488680

SCHEDULE

to the articles of amendment

The articles are amended as follows:

1.	By changing the minimum and maximum number of directors to: Minimum: 3 – Maximum: 20

2.	By creating an unlimited number of preferred shares, issuable in one or more series, having the rights and restrictions set forth in the attached Schedule A.

3.	By amending the rights and restrictions of the common shares with the rights and conditions set forth in the attached Schedule A.

4.	After giving effect to the foregoing, the authorized capital of the corporation shall consist of:

-	Unlimited number of common shares;

-	Unlimited number of preferred shares, issuable in one or more series.

5.	To repeal and replace Schedule 1 annexed to the certificate and articles of consolidation dated August 3, 2020 with the attached Schedule A.

6.	To repeal Schedule 2 annexed to the certificate and articles of consolidation dated August 3, 2020.

7.	To repeal and replace Schedule 3 annexed to the certificate and articles of consolidation dated August 3, 2020 with the attached Schedule B.

SCHEDULE A

Description of share capital

Unlimited number of common shares; and

Unlimited number of preferred shares, issuable in one or more series.

1.	The common shares shall have attached thereto the following rights and restrictions:

1.1.	Voting. Each common share shall entitle the holder thereof to one (1) vote at all meetings of the shareholders of the Corporation (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the provisions of the Business Corporations Act (Québec) (hereinafter referred to as the “Act”)).

1.2.	Dividends. The holders of the common shares shall be entitled to receive, as and when declared by the board of directors of the Corporation (the “Board”), subject to and subordinate to the rights, privileges, conditions and restrictions attaching to the preferred shares and the shares of any other class ranking senior to the common shares, dividends payable in money, property or by the issue of fully paid shares of the share capital of the Corporation or options or right to acquire fully paid shares of the Corporation.

1.3.	Liquidation, etc. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of property of the Corporation among shareholders for the purpose of winding up its affairs, subject to and subordinate to the rights, privileges, conditions and restrictions attaching to the preferred shares and the shares of any other class ranking senior to the common shares, the holders of the common shares shall be entitled to receive the remaining property and assets of the Corporation.

1.4.	Uncertificated Shares. Unless otherwise determined by the Board, by resolution, at the time of issuance of common shares, common shares are issued as uncertificated shares.

2.	The preferred shares shall have attached thereto the following rights and restrictions:

2.1.	Series. The Board may, at any time and from time to time, issue the preferred shares in one or more series, each series to consist of such number of shares as may, before issuance thereof, be determined by the Board.

2.2.	Terms of Each Series. Before the first shares of a particular series are issued, the Board shall fix the number of shares in such series and shall determine, subject to any limitations set out in the articles, the designation, rights, privileges, restrictions and conditions attaching to the shares of such series including, without limitation, any right to receive dividends (which may be cumulative, non-cumulative or partially cumulative and variable or fixed), the rate or rates, amount or method or methods of calculation of preferential dividends and whether such rate or rates, amount or method or methods of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which such preferential dividends shall accrue, the rights of redemption (if any) and the redemption price and other terms and conditions of redemption, the rights of retraction (if any) and the prices and other terms and conditions of any rights of retraction and whether any additional rights of retraction may be provided to such holders in the future, the voting rights and the conversion or exchange rights (if any) and any sinking fund, purchase fund or other provisions attaching thereto.

2.3.	First Shares of Each Series. Before the issue of the first shares of a series, the Board shall send to the enterprise registrar the articles containing a description of such series including the designations, rights, privileges, restrictions and conditions determined by the directors.

2.4.	Ranking of Preferred Shares. No rights, privileges, restrictions or conditions attaching to a series of preferred shares shall confer upon a series a priority over any other series of preferred shares in respect of the payment of dividends or any distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation.

The preferred shares of each series shall rank on a parity with the preferred shares of every other series with respect to priority in the payment of dividends, the return of capital and in the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

2.5.	Priority. The preferred shares shall be entitled to priority over the common shares of the Corporation and over any other shares of any other class of the Corporation ranking junior to the preferred shares with respect to priority in the payment of dividends, the return of capital and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among the shareholders for the purpose of winding up its affairs.

2.6.	Other Preferences. The preferred shares of any series may also be given such other preferences, not inconsistent with the provisions hereof, over the common shares and over any other shares of the Corporation ranking junior to preferred shares as may be determined in the case of such series of preferred shares in accordance with paragraph 2.2.

2.7.	Participation. If any cumulative dividends or declared non-cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding up of the Corporation in respect of a series of preferred shares are not paid in full, the preferred shares of all series shall participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full, provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the preferred shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

2.8.	Voting Rights. Except as hereinafter referred to or as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of preferred shares, the holders of the preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

2.9.	Conversion Right. The preferred shares of any series may be made convertible into or exchangeable for any other class of shares of the Corporation.

2.10.	Variation of Rights. The provisions attaching to the preferred shares as a class may be amended or repealed at any time with such approval as may then be required by law to be given by the holders of the preferred shares as a class.

2.11.	Uncertificated Shares. Unless otherwise determined by the Board, by resolution, at the time of issuance of preferred shares of any series, preferred shares are issued as uncertificated shares.

SCHEDULE B

Other provisions

1.	Annual meetings and special meetings of the shareholders of the Corporation may be held outside the Province of Québec, as may be determined by the directors.

2.	In the event that the Corporation becomes a reporting issuer (as defined in the Act) in any province or territory of Canada or has more than 50 shareholders, the directors may appoint one or more additional directors who shall hold office for a term expiring no later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

Registraire des entreprises Québec

RE-509 (2012-07)
Page 1

Statuts de refonte

Numéro d'entreprise du Québec
NEQ 1 1 6 5 3 1 9 0 5 5

Loi sur les sociétés par actions, L.R.Q., c. S-31.1

1 Nom de la société par actions

LA COMPAGNIE ÉLECTRIQUE LION

Version(s) du nom de la société dans une autre langue que le français, s'il y a lieu

THE LION ELECTRIC COMPANY

2 Capital-actions

Schedule A

3 Restrictions sur le transfert des titres ou des actions, s'il y a lieu

None

4 Nombre d'administrateurs

Nombre fixe ____ **ou** Nombre minimal 3
Nombre maximal 20

Signez et retournez ce formulaire accompagné du paiement requis. Ne pas télécopier.

Réservé à l'administration

10UO ZZ 49488579

Revenu Québec

RE-509 (2012-07)
Page 2

5 Limites imposées aux activités, s'il y a lieu

None

6 Autres dispositions, s'il y a lieu

Schedule B

7 Date et heure à attribuer au certificat, s'il y a lieu

Date A M J

Heure heures minutes

8 Signature

Nom de l'administrateur ou du dirigeant autorisé

Signature de l'administrateur ou du dirigeant autorisé

Si l'espace prévu est insuffisant, joignez une annexe, indiquez la section et numérotez les pages, s'il y a lieu.

10UP ZZ 49488580

SCHEDULE A

Description of share capital

Unlimited number of common shares; and

Unlimited number of preferred shares, issuable in one or more series.

1.	The common shares shall have attached thereto the following rights and restrictions:

1.1.	Voting. Each common share shall entitle the holder thereof to one (1) vote at all meetings of the shareholders of the Corporation (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the provisions of the Business Corporations Act (Québec) (hereinafter referred to as the “Act”)).

1.2.	Dividends. The holders of the common shares shall be entitled to receive, as and when declared by the board of directors of the Corporation (the “Board”), subject to and subordinate to the rights, privileges, conditions and restrictions attaching to the preferred shares and the shares of any other class ranking senior to the common shares, dividends payable in money, property or by the issue of fully paid shares of the share capital of the Corporation or options or right to acquire fully paid shares of the Corporation.

1.3.	Liquidation, etc. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of property of the Corporation among shareholders for the purpose of winding up its affairs, subject to and subordinate to the rights, privileges, conditions and restrictions attaching to the preferred shares and the shares of any other class ranking senior to the common shares, the holders of the common shares shall be entitled to receive the remaining property and assets of the Corporation.

1.4.	Uncertificated Shares. Unless otherwise determined by the Board, by resolution, at the time of issuance of common shares, common shares are issued as uncertificated shares.

2.	The preferred shares shall have attached thereto the following rights and restrictions:

2.1.	Series. The Board may, at any time and from time to time, issue the preferred shares in one or more series, each series to consist of such number of shares as may, before issuance thereof, be determined by the Board.

2.2.	Terms of Each Series. Before the first shares of a particular series are issued, the Board shall fix the number of shares in such series and shall determine, subject to any limitations set out in the articles, the designation, rights, privileges, restrictions and conditions attaching to the shares of such series including, without limitation, any right to receive dividends (which may be cumulative, non-cumulative or partially cumulative and variable or fixed), the rate or rates, amount or method or methods of calculation of preferential dividends and whether such rate or rates, amount or method or methods of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which such preferential dividends shall accrue, the rights of redemption (if any) and the redemption price and other terms and conditions of redemption, the rights of retraction (if any) and the prices and other terms and conditions of any rights of retraction and whether any additional rights of retraction may be provided to such holders in the future, the voting rights and the conversion or exchange rights (if any) and any sinking fund, purchase fund or other provisions attaching thereto.

2.3.	First Shares of Each Series. Before the issue of the first shares of a series, the Board shall send to the enterprise registrar the articles containing a description of such series including the designations, rights, privileges, restrictions and conditions determined by the directors.

2.4.	Ranking of Preferred Shares. No rights, privileges, restrictions or conditions attaching to a series of preferred shares shall confer upon a series a priority over any other series of preferred shares in respect of the payment of dividends or any distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation.

The preferred shares of each series shall rank on a parity with the preferred shares of every other series with respect to priority in the payment of dividends, the return of capital and in the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

2.5.	Priority. The preferred shares shall be entitled to priority over the common shares of the Corporation and over any other shares of any other class of the Corporation ranking junior to the preferred shares with respect to priority in the payment of dividends, the return of capital and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among the shareholders for the purpose of winding up its affairs.

2.6.	Other Preferences. The preferred shares of any series may also be given such other preferences, not inconsistent with the provisions hereof, over the common shares and over any other shares of the Corporation ranking junior to preferred shares as may be determined in the case of such series of preferred shares in accordance with paragraph 2.2.

2.7.	Participation. If any cumulative dividends or declared non-cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding up of the Corporation in respect of a series of preferred shares are not paid in full, the preferred shares of all series shall participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full, provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the preferred shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

2.8.	Voting Rights. Except as hereinafter referred to or as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of preferred shares, the holders of the preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

2.9.	Conversion Right. The preferred shares of any series may be made convertible into or exchangeable for any other class of shares of the Corporation.

2.10.	Variation of Rights. The provisions attaching to the preferred shares as a class may be amended or repealed at any time with such approval as may then be required by law to be given by the holders of the preferred shares as a class.

2.11.	Uncertificated Shares. Unless otherwise determined by the Board, by resolution, at the time of issuance of preferred shares of any series, preferred shares are issued as uncertificated shares.

SCHEDULE B

Other provisions

1.	Annual meetings and special meetings of the shareholders of the Corporation may be held outside the Province of Québec, as may be determined by the directors.

2.	In the event that the Corporation becomes a reporting issuer (as defined in the Act) in any province or territory of Canada or has more than 50 shareholders, the directors may appoint one or more additional directors who shall hold office for a term expiring no later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

EXHIBIT F

Bylaws of the company

[Attached.]

Exhibit F

THE LION ELECTRIC COMPANY

BY-LAW NO. 2020-1

ARTICLE 1

INTERPRETATION

1.1	Definitions.

As used in this by-law, the following terms and expressions have the following meanings:

“Act” means the Business Corporations Act (Québec) and the regulations under it, as amended, re-enacted or replaced from time to time.

“applicable securities laws” means (i) the applicable securities legislation of each relevant province of Canada, as amended from time to time, the written rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each province of Canada and (ii) the applicable United States federal and state securities laws, including without limitation, the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

“Authorized Signatory” has the meaning specified in Section 2.2.

“Board” means the board of directors of the Corporation, and “director” means a member of the Board.

“Corporation” means The Lion Electric Company.

“meeting of shareholders” means an annual meeting of shareholders or a special meeting of shareholders.

“person” is to be interpreted broadly and includes an individual, partnership, corporation, company, trust, unincorporated association, joint venture or other entity or governmental or regulatory entity, and pronouns are to have a similarly extended meaning.

“public announcement” means disclosure in a press release reported by a national news service in the United States or Canada, or in a document publicly filed by the Corporation under its profile on EDGAR at www.sec.gov or on SEDAR at www.sedar.com, or any system that is a replacement or successor thereto.

“Recorded Address” means (i) in the case of a shareholder, the shareholder’s latest address as shown in the records of the Corporation, (ii) in the case of shareholders holding shares jointly, the address appearing in the records of the Corporation in respect of the joint holding or, if there is more than one address in respect of the joint holding, the first address that appears, and, (iii) in the case of a director, officer or auditor, the person’s latest address as shown in the records of the Corporation or, if applicable, in the last notice filed in the enterprise register pursuant to the Act respecting the legal publicity of enterprises (Québec), whichever is the most recent.

“show of hands” means, in connection with a meeting, a show of hands by persons present and entitled to vote at the meeting, the functional equivalent of a show of hands by telephonic, electronic or other means of communication and any combination of such methods.

Terms and expressions used in this by-law which are defined in the Act have the meanings respectively given to them in the Act unless defined otherwise herein.

1.2	Construction.

The division of this by-law into Articles and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation.

1.3	Gender and Number.

Any reference to, or use of, gender in this by-law includes all genders. Words importing only the singular number include the plural and vice versa.

1.4	Precedence.

This by-law is subject to, and should be read in conjunction with, the Act and the articles. If there is any conflict or inconsistency between any provision of the Act or the articles and any provision of this by-law, the provision of the Act or the articles will govern.

ARTICLE 2

BUSINESS OF THE CORPORATION

2.1	Fiscal Year.

The fiscal year of the Corporation ends on December 31st or such date of each year as the Board determines from time to time.

2.2	Signing of Documents and Voting Rights.

Contracts, documents and instruments may be signed on behalf of the Corporation manually, by facsimile, or by electronic means by (i) any by any director or officer of the Corporation (unless otherwise determined by the Board) or (ii) any other person authorized by the Board from time to time. Each person referred to in (i) and (ii) is an “Authorized Signatory”.

Voting rights for securities held by the Corporation may be exercised on behalf of the Corporation by any one Authorized Signatory.

As used in this Section, the phrase “contracts, documents and instruments” means any and all kinds of contracts, documents and instruments in written, facsimile or electronic form, including cheques, drafts, orders, guarantees, notes, acceptances and bills of exchange, deeds, mortgages, hypothecs, charges, conveyances, transfers, assignments, powers of attorney, agreements, proxies, releases, receipts, discharges and certificates, and all other paper, facsimile or electronic writings.

ARTICLE 3

DIRECTORS

3.1	Number.

Subject to the requirements of the Act applicable to reporting issuers, the number of directors of the Corporation when a minimum number and a maximum number are specified in the articles is, at any time, the number of directors holding office immediately following the most recent election or appointment of directors, whether by the shareholders at a meeting of the shareholders, or by the Board pursuant to the Act.

No decrease in the number of directors will shorten the term of an incumbent director.

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3.2	Election and Term of Office.

The directors are elected at the annual meeting of shareholders by a majority of the votes cast. The vote for the election of directors is by show of hands, unless a ballot is requested by a shareholder present and entitled to vote at the meeting.

The term of office of a director starts on the date of the meeting of shareholders at which he or she is elected or on such other date as the shareholders determine. Each director remains in office for a term not exceeding three years or until a successor is elected, unless his or her mandate otherwise ends before the completion of his or her term. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his or her election. A director whose mandate has expired is eligible for another term.

All steps taken by a meeting of the directors or by any person acting as a director, until their successors have been duly elected or appointed, shall, notwithstanding that it is subsequently discovered that there was some defect in the election of the directors or of such person acting as a director or that any one of them was disqualified, be as valid as if the directors or such other person, as the case may be, had been duly elected and were qualified to be directors of the Corporation.

3.3	Remuneration

The Board determines the remuneration of the directors from time to time, by resolution. The directors are also entitled to be reimbursed for travel costs and reasonable expenses incurred in the performance of their duties.

3.4	Calling and Place of Meetings.

The chair of the Board, the chief executive officer or the president (if the chair of the Board is unavailable), or the majority of directors then in office, may at any time call a meeting of directors, to be held at the time and place the person or persons calling the meeting determine. The secretary shall cause notice of a meeting of directors to be given when so directed by such person or persons.

Meetings of directors may be held at any place in or outside Canada.

3.5	Notice of Meeting.

Notice of the time and place for the holding of any meeting of directors will be given to each director not less than 48 hours before the time when the meeting is to be held, provided that meetings of directors may be held at any time without notice if all the directors have waived notice.

If a quorum of directors, as defined in Section 3.7 below, is present, a meeting of directors may be held, without notice, immediately following the annual meeting of shareholders.

A notice of a meeting of directors need not specify the purpose of, or the business to be transacted at, the meeting; it must, however, specify the time and place of the meeting, and where applicable, any matter to be dealt with at the meeting that relates to powers the Board may not delegate.

A notice of meeting must be sent to each director, at his or her last known civic or electronic address, by any means providing proof of its sending.

In all cases in which the chair of the Board, the vice-chair of the Board, if any, the president and chief executive officer or the majority of the directors in office consider, in their discretion, that it is urgent to call a meeting of the directors, they may cause a notice of such meeting to be given by any means which they deem sufficient at least two (2) hours before the meeting is to be held, and such notice shall be sufficient for such meeting.

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3.6	Waiver.

A director may waive notice of a meeting of directors, any irregularity in a notice of meeting of directors or any other irregularity in the calling or holding of a meeting of directors. Such waiver must be given in writing and may be given at any time either before or after the meeting to which it relates. Waiver of notice of a meeting of directors cures any irregularity in the notice or in its timeliness, and any failure to give the notice.

Attendance of a director at a meeting of directors constitutes waiver of notice of the meeting, except when such director attends a meeting for the sole purpose of objecting to the holding of the meeting and the transaction of any business on the grounds that it was not lawfully called.

3.7	Quorum.

Unless otherwise provided in a resolution of the Board as provided in the Act, a majority of the directors then in office constitutes a quorum at any meeting of directors. A quorum of directors may exercise all the powers of the directors despite any vacancy among the Board.

3.8	Chair and Secretary.

The chair of any meeting of directors is the first mentioned of the following who is a director and is present at the meeting: (i) the chair of the Board; (ii) the vice-chair of the Board, if any, and (iii) if no such person is present at the meeting, the participating director designated to act as chair by the other directors present at the meeting.

The secretary will act as secretary at meetings of directors. If a secretary has not been appointed or the secretary is absent, the chair of the meeting shall designate a person, who need not be a director, to act as secretary for the meeting.

3.9	Votes to Govern.

Any question at a meeting of directors will be decided by a majority of the votes cast on the question at the meeting. Each director is entitled to one vote. In case of an equality of votes, whether the vote is by show of hands or ballot, the chair of the meeting will not be entitled to a second or casting vote.

Voting shall be carried out by a show of hands, or at the request of a director, by secret ballot. A vote by secret ballot may be requested before or after a vote by show of hands. If voting is by secret ballot, the secretary will act as scrutineer and review and tally the ballots.

3.10	Dissent.

A director who is present at a meeting of the Board or a committee of the Board is deemed to have consented to any resolution passed at the meeting unless:

(1)	the director’s dissent has been entered in the minutes;

(2)	the director sends a written dissent to the secretary of the meeting before the meeting is adjourned; or

(3)	the director delivers a written dissent to the chair of the Board, sends it to the chair by any means providing proof of the date of receipt or delivers it to the head office of the Corporation immediately after the meeting is adjourned.

A director is not entitled to dissent after voting for or consenting to a resolution.

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3.11	Dissent of an Absent Director.

A director who was not present at a meeting at which a resolution was passed is deemed to have consented to the resolution unless the director records his or her dissent in accordance with the Act within seven (7) days after becoming aware of the resolution.

3.12	Adjournment.

The chair of any meeting of the directors may, with the consent of the majority of those directors who are present at the meeting, adjourn the meeting to a fixed time and place. No notice of the time and place for the continuance of the adjourned meeting need be given to any director in such a case.

An adjourned meeting is duly constituted if held in accordance with the terms of the adjournment and a quorum is present at the adjourned meeting. The directors who formed the quorum at the original meeting are not required to form the quorum at the adjourned meeting.

3.13	Electronic Meetings.

If all the directors consent thereto generally or in respect of a particular meeting, a director may participate in a meeting of directors by means of equipment enabling all participants to communicate directly with one another. A director participating in a meeting by such means is deemed to be present at the meeting. Any consent is effective whether given before or after the meeting to which it relates and may be given in respect of all meetings of the directors.

3.14	Resolution in lieu of Meeting.

A resolution in writing, signed by all the directors entitled to vote on that resolution, has the same force as if it had been passed at a meeting of the directors. A copy of the resolution must be kept with the minutes of the meetings of the directors.

A resolution in writing that is signed electronically by the directors is as legally valid as if it were signed by written signature.

3.15	Record Date.

The Board may fix, in conformity with the Act and applicable securities laws, a date as the record date for the purpose of determining the shareholders entitled to receive notice of a meeting of shareholders, receive payment of a dividend, participate in a liquidation or distribution and vote at a meeting of shareholders or for any other purpose. Only those registered shareholders on the record date thus fixed are entitled to receive notice of a meeting of shareholders, receive payment of a dividend, participate in a liquidation or distribution or vote at a meeting of shareholders or for any other purpose, as the case may be, notwithstanding any transfer of shares recorded in the securities register of the Corporation after the record date.

ARTICLE 4

COMMITTEES

4.1	Committees of Directors.

The Board may appoint one or more committees made up of directors. The number of directors of any committee of the Board shall be the number set out in the resolution appointing the committee. A committee of the Board exercises the powers delegated to it by the Board. The Board may delegate to such committees any of the powers of the directors, except those powers that under the Act the directors may not delegate.

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4.2	Proceedings.

Unless otherwise determined by the Board, each committee of directors may make, amend or repeal rules and procedures to regulate its meetings including: (i) fixing the quorum, provided it is not less than a majority of the members of the committee; (ii) procedures for calling meetings; (iii) requirements for providing notice of meetings; (iv) selecting a chair for a meeting; and (v) determining whether the chair will have a deciding vote in the event there is an equality of votes cast on a question.

Subject to any such rules or procedures established to regulate its meetings, Sections 3.1 to 3.14 hereof apply to any committee of directors, with such changes as are necessary.

4.3	Cessation of office.

A director may resign from a committee of the Board at any time. The resignation of a director becomes effective at the time the director’s written resignation is received by the Corporation, or at the time specified in the resignation, whichever is later. The reason for the resignation is not required to be given.

The Board may, by resolution, replace a member of a committee of the Board.

4.4	Vacancy.

The Board may fill any vacancy on a committee of the Board.

4.5	Remuneration.

The directors sitting on a committee of the Board may, as such, receive the remuneration set by resolution of the Board.

ARTICLE 5

OFFICERS

5.1	Appointment.

The Board may appoint officers of the Corporation, which may include any of the following: a chair of the Board, a president, one or more vice-presidents, a chief executive officer, a chief operating officer, a chief financial officer, a secretary, and one or more assistants to any of the appointed officers. The same person may hold more than one position as officer. None of them need be a director or shareholder of the Corporation, except for the chair of the Board who must be a director.

5.2	Cessation of Office.

An officer may resign at any time. The resignation of an officer takes effect on the date the Corporation receives the written notice he or she gives or on the later date indicated therein.

The Board or the chief executive officer may remove an officer from office at any time, with or without cause. Such removal is without prejudice to the officer’s rights, if any, under any contract or laws governing his or her employment. However, the removal of the president, the chair of the Board, the chief executive officer, the chief operating officer, or the chief financial officer regardless of their title, as their appointment, is the responsibility of the Board.

5.3	Vacancy

The Board may fill any vacancy in an office at any time.

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5.4	Powers of Officers.

An officer exercises the powers attached to his or her position. He or she also exercises all the powers which the Board can delegate to him or her. In the event an officer is unable to act, the powers of such officer are exercised by any other person designated by the Board.

ARTICLE 6

PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

6.1	Indemnity.

In accordance with the Act, the Corporation shall indemnify (i) any director or officer of the Corporation and any former director or officer of the Corporation, (ii) any mandatary of the Corporation, and (iii) any other person who acts or acted at the Corporation’s request as a director or officer of another group against all costs, charges and expenses reasonably incurred in the exercise of their functions, including an amount paid to settle an action or satisfy a judgment, or arising from any investigative or other proceeding in which the person is involved because of that association with the Corporation or other entity. The Corporation shall also advance moneys to such a director, officer or other person for the costs, charges and expenses of such a proceeding in accordance with the Act.

The Corporation is authorized to sign agreements in favour of any of the foregoing persons evidencing the terms of this indemnity. Nothing in this by-law limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

6.2	Limits on Indemnity.

The Corporation may not indemnify or advance moneys to a person described in Section 6.1 in the event that a court or any other competent authority judges that the conditions for indemnification set out in the Act are not fulfilled or determines that such person has committed an intentional or gross fault.

6.3	Liability Insurance.

The Corporation must purchase and maintain insurance for the benefit of its directors, officers and other mandataries against any liability they may incur as such or in their capacity as directors, officers or mandataries of another group, if they act or acted in that capacity at the Corporation’s request. Notwithstanding the foregoing, the Corporation may, as an alternative or in addition to purchasing and maintaining an insurance policy, implement and maintain a valid and irrevocable trust that provides substantially similar coverage as would a policy of insurance contemplated by this Section, as may be approved by the Board.

ARTICLE 7

SHAREHOLDERS

7.1	General.

The Corporation must hold an annual meeting of shareholders; it may hold one or more special meetings of shareholders as needed. An annual meeting must be held not later than fifteen (15) months after the last preceding annual meeting of shareholders.

7.2	Calling and Place of Meetings.

The Board has the power to call annual and special meetings of shareholders, to be held on the date and at the time and place it determines; however, such a meeting of shareholders may be held at a place outside the province of Québec if the articles so allow.

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7.3	Notice of Meeting.

Subject to the Securities Act (Québec) and applicable securities laws, the notice of a meeting of shareholders must be sent to each shareholder entitled to vote at the meeting and to each director. The time period to provide notice of a meeting of shareholders is not less than 21 days and not more than 60 days before the meeting.

The notice of meeting is sent to those shareholders entered in the securities register of the Corporation on the record date.

A certificate from the secretary or any other duly authorized officer of the Corporation in office at the time of the preparation of such certificate, or any officer, transfer agent, or share transfer registrar of the Corporation, constitutes proof of the sending of the notice of meeting and shall be binding upon each person entitled to receive the notice of meeting.

Irregularities in the notice of meeting or in the sending thereof do not affect the validity of the meeting. Similarly, the unintentional failure to send a notice of meeting to a person entitled to it, or the failure to receive it by a person entitled to the notice, does not invalidate the resolutions passed at the meeting. In addition, the unintentional failure to include a matter to be discussed at the meeting in the notice does not prevent the meeting from discussing such business, unless the interests of a shareholder or director are or could be affected thereby.

7.4	Waiver.

A shareholder or director may waive notice of a meeting of shareholders. Such waiver may be given in any manner and at any time either before or after the meeting to which it relates. Waiver of notice of a meeting of shareholders cures any irregularity in the notice or in its timeliness, and any failure to give the notice.

Attendance by a shareholder or director at a meeting of shareholders constitutes waiver of notice of the meeting, except when such person attends the meeting for the sole purpose of objecting to the holding of the meeting on the grounds that it was not lawfully called or held.

7.5	Persons Entitled to be Present.

The only persons entitled to be present at a meeting of shareholders are those persons entitled to vote at the meeting, the directors, the auditor, if any and if called upon to attend, and others who, although not entitled to vote, are entitled or required under any provision of the Act, the articles, or the by-laws to be present at the meeting. Any other person may be admitted with the consent of the chair of the meeting or, if any of the persons present who are entitled to vote at the meeting request a vote on such matter, with the consent of such persons.

If a director or a shareholder entitled to vote at a meeting of shareholders gives written notice not less than 10 days before the meeting to the auditor or a former auditor of the Corporation, the auditor or former auditor attends the meeting at the Corporation’s expense and answers any question relating to its duties as auditor.

7.6	Quorum.

A quorum of shareholders is present at a meeting of shareholders if, at the opening of the meeting, two persons representing at least twenty-five per cent (25%) of the shares that carry the right to vote at the meeting are present in person or represented by proxy.

The actions taken by holders of the majority of shares so represented, which entitle their holders to vote, are considered as actions taken by all shareholders, unless the vote or consent of holders of a greater number of shares is required or prescribed by the applicable legislation, the articles or the by-laws.

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7.7	Proxies.

A proxy must comply with the applicable requirements of the Act and other applicable law and must be in such form as the Board may approve from time to time or such other form as may be acceptable to the chair of the meeting at which it is to be used.

A proxy will be acted on only if it is deposited with the Corporation or its agent prior to the time specified in the notice calling the meeting at which the proxy is to be used, or, if it is deposited with the secretary, the scrutineer for the meeting or the chair of the meeting prior to the time of voting. Unless otherwise indicated, a proxy may be revoked at any time and lapses one year after the date it is given.

The Board may, by resolution, fix the latest date and time for delivery of proxies to the Corporation or to its agent and indicate such date and time in the notice of meeting, which date and time, as provided above, shall not be more than 48 hours before the date of the meeting or any adjournment thereof.

7.8	Chair, Secretary and Scrutineers.

The chair of any meeting of shareholders is the first mentioned of the following persons who is present at the meeting: (i) the chair of the Board; (ii) the vice-chair of the Board, if any; (iii) the president, (iv) the chief executive officer and (v) any other person that may be designated by the Board from time to time.

The secretary will act as secretary at meetings of shareholders. If a secretary has not been appointed or the secretary is absent, the chair of the meeting shall designate a person, who need not be a shareholder, to act as secretary of the meeting.

The chair of the meeting may appoint one or more persons, who need not be shareholders, to act as scrutineers at any meeting of shareholders and, in that capacity, to report to the chair such information as to attendance, representation, voting and other matters at such meeting as the chair of the meeting directs.

7.9	Procedure.

The chair of a meeting of shareholders will conduct the meeting and determine the procedure to be followed at the meeting. The chair’s decision on all matters or things, including the validity or invalidity of a form of proxy or other instrument appointing a proxy, will be conclusive and binding upon the meeting of shareholders.

7.10	Manner of Voting.

Subject to the Act, any question at a meeting of shareholders will be decided by a show of hands, unless a ballot on the question is required or demanded. Subject to the Act, the chair of the meeting may require, or any shareholder who is present and entitled to vote may demand, a ballot on any question at a meeting of shareholders. The requirement or demand for a ballot may be made either before or after any vote on the question by a show of hands. A ballot will be taken in the manner the chair of the meeting directs. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. The result of such ballot will determine the decision of the shareholders upon the question.

In the case of a vote by a show of hands, each person present who is entitled to vote has one vote. If a ballot is taken, each person present who is entitled to vote has the number of votes that are attached to the shares which such person is entitled to vote at the meeting.

A proxyholder has the same rights as the shareholder represented to vote at the meeting. A proxyholder who has conflicting instructions from more than one shareholder may not, however, vote by show of hands.

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7.11	Electronic Meetings.

Meetings of shareholders may be held solely by means of equipment enabling all participants to communicate directly with one another. Any person entitled to attend a meeting of shareholders who participates by such means is deemed for purposes of the Act to be present at the meeting. The Board may establish procedures regarding the holding of meetings of shareholders by such means.

Any shareholder participating in a meeting of shareholders by means of equipment enabling all participants to communicate directly with one another may vote by any means enabling votes to be cast in a way that allows them to be verified afterwards, whether the vote is by a functional equivalent of a show of hands or by ballot, and protects the secrecy of the vote when a ballot has been requested.

7.12	Votes to Govern.

Any question at a meeting of shareholders will be decided by a majority of the votes cast on the question unless the Act, the articles, the by-laws, applicable securities laws or stock exchange rules require otherwise. In case of an equality of votes, whether the vote is by a show of hands or by a ballot, the chair of the meeting is not entitled to a second or casting vote.

The Corporation shall keep at its head office the ballots cast and the proxies presented at a meeting of shareholders for at least three months after the meeting.

7.13	Adjournment.

The chair of a meeting of shareholders may, with the consent of the persons present who are entitled to vote at the meeting, adjourn the meeting to a fixed time and place, subject to such conditions as such persons may decide and to the relevant provisions of the Act for the giving of notice.

An adjourned meeting is duly constituted if held in accordance with the terms of the adjournment and a quorum is present at the adjourned meeting. Any business which might have been considered and transacted at the original meeting of shareholders may be considered and transacted at the adjourned meeting.

7.14	Resolution in lieu of Meeting.

A resolution in writing, signed by all the shareholders entitled to vote on that resolution, is as valid as if it had been passed at a meeting of shareholders. The resolution must be kept with the minutes of the meetings of shareholders.

ARTICLE 8

SHARES

8.1	Share Certificates and Written Notice of Uncertificated Shares.

Subject to the Act, share certificates, if required, will be in the form that the Board approves from time to time or that the Corporation adopts.

Subject to the Act, the written notice to be provided in the case of uncertificated shares, if any, will be in the form that the Board approves from time to time or that the Corporation adopts.

8.2	Transfer of Shares.

No transfer of shares issued by the Corporation will be registered except in accordance with the requirements of applicable law, including the Act respecting the transfer of securities and the establishment of security entitlements (Quebec).

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8.3	Direct Registration.

Subject to the Act, a registered securityholder may have his or her holdings of securities of the Corporation evidenced by an electronic, book-based, direct registration service or other non-certificated entry or position on the register of securityholders to be kept by the Corporation in place of a physical security certificate pursuant to a registration system that may be adopted by the Corporation, in conjunction with its transfer agent (if any). This by-law shall be read such that a registered holder of securities of the Corporation pursuant to any such electronic, book-based, direct registration service or other non-certificated entry or position shall be entitled to all of the same benefits, rights, entitlements and shall incur the same duties and obligations as a registered holder of securities evidenced by a physical security certificate. The Corporation and its transfer agent may adopt such policies and procedures and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of a security registration system by electronic, book-based, direct registration system or other non-certificated means.

ARTICLE 9

DIVIDENDS AND OTHER DISTRIBUTIONS

9.1	Declaration of dividends

Unless otherwise provided in the articles, the Board may declare and the Corporation may pay a dividend either in money or property or by issuing fully paid shares or options or rights to acquire fully paid shares of the Corporation.

The Corporation may not declare and pay a dividend, except by issuing shares or options or rights to acquire shares, if there are reasonable grounds for believing that the Corporation is, or would after the payment be, unable to pay its liabilities as they become due.

The Corporation may deduct from the dividends payable to a shareholder any amount due to the Corporation by the shareholder, on account of calls for payment or otherwise.

9.2	Record Date

The Board may fix, in advance, in accordance with the articles and applicable securities laws, a record date for the determination of the shareholders entitled to receive dividends.

9.3	Payments of Dividends and Other Distributions.

Any dividend or other distribution payable in cash to shareholders may be paid by cheque, by electronic means, or by any other method the Board determines. The payment will be made to or to the order of each registered holder of shares in respect of which the payment is to be made. Cheques will be sent to the registered holder’s Recorded Address, unless the holder otherwise directs. In the case of joint holders, the payment will be made to the order of all such joint holders and, if applicable, sent to them at their Recorded Address, unless such joint holders otherwise direct.

The sending of the cheque, the sending of the payment by electronic means, or the sending of the payment by any other method determined by the Board, in an amount equal to the dividend or other distribution to be paid, less any tax that the Corporation is required to withhold, will satisfy and discharge the liability for the payment, unless payment is not made upon presentation.

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ARTICLE 10

ADVANCE NOTICE

10.1	Nomination Procedures.

Subject only to the Act, applicable securities laws and stock exchange rules and the articles, only persons who are nominated in accordance with the procedures set out in this Article 10 shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board may be made at any annual meeting of shareholders, or at a special meeting of shareholders if the election of directors is a matter specified in the notice of meeting:

(1)	by or at the direction of the Board, including pursuant to a notice of meeting;

(2)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of a meeting of shareholders by one or more shareholders made in accordance with the provisions of the Act; or

(3)	by any person (a “Nominating Shareholder”) who:

(a)	at the close of business on the date of the giving of the notice provided for below in this Article 10 and on the record date for notice of such meeting, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation; and

(b)	complies with the notice procedures set forth below in this Article 10.

10.2	Nominations for Election.

For the avoidance of doubt, the procedures set forth in this Article 10 shall be the exclusive means for any person to bring nominations for election to the directors before any meeting of shareholders of the Corporation.

10.3	Timely Notice.

In addition to any other applicable requirements, for a nomination to be validly made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary in accordance with this Article 10.

10.4	Manner of Timely Notice.

To be timely, a Nominating Shareholder’s notice to the secretary must be made:

(1)	in the case of an annual meeting of shareholders (including an annual and special meeting), not less than thirty (30) nor more than sixty (60) days prior to the date of the meeting, provided, however, that in the event that the meeting is to be held on a date that is less than fifty (50) days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting was made, notice by the Nominating Shareholder shall be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(2)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not also called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the meeting was made.

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In no event shall any adjournment or postponement of an annual meeting or special meeting of shareholders or any announcement thereof commence a new time period for the giving of a timely notice under this Section 10.4.

10.5	Proper Form of Notice.

To be in proper written form, a Nominating Shareholder’s notice to the secretary must be in writing and must set forth or be accompanied by, as applicable:

(1)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (each a “Proposed Nominee”):

(a)	the name, age, business address and residential address of the Proposed Nominee;

(b)	the principal occupation, business or employment of the Proposed Nominee, both present and for the five years preceding the notice;

(c)	the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Proposed Nominee, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(d)	a description of any relationship, agreement, arrangement or understanding (including financial, compensatory or indemnity related or otherwise) between the Nominating Shareholder and the Proposed Nominee, or any affiliates or associates of, or any person or entity acting jointly or in concert with the Nominating Shareholder or the Proposed Nominee, in connection with the Proposed Nominee’s nomination and election as director;

(e)	whether the Proposed Nominee is party to any existing or proposed relationship, agreement, arrangement or understanding with any competitor of the Corporation or its affiliates or any other third party which may give rise to a real or perceived conflict of interest between the interests of the Corporation and the interests of the Proposed Nominee;

(f)	whether the Proposed Nominee is eligible for consideration as an independent director under the relevant standards contemplated by applicable securities laws or any stock exchange rules that may be applicable to the Corporation; and

(g)	any other information relating to the Proposed Nominee that would be required to be disclosed in a dissident’s proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Act or any applicable securities laws;

(2)	as to each Nominating Shareholder:

(a)	the name, business and, if applicable, residential address of such Nominating Shareholder;

(b)	the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by such Nominating Shareholder or any other person with whom such Nominating Shareholder is acting jointly or in concert (and for each such person any options or other rights to acquire shares in the capital of the Corporation, any derivatives or other securities, instruments or arrangements for which the price or value or delivery, payment or settlement obligations are derived from, referenced to, or based on any such shares, and any hedging transactions, short positions and borrowing or lending arrangements relating to such shares) with respect to the Corporation or any of its securities, as of the record date for the meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

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(c)	the interests in, or rights or obligations associated with, any agreement, arrangement or understanding, the purpose or effect of which may be to alter, directly or indirectly, such Nominating Shareholder’s economic interest in a security of the Corporation or such Nominating Shareholder’s economic exposure to the Corporation;

(d)	full particulars regarding any proxy, contract, arrangement, agreement, understanding or relationship pursuant to which such Nominating Shareholder, or any of its affiliates or associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Corporation or the nomination of directors to the Board; and

(e)	any other information relating to such Nominating Shareholder that would be required to be disclosed in a dissident’s proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Act or any applicable securities laws; and

(3)	a written consent duly signed by each Proposed Nominee to being named as a nominee for election to the Board and to serve as a director of the Corporation, if elected.

Reference to “Nominating Shareholder” in this Section 10.5 shall be deemed to refer to each shareholder that nominates or seeks to nominate a person for election as director in the case of a nomination proposal where more than one shareholder is involved in making the nomination proposal.

The Corporation may also require any Proposed Nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the directors under the various rules and standards applicable to the Corporation in the same manner as such rules and standards are applicable to the Corporation’s other directors.

In addition to the provisions of this Article 10, a Nominating Shareholder and any Proposed Nominee shall also comply with all of the applicable requirements of the Act, applicable securities laws and applicable stock exchange rules regarding the matters set forth herein.

10.6	Currency of Notice.

All information to be provided in a Nominating Shareholder’s notice pursuant to this Article 10 shall be provided as of the date of such notice. To be considered timely and in proper form, a Nominating Shareholder’s notice shall be promptly updated and supplemented if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting.

10.7	Power of the Chair.

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of the by-laws; provided, however, that nothing in the by-laws shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Article 10 and, if any proposed nomination is not in compliance with this Article 10, to declare that such defective nomination shall be disregarded.

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10.8	Delivery of Notice.

Notwithstanding any other provision of this Article 10, notice given to the secretary pursuant to this Article 10 may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the secretary for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the aforesaid address) or sent by facsimile transmission (provided that receipt of the confirmation of such transmission has been received) to the secretary, at the address of the principal executive offices of the Corporation, provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5:00 p.m. (Eastern time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

10.9	Board Discretion.

Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in this Article 10.

ARTICLE 11

FORUM SELECTION

Unless the Corporation approves or consents in writing to the selection of an alternative forum, the courts of the Province of Québec and the appellate courts therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim for breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Act or the articles or the by-laws of the Corporation (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the affairs of the Corporation. If any action or proceeding the subject matter of which is within the scope of the preceding sentences is filed in a court (a “Non-Designated Court”) other than a court located within the Province of Québec (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the courts located within the Province of Québec in connection with any action or proceeding brought in any such Non-Designated Court to enforce the preceding sentences and (ii) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. This Article 11 shall not apply to suits brought to enforce a duty or liability created by the U.S. Securities Act or the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 11.

ARTICLE 12

MISCELLANEOUS

12.1	Notices.

Any notice, document or other information required to be provided by the Corporation to any director, officer, shareholder or auditor is sufficiently provided if delivered to the person’s Recorded Address, if mailed to the person’s Recorded Address by prepaid mail, or if otherwise provided by electronic means in accordance with the Act.

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12.2	Notice to Joint Holders.

Subject to applicable securities laws, if two or more persons are registered as joint holders of any shares, any notice or other document relating to such shares may be addressed to all such joint holders but notice addressed to one of them constitutes sufficient notice and delivery to all of them.

12.3	Electronic Documents.

A requirement under this by-law that a notice, document or other information be provided in writing may be satisfied by providing an electronic document and a requirement under this by-law for a signature or that a document be executed, in relation to an electronic document, may be satisfied, in each case, if the requirements in the Act, applicable securities laws or any other applicable law in respect thereof are met.

12.4	Persons Entitled by Operation of Law.

Every person who becomes entitled to any share by operation of law, transfer, death of a shareholder or any other means, is bound by every notice in respect of such share that has been given to the shareholder from whom the person derives title to such share before such person’s name and address is entered on the securities register (whether the notice was given before or after the happening of the event on which such person became so entitled) and before such person furnished the Corporation with the proof of authority or evidence of such person’s entitlement. Computation of Time Periods.

Except if otherwise provided in the Act, in computing the date when notice of any event must be given if a specified number of days is required, (i) the date of giving the notice is excluded and the date of the event is included, (ii) non-juridical days within the meaning of the Code of Civil Procedure are counted; but when the last day is a non-juridical day, the time limit is extended to the next following juridical day and (iii) Saturday is considered a non-juridical day.

This by-law was made by resolution of the Board and ratified by ordinary resolution of the shareholders on [   ], 2020.

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EXHIBIT G

Directors of The Company following the merger

Directors of the Company:

Pierre Larochelle

Marc Bédard

Alexandre Taillefer

One individual to be selected by Power Energy Corporation

Michel Ringuet

Pierre Wilkie

Sheila Colleen Bair

Ian Robertson

Chris Jarratt

Directors and Officers of Surviving Corporation:

Marc Bédard – Chief Executive Officer, President and Director

Nicolas Brunet – Chief Financial Officer, Secretary and Director

Schedule A

Company Knowledge Parties

Marc Bédard

Nicolas Brunet

Yannick Poulin